Exhibit 2.1

_____________________________________________________________________________________________
STOCK PURCHASE AGREEMENT
by and among
LENDINGTREE, LLC,
VALUE HOLDING INC.,
JONATHAN WU,
VINCENT WU,
BRIAN QUINN,
YUETING PEN,
and
SELLERS’ REPRESENTATIVE
Dated as of December 20, 2018
_____________________________________________________________________________________________

Exhibits and Schedules

Exhibits
Exhibit A	Form of Escrow Agreement
Exhibit B	Form of License Agreement
Exhibit C	Form of Offer Letter
Exhibit D	Form of Consulting Agreement

Schedules
Schedule 1.1(a)	Company Subsidiaries Post-Restructuring
Schedule 1.1(b)	Sample Closing Working Capital Calculation
Schedule 1.1(c)	Excluded Assets
Schedule 1.1(d)	Excluded Employees
Schedule 1.1(e)	Restructuring
Schedule 2.5(h)	Individuals to Enter into Consulting Agreements
Schedule 4.4(a)	Regulatory Approvals
Schedule 4.4(b)	Third Party Consents
Schedule 4.6	Capitalization
Schedule 4.7	Subsidiaries
Schedule 4.8(a)	Financial Statements
Schedule 4.8(b)	Financial Statements – Exceptions
Schedule 4.10	Absence of Certain Changes or Events
Schedule 4.12	Bank Accounts
Schedule 4.13(a)	Company Intellectual Property
Schedule 4.13(b)	Licenses
Schedule 4.13(c)	Software
Schedule 4.13(e)	Non-Infringement
Schedule 4.13(j)	Security Breach
Schedule 4.14(a)	Employee Benefits
Schedule 4.14(h)	Section 280G Matters
Schedule 4.15(a)	Employees
Schedule 4.15(b)	Consultants and Independent Contractors
Schedule 4.15(c)	Employment and Consulting Agreements
Schedule 4.15(g)	Compliance with Labor Laws
Schedule 4.16	Material Contracts
Schedule 4.17(b)	Real Property
Schedule 4.18(n)	Taxes
Schedule 4.19	Insurance
Schedule 4.20	Compliance with Law
Schedule 4.21	No Pending Actions
Schedule 4.23	Related Party Transactions
Schedule 4.24(a)	Material Customers
Schedule 4.24(b)	Material Suppliers

Schedule 6.1(b)	Certain Permitted Actions
Schedule 6.15	Certain Domains

STOCK PURCHASE AGREEMENT
This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of December 20, 2018, is entered into by and among LendingTree, LLC, a Delaware limited liability company (“Buyer”); Value Holding Inc., a Delaware corporation (the “Company”); Jonathan Wu (“J. Wu”), Vincent Wu (“V. Wu”), Brian Quinn (“Quinn”), YueTing Pen (“Pen” and, collectively with J. Wu, V. Wu and Quinn, “Sellers” and each a “Seller”); and Jonathan Wu, as representative of Sellers (the “Sellers’ Representative”). Buyer, the Company, Sellers and the Sellers’ Representative are referred to from time to time in this Agreement individually as a “Party” and together as the “Parties.”
RECITALS
A.    Sellers collectively own all of the Company’s issued and outstanding capital stock (the “Shares”).
B.    Sellers desire to sell, assign, transfer and deliver to Buyer, and Buyer desires to purchase from Sellers, the Shares, on the terms and subject to the conditions in this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:
AGREEMENT
ARTICLE 1
DEFINITIONS
Section 1.1.    Definitions. For purposes of this Agreement, the following terms shall have the meanings specified or referred to in this Section 1.1.
“Accounting Expert” is defined in Section 2.9(c).
“Accounting Principles” means GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies, that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end, as if such accounts were being prepared and audited as of a fiscal year end.
“Acquired Companies” means the Company and all of its Subsidiaries after giving effect to the Restructuring (each of which is listed on Schedule 1.1(a)). For clarity, the Acquired Companies do not include any of the Excluded Subsidiaries.
“Actions” is defined in Section 3.6.
“Adjustment Escrow Amount” is defined in Section 2.6(b).
“Affiliate” means, with respect to any subject Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such subject Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.
“Agreement” is defined in the preamble of this Agreement.
“Allocation” is defined in Section 6.9(a)(iv).
“Audited Financial Statements” is defined in Section 4.8(a).
“Base Purchase Price” is defined in Section 2.2.

“Benefit Plans” is defined in Section 4.14(a).
“Business” means, other than the Excluded Businesses, any and all of the following businesses in which the Company or any of its Subsidiaries is or was engaged anywhere in the world prior to the Closing: (a) credit card marketplaces, comparison sites and tools, and lead generation; (b) insurance marketplaces, comparison sites and tools, and lead generation; (c) the advertising of, and lead generation in, personal finance products (including credit cards) and personal financial services; (d) the advertising of, and lead generation in, finance products (including credit cards) and financial services for small businesses; and (e) investment educational content and tools for comparing brokerage products, services and providers, including robo-advisors.
“Business Day” means a day other than any day on which banks are authorized or obligated by Law to close in Charlotte, North Carolina.
“Buyer” is defined in the preamble of this Agreement.
“Buyer 401(k) Plan” is defined in Section 6.13(b).
“Buyer Group” is defined in Section 6.2.
“Buyer Indemnified Persons” is defined in Section 7.2(a).
“Buyer Material Adverse Effect” is defined in Section 5.1.
“Buyer Transaction Documents” is defined in Section 5.1.
“Cash on Hand” means, as of any time, the aggregate consolidated cash balance of the Acquired Companies, including all cash, commercial paper, certificates of deposit and other bank deposits, treasury bills, short term investments and all other cash equivalents, third party checks deposited or held in an Acquired Company’s accounts that have not yet cleared, security deposits, amounts in escrow and cash deposits, in each case as of such time; provided, that Cash on Hand shall be reduced by the amount of all outstanding or uncleared checks on draft of the Acquired Companies that are issued or outstanding at such time, but only to the extent not counted as a Current Liability in the calculation of Estimated Closing Working Capital or Closing Working Capital.
“Claim Notice” is defined in Section 7.6(a).
“Closing” is defined in Section 2.3.
“Closing Cash on Hand” means all Cash on Hand as of the Closing.
“Closing Company Transaction Expenses” means all Company Transaction Expenses payable by the Acquired Companies that remain unpaid as of immediately prior to the Closing.
“Closing Condition Satisfaction Date” means the first date on which all of the conditions set forth in Article 8 are satisfied, other than those conditions relating to the delivery of documents to be delivered at Closing pursuant to the terms of this Agreement.
“Closing Date” is defined in Section 2.3.
“Closing Indebtedness” means all Indebtedness of the Acquired Companies that remains unpaid as of immediately prior to the Closing.
“Closing Statement” is defined in Section 2.9(a).
“Closing Working Capital” means an amount (which may be positive or negative) equal to the Current Assets of the Acquired Companies (other than Cash on Hand) minus the Current Liabilities (other than Company Transaction Expenses and Indebtedness) of the Acquired Companies as of the Closing, determined in accordance with the Accounting Principles. For clarity, an example calculation of Closing Working Capital as of September 30, 2018 is set forth on Schedule 1.1(b).
“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” is defined in Section 4.15(d)(i).
“Company” is defined in the recitals of this Agreement
“Company 401(k) Plan” means the ValuePenguin Inc. 401(k) Profit Sharing Plan and Trust.
“Company Data” means any and all data and information received, generated, collected, owned or processed by or on behalf of the Company or any of its Subsidiaries in connection with the operation of its business.
“Company Intellectual Property” is defined in Section 4.13(a).
“Company Returns” is defined in Section 6.9(b)(ii).
“Company Shareholders Agreement” means the Shareholders Agreement, dated June 22, 2017, by and among the Company and Sellers.
“Company Software” is defined in Section 4.13(c).
“Company Systems” is defined in Section 4.13(c).
“Company Transaction Documents” is defined in Section 4.2.
“Company Transaction Expenses” means the following amounts incurred prior to the Closing by any Acquired Company (whether on behalf of any Acquired Company or any Seller) or for which any Acquired Company is liable, whether or not invoiced, in each case to the extent unpaid as of the Closing: (a) any fees, costs and expenses of any financial advisor, outside counsel or any other professional advisor or third party incurred by any Acquired Company or any Seller, relating to the process of selling any Acquired Company, whether incurred in connection with this Agreement or otherwise; (b) any transaction, change-of-control, retention or “stay put” bonuses payable under any employment or retention agreement or similar payment or increased cost that is triggered in whole or in part by the Closing or the transactions contemplated by the Transaction Documents; (c) any severance, bonuses or other forms of compensation to the extent that they are created, accelerated, accrue or become payable by any Acquired Company as a result of the Closing or the transactions contemplated by the Transaction Documents; (d) any fees, costs and expenses of extended reporting period endorsements for any “tail” policies (including tail policies with respect to director and officer indemnification) and any other-claims made insurance policies; (e) all payroll, social security, unemployment and similar Taxes required to be paid by any Acquired Company in connection with any payments made or to be made by or on behalf of any Acquired Company in connection with the transactions contemplated hereby, any compensatory amounts payable in connection with the transactions contemplated by the Transaction Documents, and any amounts referred to in clauses (a), (b) or (c) of this definition; (f) fifty percent (50%) of any Transfer Taxes; (g) fifty percent (50%) of all fees and expenses payable to the Escrow Agent; and (h) any fees, costs and expenses related to or arising from the Restructuring.
“Confidential Information” means any information concerning the Business or any other business and affairs of any Acquired Company, including any trade secrets or confidential business, financial or technical information of the Acquired Companies (which shall include the Acquired Companies’ unique selling, marketing, distributing and servicing methods and business techniques, training, service and business manuals and promotional materials, vendor and product information, customer and prospective customer lists, other customer and prospective customer information and other business information); provided, that such information shall not include information that: (a) is in the public domain as of the date of this Agreement, (b) enters the public domain after the date of this Agreement through no fault or action of any Seller or its Affiliates or Representatives in violation of this Agreement or (c) becomes available to the applicable Seller or such Seller’s Affiliates on a non-confidential basis from a third-party source that is not under any obligations of confidentiality with respect to such information.
“Confidentiality Agreement” is defined in Section 6.2.
“Continuing Employee” means any Employee who remains employed by an Acquired Company, Buyer or a Subsidiary of an Acquired Company or Buyer immediately after the Closing.

“Contracts” means all written or oral agreements, contracts, leases and subleases, purchase orders, arrangements, letters of credit, guarantees and binding commitments.
“Copyrights” means all registered U.S. and registered foreign copyrights and works of authorship (including moral rights) and all applications to register and renewals of any of the foregoing.
“Covered Persons” is defined in Section 6.11(a).
“Current Assets” means the current assets of the Acquired Companies included in the line items set forth on Schedule 1.1(b), calculated in accordance with the Company’s Accounting Principles.
“Current Liabilities” means the current liabilities of the Acquired Companies included in the line items set forth on Schedule 1.1(b), calculated in accordance with the Company’s Accounting Principles.
“Deductible” is defined in Section 7.4(a).
“Direct Claim” is defined in Section 7.7.
“Disclosure Schedule” is defined in Section 10.7(a).
“Dollars” or “$” means the lawful currency of the United States.
“Domain Names” means all rights in internet websites and internet domain names presently used in the Business or by any Acquired Company.
“Employees” means, other than the Excluded Employees, (a) each individual who as of immediately prior to the Closing is an active employee of any Acquired Company, including employees on vacation or on a regularly scheduled day off from work (including for jury service or military service duty); and (b) each employee of any Acquired Company who is on short-term disability, long-term disability or leave of absence as of immediately prior to the Closing.
“Enforceability Exceptions” is defined in Section 3.2.
“Environmental Laws” is defined in Section 4.22(a).
“Equity Interest” means, with respect to (a) any corporation, any share, or any depositary receipt or other certificate representing any share, of an equity ownership interest in that corporation; and (b) any limited liability company, limited partnership or other entity, any share, membership, partnership or other percentage interest, unit of participation or other equivalent (however designated) of an equity interest in that entity.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any Person, trade or business, whether or not incorporated, that is treated as a single employer with any Acquired Company under Sections 414(b), (c), (m) or (o) of the Code.
“Escrow Account” is defined in Section 2.6(b).
“Escrow Agent” is defined in Section 2.6(a).
“Escrow Agreement” is defined in Section 2.5(e).
“Escrow Amount” is defined in Section 2.6(b).
“Estimated Closing Cash on Hand” is defined in Section 2.8(a)(iii).
“Estimated Closing Company Transaction Expenses” is defined in Section 2.8(a)(i).
“Estimated Closing Indebtedness” is defined in Section 2.8(a)(ii).
“Estimated Closing Working Capital” is defined in Section 2.8(a)(iv).

“Excluded Assets” means (a) the Equity Interests of the Excluded Subsidiaries, (b) the assets of ValuePenguin OpCo listed on Schedule 1.1(c), (c) the Excluded Employees and (d) any assets of the Excluded Subsidiaries that are exclusively used in the Excluded Businesses, all of which are listed on Schedule 1.1(c).
“Excluded Businesses” means (a) the business conducted by the Company prior to the date of this Agreement under the name Software Pundit via softwarepundit.com (a domain registered with a third party as of the date of this Agreement), which is an online comparison, education and lead generation platform solely for software products, (b) the business of Value Asia, but solely in Asia and Australia, and (c) the business conducted by the Company prior to the date of this Agreement with, relating to or as an equityholder of NimbleFins, as operated prior to the date of this Agreement, which is an online comparison, education and lead generation platform for financial products and services in the United Kingdom.
“Excluded Employees” means the employees of the Company and its Subsidiaries listed on Schedule 1.1(d).
“Excluded Liabilities” means any Liabilities arising from or related to (a) the ownership or operation of the Excluded Subsidiaries or the Excluded Businesses, whether before or after the Closing, (b) all Liabilities under the Agreement for the Sale and Purchase of Shares in the Capital Stock of NimbleFins Limited, dated November 23, 2018, by and between the Company and Erin Cunningham Yurday, (c) the Excluded Assets, (d) the Excluded Employees or (e) any other business or operation conducted by any of the Acquired Companies prior to the Closing outside of the United States.
“Excluded Subsidiaries” means Value Asia and NimbleFins.
“Final Net Adjustment Amount” is defined in Section 2.9(e).
“Financial Statements” is defined in Section 4.8(a).
“Fundamental Representations” is defined in Section 7.1(a).
“GAAP” means United States generally accepted accounting principles, consistently applied during the periods involved.
“Governmental Authority” means any (a) United States or foreign federal, state, provincial or local government or other political subdivision thereof; (b) entity, authority or body exercising executive, legislative, judicial, regulatory, taxing or administrative functions of any such government or political subdivision; (c) supranational organization of sovereign states exercising such functions for such sovereign states; or (d) arbitrator or mediator.
“Governmental Authorizations” means all licenses, permits, certificates, grants, franchises, waivers, consents and other similar authorizations or approvals issued by or obtained from a Governmental Authority or any securities exchange.
“Governmental Order” means any legally binding order, writ, judgment, injunction, decree, stipulation, award or determination of any Governmental Authority.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, set forth in 15 U.S.C. §18a(a)(2) and the regulations promulgated thereunder.
“Indebtedness” means, with respect to any Person and without duplication and, in each case, only to the extent not reflected in Closing Working Capital: (a) any (i) indebtedness for borrowed money (including the current portion thereof), (ii) obligation relating to a letter of credit, bankers’ acceptance, note purchase facility or similar instruments in each case to the extent drawn, (iii) obligation evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), (iv) obligation for the payment of money relating to any lease that is required to be classified as a capitalized lease obligation in accordance with GAAP, (v) obligation for all or any part of the deferred purchase price of property or services, including any “earnout” or similar payments or any non-compete payments but excluding trade payables in Ordinary Course, (vi) obligation under interest rate swap, hedging or similar agreements, (vii) obligation for all accrued bonuses/commissions, including the employer portion of any employment, payroll, unemployment or withholding Taxes related to such bonuses/commissions, (viii) obligation for any customer deposits, (ix) obligation for any severance obligations to any Person (including the employer portion of any employment, payroll, unemployment or withholding Taxes related to such severance obligations), (x) obligation for any trade or accounts payables to Affiliates or those aged sixty (60) days or more from the date of invoice or those with respect to the purchase of property items or (xi) obligation for any deferred rent Liabilities; or (b) any obligation of others described in clause (a) of this definition that such Person has guaranteed, that is recourse to such Person or any of its assets or that is otherwise its legal Liability or that is secured in whole or in part by the assets of such Person. For purposes of this Agreement, “Indebtedness” includes (A) any and all accrued interest, success fees, prepayment premiums, make whole premiums or penalties and fees or expenses actually incurred (including attorneys’ fees) with respect to the prepayment of any Indebtedness, and (B) any and all amounts owed by any Acquired Company to any of its Affiliates, including any Excluded Subsidiary or any Seller, or any of their respective Affiliates.
“Indemnified Person” a Person seeking indemnification under Article 7.
“Indemnified Taxes” means any and all Taxes (a) of any Seller (and, if any Seller is disregarded for U.S. federal income tax purposes, such Seller’s regarded owner) for any Tax period (including any Liability for any amount under Section 965 of the Code, whether upon a triggering event or otherwise), (b) of or with respect to any Excluded Asset, the Excluded Businesses, any Excluded Liability or any Excluded Subsidiary for any Tax period, (c) of any Acquired Company for any Pre-Closing Tax Period (including (i) any Liability for any amount under Section 965 of the Code, whether upon a triggering event or otherwise, and (ii) any U.S. federal, state or local corporate income tax in the event that the Company or ValuePenguin OpCo was not a valid “S corporation” or “qualified subchapter S subsidiary” within the meaning of Sections 1361 and 1362 of the Code) and (d) of any Person other than an Acquired Company imposed on or otherwise payable by any Acquired Company as a transferee or successor, by Contract, under applicable Law (including Treasury Regulation Section 1.1502-6 and any similar provisions of state, local or foreign Law) or otherwise. For purposes of apportioning responsibility for Taxes of or attributable to the Acquired Companies: (i) Taxes of any Acquired Company for any Straddle Period shall be apportioned to the portion of such Straddle Period ending on the Closing Date (A) in the case of Taxes based upon or related to income or receipts (such as income Taxes, withholding Taxes, employment Taxes, sales and use Taxes, and value added Taxes), on an interim closing of the books basis as if the Straddle Period ended on the Closing Date, and (B) in the case of Taxes other than Taxes described in the immediately preceding clause (A) (such as property Taxes) on a per diem basis; and (ii) in the case of any Acquired Company that is a “controlled foreign corporation” within the meaning of Section 957 of the Code, a “passive foreign investment company” within the meaning of Section 1297 of the Code or any entity or arrangement treated as a partnership for U.S. federal income tax purposes, the Tax year or period for such Acquired Company shall be deemed to close as of the end of the Closing Date for U.S. federal income tax purposes and any Taxes (including Taxes of Buyer or any Affiliate of Buyer) attributable to the income or operations of any such Acquired Company through and including the Closing Date (including as a result of any “subpart F income” or “global intangible low-taxed income” within the meaning of Sections 951 and 951A of the Code, respectively) shall be deemed to be Indemnified Taxes. Notwithstanding anything in this Agreement to the contrary, Indemnified Taxes shall not include and the Sellers shall not be liable for any Taxes resulting from the Section 338(h)(10) Election, or for the failure to qualify for the Section 338(h)(10) Election or fully obtain the Tax benefits of the Section 338(h)(10) Election (including without limitation as a result of the Company or ValuePenguin OpCo not being treated as a subchapter S corporation or qualified subchapter S subsidiary), except solely as a result of a willful breach of any covenant or agreement in this Agreement by any Seller or the Sellers’ Representative that results in the Company or ValuePenguin OpCo not being treated as a subchapter S corporation or qualified subchapter S subsidiary.
“Indemnifying Person” a Person for whom indemnification is sought under Article 7.
“Indemnity Escrow Amount” is defined in Section 2.6(b).
“Information Systems” means all computer hardware, databases and data storage systems, computer, data, database and communications networks (other than the Internet), architecture interfaces and firewalls (whether for data, voice, video or other media access, transmission or reception) and other apparatus used to create, store, transmit, exchange or receive information in any form.
“Insurance Policies” is defined in Section 4.19.
“Intellectual Property” means rights in any and all of the following: Patents, copyrightable works, Copyrights, technology, know-how, processes, Trade Secrets, inventions and designs (including inventions and/or designs conceived prior to the Closing Date but not documented as of the Closing Date), and all improvements to any of the foregoing, proprietary data, Software, formulae, research and development data, Marks, unregistered trade names, unregistered trademarks and service marks, trade dress, Domain Names and other computer identifiers, websites or web pages, website content, brand names, logos or corporate names (including in each case, the goodwill associated therewith).
“IP Licenses” is defined in Section 4.13(b).
“IRS” means the U.S. Internal Revenue Service.
“Knowledge of Sellers” or any variant thereof means the actual knowledge of each Seller and Matthew Pflueger, after reasonable interviews and/or discussions with any person having primary responsibility for the subject matter to which the knowledge of the matter in question is pertinent.
“Law” means any constitution, law, statute, ordinance, rule, regulation, regulatory requirement, code, order, judgment, injunction or decree enacted, issued, promulgated, enforced or entered by a Governmental Authority or securities exchange.
“Leased Real Property” is defined in Section 4.17(b).
“Leases” is defined in Section 4.17(b).
“Liability” means any and all debts, liabilities, commitments and obligations, whether direct or indirect, fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, due or to become due, known or unknown, asserted or not asserted, ascertained or ascertainable.
“License Agreement” is defined in Section 2.5(f).
“Licensed Intellectual Property” is defined in Section 4.13(b).
“Lien” means any lien, pledge, hypothecation, charge, mortgage, deed of trust, lease, security interest, claim, encumbrance, option, restriction on use, voting or transfer (including any buy-sell agreement or right of first refusal or offer), community property interest, forfeiture, penalty or other similar restriction or limitation affecting title, use or any right to sell, assign, convey or otherwise transfer.
“Losses” means any damages, losses, charges, assessments, Liabilities (including Taxes), claims, demands, actions, suits, judgments, settlements, awards, interest, penalties, levies, fines, fees, costs and expenses (including documented, reasonable and out-of-pocket attorneys’ fees and disbursements); provided, that “Losses” shall exclude special, punitive or exemplary damages, except to the extent such amounts are paid to a third party.
“Marks” means all registered U.S. and foreign trade names, trademarks, trade dress and service marks, together with any applications related thereto.
“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development (“Effect”) that, generally or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, assets or results of operations of the Acquired Companies or the Business, taken as a whole; provided, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, will be, would be, or would reasonably be expected to have or result in, a Material Adverse Effect: (a) any failure by the Acquired Companies to meet any internal or published projections, forecasts, or revenue or earnings predictions (provided, that the facts and circumstances giving rise to or contributing to any such failure may, if not otherwise excluded pursuant to another clause of this definition, be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect); (b) any adverse Effect to the extent attributable to the announcement, pendency or consummation of the transactions contemplated hereby (including with respect to any reduction in sales, any change in landlord or disruption in partner or similar relationships, or any loss of employees) or any action expressly required or permitted by this Agreement (other than the Restructuring) or any action taken (or omitted to be taken) with the written consent of, or at the written request by, Buyer (provided, that the exception in this clause (b) will not apply to any representation or warranty in this Agreement if the primary purposes of such representation or warranty is to address the consequences of entering into any of the Transaction Documents or consummating the transactions contemplated thereby); (c) any adverse Effect attributable to conditions affecting (i) the industries in which the Acquired Companies participate (including fluctuating conditions resulting from cyclicality or seasonality affecting the Acquired Companies) or (ii) national, regional, local, international or global economies; (d) any adverse Effect arising from or relating to any change in accounting requirements or principles or any change in any Laws, or the interpretation or enforcement thereof after the date of this Agreement; or (e) any adverse Effect arising in connection with natural disasters or acts of nature, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions, but with respect to clauses (c) and (d) of this definition, only to the extent such adverse Effect affects the Acquired Companies or the Business in a disproportionately adverse manner as compared to similarly situated businesses in the same industry.
“Material Contracts” is defined in Section 4.16(a).
“Material Customers” is defined in Section 4.24(a).
“Material Suppliers” is defined in Section 4.24(b).
“Most Recent Balance Sheet Date” is defined in Section 4.8(a).
“Most Recent Financial Statements” is defined in Section 4.8(a).
“Net Adjustment Amount” is defined in Section 2.10(a).
“Net Estimated Adjustment Amount” is defined in Section 2.8(b).
“Neutral Accounting Firm” is defined in Section 2.9(c).
“NimbleFins” means NimbleFins Limited, a private company registered in England and Wales with Company No. 11046780.
“Non-Competition Period” is defined in Section 6.6(a).
“Notice of Disagreement” is defined in Section 2.9(b).
“Ordinary Course” means, with respect to the businesses of the Company and its Subsidiaries, the ordinary course of operations customarily engaged in by such businesses, consistent in nature, scope and magnitude with past practices, but excluding any conduct that would be a breach or violation of any Contract or any applicable Law.
“Organizational Documents” of a Person means its certificate of incorporation, certificate of formation, bylaws, operating agreement and/or other organizational documents, as applicable.
“Patents” means all issued U.S. and foreign patents and pending patent applications, including design patents, industrial designs and all divisionals, continuations, continuations-in- part, reissues and extensions of any thereof.
“Payoff Letters” is defined in Section 2.5(j).
“Permitted Liens” means (a) landlords’, lessors’, mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, or repairmen’s Liens or other similar Liens arising or incurred in the Ordinary Course for sums not yet due and payable, (b) Liens for Taxes, assessments and other governmental charges not yet due and payable or being contested in good faith by appropriate actions for which adequate reserves have been established in accordance with GAAP, (c) with respect to real property, easements, quasi-easements, licenses, covenants, rights-of-way, rights of re-entry or other similar restrictions, including any other agreements, conditions or restrictions that would be shown by a current title report or other similar report or listing, which do not materially impair the occupancy or use of the real or intellectual property for the purposes for which it is currently used in connection with the Business and (d) deposits or pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws, or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature.
“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a Governmental Authority, a trust or other entity or organization.

“Personal Information” means any information identified or identifiable of a natural person (which such information is similarly protected as Personal Information under applicable law); an identifiable person may be one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier, or to one or more factors specific to his or her physical, physiological, genetic, mental, economic, cultural or social identity.
“Pre-Closing Period” means the period from the date of this Agreement through the Closing or the earlier termination of this Agreement.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date, and for any Straddle Period, the portion of the Straddle Period that ends on the Closing Date.
“Privacy Commitments” is defined in Section 4.13(i).
“Privileged Communications” is defined in Section 10.14(b).
“Pro Rata Share” of each Seller means a percentage equal to (a) the total outstanding number of Shares that are owned by such Seller divided by (b) the total outstanding number of Shares that are owned by all Sellers, in each case as set forth in Schedule 4.6.
“Publicly Available Software” means (a) any software that contains, or is derived in any manner in whole or in part from, any software that is distributed as free software, open source software (e.g., Linux) or under similar licensing or distribution models; (b) any software that may require as a condition of use, modification or distribution that such software or other software incorporated into, derived from or distributed with such software: (i) be disclosed or distributed in source code form; (ii) be licensed for the purpose of making derivative works; or (iii) be redistributable at no charge; and (c) software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (A) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (B) the Artistic License (e.g., PERL); (C) the Mozilla Public License; (D) the Netscape Public License; (E) the Sun Community Source License (SCSL); (F) the Sun Industry Source License (SISL); and (G) the Apache Software License.
“Purchase Price” is defined in Section 2.2.
“Redirect Period” is defined in Section 6.15.
“Registered Intellectual Property” is defined in Section 4.13(a).
“Regulatory Approvals” is defined in Section 4.4(a).
“Released Claim” is defined in Section 6.7(a).
“Representative” means, with respect to a particular Person, any director, member, limited or general partner, equity holder, officer, employee, agent, consultant, advisor or other representative of such Person, including outside legal counsel, accountants and financial advisors.
“Resolution Period” is defined in Section 2.9(c).
“Restricted Party” is defined in Section 6.6(a).
“Restricted Territory” is defined in Section 6.6(a).
“Restructuring” means the transactions and steps set forth on Schedule 1.1(e).
“Restructuring Documentation” means all agreements, resolutions and other documents required to effect the Restructuring.
“Review Period” is defined in Section 2.9(b).
“Reviewed Financial Statements” is defined in Section 4.8(a).

“Section 338(h)(10) Election” is defined in Section 6.9(a)(i).
“Section 338(h)(10) Election Forms” is defined in Section 6.9(a)(ii).
“Securities Act” is defined in Section 5.8(a).
“Security Breach” is defined in Section 4.13(j).
“Seller Group” is defined in Section 10.14(a)(i).
“Seller Group Law Firm” is defined in Section 10.14(a)(i).
“Seller Indemnified Persons” is defined in Section 7.3.
“Seller Returns” is defined in Section 6.9(b)(i).
“Seller Transaction Documents” is defined in Section 3.1.
“Sellers” is defined in the preamble of this Agreement.
“Sellers’ Representative” is defined in Section 10.1(a).
“Shares” is defined in the recitals of this Agreement.
“Software” means all computer software and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.
“Special Matter” is defined in Section 7.1(a).
“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, joint venture or other business entity of which such Person (either alone or through or together with one or more of its other Subsidiaries) owns or controls, directly or indirectly: (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof, or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interests thereof having the power to govern or elect members of the applicable governing body of such entity.
“Target Working Capital” means $1,300,000.
“Taxes” means all U.S. federal, state or local and all non-U.S. income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties, escheat, lost or unclaimed property, or other taxes, fees, assessments or charges of any kind whatsoever in the nature of a tax, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, imposed, assessed or collected by or under the authority of any Governmental Authority, or payable pursuant to any Tax-sharing agreement or other agreement relating to the payment of any such tax, fee, assessment or charge, whether imposed directly, under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a result of being a transferee, successor or member of an affiliated, consolidated, unitary or combined group, by Contract (other than commercial Contracts entered into in the Ordinary Course that do not primarily relate to Taxes), pursuant to Law or otherwise.
“Tax Contest” is defined in Section 6.9(d)(i).
“Tax Gross Up Amount” is defined in Section 6.9(a)(v).

“Tax Returns” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Third-Party Claim” is defined in Section 7.6(a).
“Third Party Consents” is defined in Section 4.4(b).
“Trade Secrets” means trade secrets, confidential business information and other proprietary information, including designs, research and development information, technical information, specifications, operating and maintenance manuals, methods, engineering drawings, know-how, data, discoveries, inventions, industrial designs and other proprietary rights (whether or not patentable or subject to copyright, mask work or trade secret protection), in each of the foregoing cases which (a) has economic value to any Acquired Company or the Business by virtue of its secrecy and (b) that the Acquired Companies maintain as a trade secret under applicable Law.
“Transaction Documents” means, with respect to a Party, this Agreement and all agreements, certificates and other instruments to be delivered by such Party at Closing pursuant to this Agreement.
“Transfer Taxes” is defined in Section 6.9(f).
“United States” means the United States of America and its territories, including Puerto Rico, Guam, the U.S. Virgin Islands, the Northern Mariana Islands and American Samoa.
“Value Asia” means Value Asia Inc., a Delaware corporation.
“ValuePenguin OpCo” means ValuePenguin Inc., a Delaware corporation.
“Vista” is defined in Section 2.5(i).
“WARN Act” is defined in Section 4.15(f).
Section 1.2.    Interpretation.
(a)    The Article and Section headings contained in this Agreement are solely for the purpose of convenience or reference, and are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.
(b)    Unless the express context otherwise requires: (i) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) any reference to the masculine, feminine or neuter gender shall include all genders, the plural shall include the singular, and the singular shall include the plural; (iii) references herein to a specific Article, Section, subsection or Schedule shall refer, respectively, to Articles, Sections, subsections of this Agreement or Schedules of the Disclosure Schedule; (iv) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (v) the word “or” shall be inclusive and not exclusive (for example, the phrase “A or B” means “A or B or both,” not “either A or B but not both”), unless used in conjunction with “either” or the like; (vi) each reference to any Contract shall be to such Contract as amended, supplemented, waived or otherwise modified from time to time and (vii) each reference to a Law, statute, regulation or other government rule is to it as amended from time to time and, as applicable, is to corresponding provisions of successor Laws, statutes, regulations or other government rules.
(c)    Any deadline or time period set forth in this Agreement that by its terms ends on a day that is not a Business Day shall be automatically extended to the next succeeding Business Day.
(d)    Any reference in this Agreement to “made available” or “provided to” means a document or other item of information that was, not less than two (2) days prior to the date of this Agreement, provided or made available for review by Buyer and its Representatives in the electronic data site established for “Project Emperor” by Donnelley Financial Solutions Venue at www.dfsvenue.com on behalf of the Company to which Buyer and its

Representatives have been given access. As soon as practicable after the Closing, Sellers shall deliver to Buyer on optical media format a complete and accurate copy of the contents of such.
(e)    Unless otherwise set forth in this Agreement, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all exhibits, schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular Law means such Law, as amended, modified, supplemented or succeeded from time to time and in effect on the date of this Agreement.
(f)    The Parties have participated jointly in the negotiation and drafting of this Agreement. Any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation of this Agreement. The Parties agree that any drafts of this Agreement prior to the final fully executed Agreement shall not be used for purposes of interpreting any provision of this Agreement. Each Party agrees that no Party or any Affiliate thereof shall make any claim, assert any defense or otherwise take any position inconsistent with the foregoing in connection with any Action among any of the foregoing.
ARTICLE 2
PURCHASE AND SALE; CLOSING
Section 2.1.    Purchase. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Sellers shall sell, assign, transfer and deliver to Buyer, and Buyer shall purchase from Sellers, the Shares free and clear of all Liens, other than restrictions on transfer under applicable securities Laws.
Section 2.2.    Purchase Price. The purchase price for the Shares shall be $105,000,000 (the “Base Purchase Price”), plus or minus, as applicable, the adjustments in accordance with Sections 2.8, 2.9 and 2.10 (as so adjusted, the “Purchase Price”).
Section 2.3.    Closing. The closing of the purchase and sale of the Shares (the “Closing”) shall take place remotely via the exchange of documents and signatures, no later than two (2) Business Days after the satisfaction (or, to the extent permitted, waived by the Party entitled to the benefit thereof) of the conditions set forth in Article 8 except those conditions relating to the delivery of documents to be delivered at Closing pursuant to the terms of this Agreement (but subject to satisfaction of those conditions at the Closing), or at such other place, time and date as Buyer and the Sellers’ Representative may agree in writing; provided, that, except as otherwise agreed to by Buyer and the Sellers’ Representative in writing, in no event shall the Closing occur prior to January 10, 2019 (the actual date on which the Closing takes place being referred to herein as the “Closing Date”). All documents delivered and actions taken at Closing shall be deemed to have been delivered or taken simultaneously, and no such delivery or action shall be considered effective or complete unless or until all other such deliveries or actions are completed or waived in writing by the Party against whom such waiver is sought to be enforced. The Closing shall be effective as of 11:59 p.m. Eastern Time on the Closing Date.
Section 2.4.    Deliveries by Sellers. At the Closing, each Seller shall deliver to Buyer the following:
(a)    one or more stock certificates representing all of the Shares owned by such Seller duly endorsed for transfer or accompanied by duly endorsed stock powers, in form and substance reasonably satisfactory to Buyer;
(b)    a properly executed (i) certification of non-foreign status relating to such Seller in a form reasonably acceptable to Buyer conforming to the requirements of Treasury Regulations Section 1.1445-2(b)(2) and (ii) an IRS Form W-9; and

(c)    evidence reasonably satisfactory to Buyer of the termination of the Company 401(k) Plan, effective no later than the day immediately preceding the Closing.
Section 2.5.    Deliveries by the Company and the Sellers’ Representative. At the Closing, the Company and the Sellers’ Representative shall deliver or cause to be delivered to Buyer the following:
(a)    a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company, in form and substance reasonably satisfactory to Buyer, certifying: (i) that attached thereto are true and complete copies of all resolutions adopted by Sellers (as the sole stockholders of the Company) and the board of directors of the Company authorizing the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated thereby; (ii) that all such resolutions are in full force and effect; and (iii) the bylaws of the Company as in effect immediately prior to the Closing;
(b)    the certificate of incorporation and all amendments thereto of the Company, duly certified as of a recent date by the Secretary of State of the State of Delaware;
(c)    a good standing certificate of the Company as of a recent date from the Secretary of State of the State of Delaware;
(d)    a resignation letter executed by each director and officer of any Acquired Company as requested by Buyer, in form and substance reasonably satisfactory to Buyer;
(e)    a counterpart to the escrow agreement in the form attached as Exhibit A (the “Escrow Agreement”), duly executed by the Sellers’ Representative;
(f)    a license agreement in the form attached as Exhibit B (the “License Agreement”), duly executed by each Seller and each Excluded Subsidiary;
(g)    an offer letter signed by Matthew Pflueger in the form attached as Exhibit C;
(h)    consulting agreements substantially in the form attached as Exhibit D, duly executed by each of the individuals listed on Schedule 2.5(h);
(i)    a release in form and substance reasonably satisfactory to Buyer from Vista Point Advisors, LLC (“Vista”) releasing the Acquired Companies, Buyer and their respective Affiliates (which, for purposes of clarity, shall not include Sellers) from any further liability to Vista upon the making of the payment to Vista, included as an Estimated Closing Company Transaction Expense as contemplated by Section 2.6(c);
(j)    payoff letters in form and substance reasonably satisfactory to Buyer (“Payoff Letters”) regarding any Indebtedness to be paid at or prior to the Closing and evidencing the aggregate amount of such Indebtedness outstanding as of the Closing Date (including any interest accrued thereon and any prepayment or similar penalties and expenses associated with the prepayment of such Indebtedness on the Closing Date) and an agreement that, if such aggregate amount so identified is paid to the applicable lender, creditor or agent on or before the Closing Date, such Indebtedness will be repaid in full and all Liens affecting the Shares or any property of the Acquired Companies will be released;
(k)    an agreement, in a form satisfactory to Buyer, duly executed by the Company and Matthew Pflueger evidencing the termination of the profit sharing arrangement set forth in Section 4 of the offer letter dated May 13, 2015 from the Company to Matthew Pflueger as of December 31, 2018; and
(l)    evidence of notice of termination of the Customer Service Agreement between ValuePenguin OpCo and JustWorks Employment Group LLC and any coverage offered thereunder.

Section 2.6.    Deliveries by Buyer. At the Closing, Buyer shall:
(a)    deliver to the Sellers’ Representative a counterpart to the Escrow Agreement, duly executed by Buyer and Fifth Third Bank, N. A. (the “Escrow Agent”);
(b)    deposit the sum of (i) $13,125,000 (the “Indemnity Escrow Amount”) and (ii) $300,000 (the “Adjustment Escrow Amount” and, collectively with the Indemnity Escrow Amount, the “Escrow Amount”) with the Escrow Agent by wire transfer of immediately available funds to an account (the “Escrow Account”) designated by the Escrow Agent;
(c)    pay the Estimated Closing Company Transaction Expenses, on behalf of the Company, in such amounts and to such accounts as specified by the Sellers’ Representative by written notice given to Buyer no less than two (2) Business Days prior to the Closing Date; provided, that in the case of Estimated Closing Company Transaction Expenses owed to employees of ValuePenguin OpCo, Buyer shall contribute such amounts to ValuePenguin OpcCo upon the Closing and cause ValuePenguin OpcCo to pay such amounts (less applicable withholding and any Taxes required to be paid by ValuePenguin OpcCo with respect thereto) to the applicable employees following the Closing;
(d)    pay the Estimated Closing Indebtedness in such amounts and to such accounts as specified in Payoff Letters; and
(e)    pay Sellers (in accordance with their respective Pro Rata Shares and to such accounts as specified by the Sellers’ Representative by written notice given to Buyer no less than two (2) Business Days prior to the Closing Date) on the day immediately following the Closing Date an amount equal to:
(i)    the Base Purchase Price;
(ii)    minus the Escrow Amount;
(iii)    plus or minus, as the case may be, the Net Estimated Adjustment Amount.
Section 2.7.    Tax Withholding. Notwithstanding any other provision of this Agreement, Buyer and its Affiliates (including, after the Closing, Acquired Companies) shall be entitled to deduct and withhold from the cash otherwise deliverable under this Agreement, and from any other consideration otherwise payable or deliverable in connection with the transactions contemplated by this Agreement, to any Person such amounts Buyer and its Affiliates are required to deduct or withhold with respect to any such deliveries and payments under the Code or any other provision of applicable Law. To the extent that amounts are so deducted or withheld by Buyer or any Affiliate of Buyer, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made, and Buyer shall disburse such deducted or withheld amounts to the applicable Governmental Authority.
Section 2.8.    Closing Estimates; Net Estimated Adjustment Amount.
(a)    At least three (3) Business Days prior to the Closing Date, Sellers shall prepare and deliver to Buyer a written statement that shall include a good-faith estimated consolidated balance sheet of the Acquired Companies as of the Closing Date prepared in accordance with the Accounting Principles, a statement of the Net Estimated Adjustment Amount, and a good-faith estimate of the following as of the Closing Date:
(i)    the Closing Company Transaction Expenses (the “Estimated Closing Company Transaction Expenses”);
(ii)    the Closing Indebtedness (the “Estimated Closing Indebtedness”);
(iii)    the Closing Cash on Hand (the “Estimated Closing Cash on Hand”); and

(iv)    the Closing Working Capital (the “Estimated Closing Working Capital”).
(b)    The “Net Estimated Adjustment Amount” shall be equal to zero (0):
(i)    minus the Estimated Closing Company Transaction Expenses;
(ii)    minus the Estimated Closing Indebtedness;
(iii)    plus the Estimated Closing Cash on Hand;
(iv)    minus the amount, if any, by which the Target Working Capital exceeds the Estimated Closing Working Capital; and
(v)    plus the amount, if any, by which the Estimated Closing Working Capital exceeds the Target Working Capital.
Section 2.9.    Post-Closing Determination.
(a)    Within ninety (90) days after the Closing Date, Buyer shall prepare, or cause to be prepared, and deliver to the Sellers’ Representative a written statement (the “Closing Statement”) that shall include a balance sheet of the Acquired Companies as of the Closing Date prepared in accordance with the Accounting Principles, a statement of the Net Adjustment Amount, and a calculation of the following:
(i)    the Closing Company Transaction Expenses;
(ii)    the Closing Indebtedness;
(iii)    the Closing Cash on Hand; and
(iv)    the Closing Working Capital.
(b)    During the thirty (30) day period following Buyer’s delivery of the Closing Statement to the Sellers’ Representative (the “Review Period”), Buyer shall provide the Sellers’ Representative and his Representatives reasonable access to the relevant books and records and employees of the Acquired Companies for the purpose of facilitating the Sellers’ Representative’s review of the Closing Statement. The Closing Statement shall become final and binding on the Parties at the end of the last day of the Review Period, unless prior to the end of the Review Period, the Sellers’ Representative delivers to Buyer a written notice of disagreement (a “Notice of Disagreement”) specifying the nature and amount of any and all items in dispute as to the amounts set forth in the Closing Statement. The Sellers’ Representative shall be deemed to have agreed with all items and amounts in the Closing Statement not specifically referenced in a Notice of Disagreement provided prior to the end of the Review Period.
(c)    During the fifteen (15) day period following delivery of a Notice of Disagreement by the Sellers’ Representative to Buyer (the “Resolution Period”), such Parties in good faith shall seek to resolve in writing any differences that they may have with respect to the computation of the amounts as specified therein. Any disputed items resolved in writing between the Sellers’ Representative and Buyer within the Resolution Period shall be final and binding on the Parties for all purposes hereunder. If the Sellers’ Representative and Buyer have not resolved all such differences by the end of the Resolution Period, the Sellers’ Representative and Buyer shall submit, in writing, such differences to the Accounting Expert. The “Accounting Expert” shall be a Neutral Accounting Firm selected by mutual agreement of Buyer and the Sellers’ Representative; provided, that: (i) if, within fifteen (15) days after the end of the Resolution Period, such Parties are unable to agree on a Neutral Accounting Firm to act as the Accounting Expert, then each Party shall select a Neutral Accounting Firm and such firms together shall select the Neutral Accounting Firm to act as the Accounting Expert, and (ii) if any Party does not select a Neutral Accounting Firm within ten (10) days of written demand therefor by the other Party, then the Neutral Accounting Firm selected by the other Party shall act as the Accounting Expert. A “Neutral Accounting Firm” means an independent accounting firm of nationally recognized standing that is not at the time it is to be engaged hereunder rendering services to any Party, or any Affiliate of either, and has not done so within the two (2)-year period prior thereto.
(d)    The Parties shall arrange for the Accounting Expert to agree in its engagement letter to act in accordance with this Section 2.9(d). Each Party shall present a brief to the Accounting Expert (which brief shall also be concurrently provided to the other Party) within twenty (20) days of the appointment of the Accounting Expert detailing such Party’s views as to the correct nature and amount of each item remaining in dispute from the Notice of Disagreement (and for the avoidance of doubt, no Party may introduce a dispute to the Accounting Expert that was not originally set forth on the Notice of Disagreement). Within ten (10) days of receipt of the brief, the receiving Party may present a responsive brief to the Accounting Expert (which responsive brief shall also be concurrently provided to the other Party). Each Party may make an oral presentation to the Accounting Expert (in which case, such presenting Party shall notify the other Party of such presentation, and the other Party shall have the right to be present (but not speak) at such presentation), within thirty (30) days of the appointment of the Accounting Expert. The Accounting Expert shall have the opportunity to present written questions to either Party, a copy of which shall be provided to the other Party. The Accounting Expert shall consider only those items and amounts in the Sellers’ Representative’s and Buyer’s respective calculations that are identified as being items and amounts to which the Sellers’ Representative and Buyer have been unable to agree. In resolving any disputed item, the Accounting Expert shall select either the position of Buyer or the Sellers’ Representative as a resolution for each item or amount disputed and may not impose an alternative resolution with respect to any item or amount disputed. The Accounting Expert shall make a written determination within sixty (60) days of its appointment as to each such disputed item, which determination shall be final and binding on the Parties for all purposes hereunder absent manifest error. The fees and expenses of the Accounting Expert and of any enforcement of the determination thereof, shall be borne by Sellers (in accordance with their respective Pro Rata Share), on the one hand, and Buyer, on the other hand, in inverse proportion as they may prevail on the matters resolved by the Accounting Expert, which proportionate allocation shall be calculated on an aggregate basis based on the relative Dollar values of the amounts in dispute and shall be determined by the Accounting Expert at the time the determination of such firm is rendered on the merits of the matters submitted.
(e)    The Net Adjustment Amount, once finally determined in accordance with this Section 2.9, is referred to as the “Final Net Adjustment Amount”.
Section 2.10.    Post-Closing Payment.
(a)    The “Net Adjustment Amount” shall equal zero (0):
(i)    minus the amount, if any, by which the Closing Company Transaction Expenses exceed the Estimated Closing Company Transaction Expenses;
(ii)    plus the amount, if any, by which the Estimated Closing Company Transaction Expenses exceed the Closing Company Transaction Expenses;
(iii)    minus the amount, if any, by which the Closing Indebtedness exceeds the Estimated Closing Indebtedness;
(iv)    plus the amount, if any, by which the Estimated Closing Indebtedness exceeds the Closing Indebtedness;
(v)    minus the amount, if any, by which the Estimated Closing Cash on Hand exceeds the Closing Cash on Hand;
(vi)    plus the amount, if any, by which the Closing Cash on Hand exceeds the Estimated Closing Cash on Hand;
(vii)    minus the amount, if any, by which the Estimated Closing Working Capital exceeds the Closing Working Capital; and

(viii)    plus the amount, if any, by which the Closing Working Capital exceeds the Estimated Closing Working Capital.
(b)    Within five (5) Business Days after the calculation of the Final Net Adjustment Amount becomes final and binding on the Parties pursuant to Section 2.9:
(i)    if the Final Net Adjustment Amount is positive, (A) Buyer and the Sellers’ Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to pay to Sellers (in accordance with their respective Pro Rata Shares) the entire Adjustment Escrow Amount and (B) Buyer shall pay to Sellers (in accordance with their respective Pro Rata Shares), by wire transfer of immediately available funds, an aggregate amount in cash equal to the Final Net Adjustment Amount;
(ii)    if the Final Net Adjustment Amount is negative and the positive integer of the Final Net Adjustment Amount is equal to or less than the Adjustment Escrow Amount, Buyer and the Sellers’ Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to promptly disburse (A) to Buyer an amount equal to the Final Net Adjustment Amount and (B) to Sellers (in accordance with their respective Pro Rata Shares), the remaining portion of the Adjustment Escrow Amount; or
(iii)    if the Final Net Adjustment Amount is negative and the positive integer of the Final Net Adjustment Amount is greater than the Adjustment Escrow Amount, (A) Buyer and the Sellers’ Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to promptly disburse the entire Adjustment Escrow Amount to Buyer and (B) Sellers (in accordance with their respective Pro Rata Shares) shall pay to Buyer, by wire transfer of immediately available funds, an aggregate amount in cash equal to the amount by which the positive integer of the Final Net Adjustment Amount is greater than the Adjustment Escrow Amount.
(c)    Any payments or adjustments pursuant to this Article 2 shall be treated as adjustments to the Purchase Price, including for U.S. federal income (and other applicable) tax purposes, except as otherwise required by applicable Law.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLERS
Each Seller hereby represents and warrants to Buyer that the following statements contained in this Article 3 are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date (except for statements that speak only as of a specific date, in which case such statements are true and correct as of such specified date):
Section 3.1.    Authorization. Such Seller has all requisite power and authority to execute and deliver each of the Transaction Documents to which such Seller is a Party (“Seller Transaction Documents”), and to perform such Seller’s obligations thereunder.
Section 3.2.    Binding Effect. Each of the Seller Transaction Documents, when executed and delivered by the Parties thereto (assuming due execution and delivery by Buyer, if applicable), will constitute a valid and legally binding obligation of such Seller, enforceable against such Seller in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies (the “Enforceability Exceptions”).

Section 3.3.    Non-Contravention.
(a)    The execution, delivery and performance by such Seller of the Seller Transaction Documents, and the consummation of the transactions contemplated thereby, do not and will not (i) conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation, material modification or acceleration (whether after the filing of notice or the lapse of time or both) of any material right or material obligation of such Seller under, or result in a loss of any material benefit to which such Seller is entitled under, any Contract to which such Seller is a party, or (ii) violate or result in a breach of or constitute a default under any Law or Governmental Authorization to which such Seller is subject.
(b)    No Governmental Authorization, filing or notice is required to be obtained by such Seller from, or to be given by such Seller to, or made by such Seller with, any Governmental Authority or securities exchange, as a result of the execution or delivery by such Seller of, the performance by such Seller of such Seller’s obligations under, or the consummation of the transactions contemplated by, the Seller Transaction Documents.
Section 3.4.    Shares. Such Seller is the record and beneficial owner of the number of Shares set forth opposite such Seller’s name on Schedule 4.6, and has good and valid title to such Shares free and clear of any and all Liens (other than those that may be imposed by applicable securities Laws and restrictions on transfer set forth in the Company Shareholders Agreement). Except for this Agreement and the Company Shareholders Agreement, the Shares are not subject to (a) any option, warrant, purchase right or other Contract that requires Seller to sell, transfer or otherwise dispose of any of the Shares, or (b) any voting trust, proxy, stockholder agreement or other Contract or understanding with respect to the voting or transfer of any of the Shares.
Section 3.5.    Third Party Consents. No consent, approval, waiver or authorization is required to be obtained by such Seller from, or to be given by such Seller to, or made by such Seller with, any Person as a result of the execution, delivery or performance by such Seller of the Seller Transaction Documents or the consummation of the transactions contemplated thereby.
Section 3.6.    Action and Claims. There are no civil, criminal, regulatory or administrative actions, demands, allegations, charges, complaints, arbitrations, proceedings, hearings, investigations, suits, litigations, grievances, inquiries, examinations, audits, demands or claims of any kind, whether at law or in equity, filed by or before any Governmental Authority (collectively, “Actions”) pending or, to such Seller’s knowledge, threatened against such Seller that, individually or in the aggregate, would have a material and adverse effect on such Seller’s Shares or such Seller’s ability to execute, deliver or perform such Seller’s obligations under any Seller Transaction Document, or to timely consummate the transactions contemplated thereby. Such Seller is not subject to any Governmental Order that, individually or in the aggregate, would have a material and adverse effect on such Seller’s Shares or such Seller’s ability to execute, deliver or perform such Seller’s obligations under any Seller Transaction Document, or to timely consummate the transactions contemplated thereby.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY
The Company and each Seller hereby represents and warrants to Buyer that the following statements contained in this Article 4 are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date (except for statements that speak only as of a specific date, in which case such statements are true and correct as of such specified date):
Section 4.1.    Organization and Qualification. Each of the Acquired Companies is a corporation or other entity duly incorporated or organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization. Each of the Acquired Companies has all requisite corporate or other entity power and authority to own or lease and operate its properties and assets and to carry on the Business as presently conducted. Each of the Acquired Companies is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the conduct of its business requires such qualification or license, except for such failure to be so qualified, licensed or in good standing, or to have such power or authority, that would not, individually or in the aggregate, reasonably be material. The Company has delivered to Buyer complete and correct copies of all Organizational Documents of each Acquired Company, as amended to the date hereof, and such Organizational Documents are in full force and effect.
Section 4.2.    Corporate Authorization. Each of the Acquired Companies has all requisite corporate or other entity power and authority to execute and deliver each of the Transaction Documents to which any Acquired Company is party (the “Company Transaction Documents”), and to perform its obligations thereunder. The execution, delivery and performance by the Company of each of the Company Transaction Documents has been duly and validly authorized by the Company.
Section 4.3.    Binding Effect. Each of the Company Transaction Documents, when executed and delivered by the Parties thereto (assuming due execution and delivery by Buyer and the other Parties thereto), will constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except as limited by the Enforceability Exceptions.
Section 4.4.    Regulatory Approvals and Third Party Consents.
(a)    Except as set forth in Schedule 4.4(a) (the “Regulatory Approvals”), no Governmental Authorization or filing is required to be obtained by any Acquired Company from, or to be given by any Acquired Company to, or made by any Acquired Company with, any Governmental Authority or securities exchange, as a result of the execution or delivery by any Acquired Company of, or performance by the Company of its obligations under the Company Transaction Documents.
(b)    Except as set forth in Schedule 4.4(b) (the “Third Party Consents”), no consent, approval, waiver or authorization is required to be obtained by any Acquired Company from, or to be given by any Acquired Company to, or made by any Acquired Company with, any Person other than a Governmental Authority or securities exchange, as a result of the execution, delivery or performance by the Company of the Company Transaction Documents.
Section 4.5.    Non-Contravention. The execution, delivery and performance by the Company of the Company Transaction Documents, and the consummation of the transactions contemplated thereby, do not and will not: (a) violate any provision of the Organizational Documents of any Acquired Company, (b) assuming the receipt of all Regulatory Approvals and Third Party Consents, conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation, material modification or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of any Acquired Company under, or result in a loss of any benefit to which any Acquired Company is entitled under, any Contract to which any Acquired Company is a party or (c) assuming the receipt of all Regulatory Approvals and Third Party Consents, violate or result in a breach of or constitute a default under any Law or Governmental Authorization to which any Acquired Company is subject.
Section 4.6.    Capitalization.
(a)    The entire authorized capital stock of the Company consists of 20,000 shares of common stock, $0.01 par value, of which 15,000 shares are issued and outstanding and constitute the Shares. All of the Shares held of record and beneficially by Sellers (and their respective Pro Rata Shares) are set forth on Schedule 4.6. The Shares constitute the only Equity Interests of the Company, and all of the Shares are duly authorized, validly issued, fully paid and nonassessable.
(b)    There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, restricted stock, restricted stock units, phantom units, profits interests, redemption rights, repurchase rights, agreements, arrangements or commitments of any character under which the Company is or may become obligated to issue or sell, or give any Person a right to subscribe for or acquire, or in any way dispose of, any shares of Equity Interests, or any Equity Interests or obligations exercisable, exchangeable for, measured by, or convertible into any shares of Equity Interests, of the Company, and no Equity Interests or obligations evidencing such rights are authorized, issued or outstanding. There are no Contracts relating to the registration or voting of any Equity Interest of the Company to which the Company is a party.

(c)    There are no declared or accrued but unpaid dividends with respect to any of the Shares. All dividends or other distributions declared, made or paid by the Company prior to the date of this Agreement have been declared, made or paid in accordance with such the Company’s Organizational Documents and all applicable Laws.
(d)    All individuals who previously purchased unvested shares of the Company or its Subsidiaries (including Pen, Quinn and J. Wu in connection with the respective Restricted Stock Purchase Agreements between each such individual and ValuePenguin OpCo, dated June 30, 2015) have timely filed elections under Section 83(b) of the Code with respect to such unvested shares.
Section 4.7.    Subsidiaries. Except for the Subsidiaries listed on Schedule 4.7 and except for the Excluded Subsidiaries, the Company does not have any Subsidiaries and does not otherwise own, directly or indirectly, or hold the right (by Contract or otherwise) to acquire, any Equity Interests in, or control, directly or indirectly, any other corporation, limited liability company, partnership, association, joint venture or other business entity or have any ongoing obligation to purchase any Equity Interests. The Company is the record and beneficial owner of all of the outstanding Equity Interests of each Acquired Company (other than the Company), free and clear of any and all Liens, other than restrictions on transfer under applicable securities Laws. None of the issued and outstanding Equity Interests of any Acquired Company has been issued in violation of any preemptive rights or applicable Law. There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, restricted stock, restricted stock units, phantom units, profits interests, redemption rights, repurchase rights, agreements, arrangements or commitments of any character under which any Acquired Company is or may become obligated to issue or sell, or give any Person a right to subscribe for or acquire, or in any way dispose of, any shares of Equity Interests, or any Equity Interests or obligations exercisable, exchangeable for, measured by, or convertible into any shares of Equity Interests, of any Acquired Company, and no Equity Interests or obligations evidencing such rights are authorized, issued or outstanding. There are no Contracts relating to the registration or voting of any Equity Interest of any Acquired Company to which any Acquired Company is a party.
Section 4.8.    Financial Statements.
(a)    Attached as Schedule 4.8(a) is a correct and complete copy of: (i) the audited balance sheet of ValuePenguin OpCo as of December 31, 2017 and December 31, 2016 and the related statements of income and retained earnings and cash flows for each of the fiscal years then ended (collectively, the “Audited Financial Statements”); (ii) the reviewed balance sheet of ValuePenguin OpCo as of September 30, 2018 and the related statements of income and retained earnings and cash flows for each of the nine-month periods ended September 30, 2018 and September 30, 2017 (collectively, the “Reviewed Financial Statements”); and (iii) the unaudited balance sheet of ValuePenguin OpCo as of and for the eleven-month period ended November 30, 2018 (the “Most Recent Balance Sheet Date”) and the related statements of income and retained earnings and cash flow for the interim period then ended (collectively, the “Most Recent Financial Statements” and, together with the Audited Financial Statements and the Reviewed Financial Statements, the “Financial Statements”).
(b)    The Financial Statements fairly present in all material respects the financial condition, results of operations, and changes in cash flow of the Company and its Subsidiaries, as applicable, as of the respective dates of, and for the periods referred to in, such financial statements, all in accordance with GAAP, consistently applied throughout the periods involved (except as otherwise disclosed therein and except that the Most Recent Financial Statements and the Reviewed Financial Statements are subject to normal year-end adjustments that will not be material individually or in the aggregate and do not include notes thereto). Except as set forth on Schedule 4.8(b), the Financial Statements have been prepared from, and are in accordance with, the Company’s and its Subsidiaries’ books and records in all material respects.
(c)    The Company and its Subsidiaries have established and maintain, adhere to and enforce a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and preparation of the Financial Statements in accordance with GAAP. The Company has not identified or been given written notice or, to the Knowledge of Sellers, oral notice of any claim or allegation regarding any fraud that involves a member of the management of the Company or any of its Subsidiaries who has responsibility for the preparation of the Financial Statements or the internal controls utilized by the Company and its Subsidiaries.
(d)    The accounts receivable set forth on the balance sheet in the Most Recent Financial Statements, and all accounts receivable of the Acquired Companies arising since the Most Recent Balance Sheet Date, represent bona fide claims in the Ordinary Course (subject to normal discounts, allowances and rebates in the Ordinary Course consistent with past practice).
Section 4.9.    No Undisclosed Liabilities. Except for Liabilities (a) specifically reflected or reserved for in any of the Financial Statements, (b) for costs and expenses incurred in connection with transactions contemplated by this Agreement or (c) incurred in the Ordinary Course since the Most Recent Balance Sheet Date there are no Liabilities that would be required to be reflected on a balance sheet of the Company or any of its Subsidiaries that is prepared in accordance with GAAP.
Section 4.10. Absence of Certain Changes or Events. Since the Most Recent Balance Sheet Date until the date of this Agreement, the Company and each of its Subsidiaries has conducted its business in the Ordinary Course. Without limiting the generality of the foregoing, and except as set forth on Schedule 4.10, since the Most Recent Balance Sheet Date until the date of this Agreement, the Company and its Subsidiaries have not taken any action that, if taken after the date of this Agreement, would have been a breach of Section 6.1.
Section 4.11. Assets and Business. Each Acquired Company has good and valid title to, or a valid leasehold interest or license in, all of the properties and assets it purports to own, lease or license, whether real, personal, tangible or intangible, free and clear of all Liens (except Permitted Liens). The Business and the Excluded Businesses are the only businesses in which the Company or any of its Subsidiaries has been engaged anywhere in the world. The properties and assets owned, leased or licensed by the Acquired Companies constitute all of the properties and assets necessary, and all such assets are sufficient, for Buyer to carry on the Business as currently conducted in all material respects. Except as set forth in the License Agreement, (a) the Excluded Subsidiaries do not own, and as of the Closing Date, will not have a right to use, any of the assets used in the Business and (b) as of the Closing Date, no Acquired Company will own any Excluded Asset. None of the Excluded Assets are used in the Business, other than assets that the Acquired Companies have the right to use under the License Agreement. All material items of machinery, equipment and other tangible assets of the Acquired Companies are in operational condition, normal wear and tear excepted, have been regularly and properly serviced and maintained in a manner that would not void or limit the coverage of any warranty thereon, other than items currently under, or scheduled for, repair or construction, and are adequate and fit to be used for the purposes for which they are currently used in the manner they are currently used. For clarity, the representations and warranties in this Section 4.11 do not pertain to any property, rights or assets that constitute Intellectual Property, which are separately set forth in Section 4.13.
Section 4.12. Bank Accounts. Schedule 4.12 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which any Acquired Company maintains accounts of any nature, the account numbers of all such accounts and the names of all persons authorized to draw thereon or make withdrawals therefrom.
Section 4.13. Intellectual Property.
(a)    Schedule 4.13(a) contains a list of all Patents, Marks, Copyrights, Domain Names and all other United States and foreign registrations, issuances and applications that constitute Intellectual Property owned or filed by any Acquired Company (the “Registered Intellectual Property”) together with a list of all material unregistered trademarks, domain names and software developed by or for any Acquired Company (the Intellectual Property set forth on Schedule 4.13(a), collectively, the “Company Intellectual Property”), including the applicable jurisdictions of issuance, all of which are to the Knowledge of Sellers duly and validly subsisting and in the case of Registered Intellectual Property, enforceable. The Acquired Companies owns all right, title and interest, in and to the Company Intellectual Property, free and clear of Liens other than Permitted Liens and licenses in the Ordinary Course. Except as set forth on Schedule 4.13(a), there are no filings or payments due to be made to a Governmental Authority within three (3)

months from Closing to ensure that any of the Registered Intellectual Property remains active and in good standing and without material risk of abandonment.
(b)    Schedule 4.13(b) sets forth a complete list of all licenses, sublicenses and other agreements concerning the Intellectual Property used in the conduct of the Business under which the Company or any Subsidiary is a licensee or otherwise is authorized to use any Intellectual Property other than the Company Intellectual Property, except for shrink-wrap licenses or other licenses for off-the-shelf Software with an annual license fee not exceeding $5,000 (such Intellectual Property, “Licensed Intellectual Property”; such licenses, sublicenses, agreements or permissions, together with all amendments, modifications and supplements thereto, “IP Licenses”). The Company has delivered to Buyer true and complete copies of such IP Licenses. The Acquired Companies are not in material breach of or in material default (whether with or without the giving of notice, passage of time or both) under any IP Licenses or in respect of any Licensed Intellectual Property, and, to the Knowledge of Sellers, no counterparty to any IP License is in material breach or material default (whether with or without the giving of notice, passage of time or both) under or in respect of any such IP License or Licensed Intellectual Property.
(c)    Schedule 4.13(c) sets forth a complete list of all Software (including related documentation) that is material to any Acquired Company and that is owned by or licensed to any Acquired Company other than commercially available, off-the-shelf, non-customized Software (the “Company Software”). All right, title and interest in and to the Company Software is owned by the Acquired Companies free and clear of all Liens other than Permitted Liens (excluding restrictions imposed by any license agreements disclosed on Schedule 4.13(b) with any Licensed Intellectual Property as described in subsection (ii) in such definition). Except for commonly available off-the-shelf computer and workstation software programs, no Excluded Subsidiary or any other Person (other than the Acquired Companies) holds, manages or controls any Company Software or other software used in the operation of the Business in any manner without the Acquired Companies’ right and ability to maintain unhindered and continuous useful operation of such software. The Acquired Companies have taken commercially reasonable steps and implemented commercially reasonable procedures, each consistent with industry practices and standards, to ensure that the Company Software and internal computer systems (consisting of hardware, software, databases or embedded control systems, collectively with the Company Software, the “Company Systems”) are free from all disabling codes or instructions and all malware, viruses or other intentionally created (by any Person) undocumented contaminants that permit unauthorized access or the unauthorized disruption, impairment, disablement or erasure of such Company Systems. The Acquired Companies, with the Company Systems, have in place disaster recovery plans, procedures and facilities and have taken commercially reasonable steps consistent with industry practices and standards to safeguard the Company.
(d)    The Acquired Companies currently hold all required licenses to use any third party Software that is used in the conduct of the Business, and is in compliance in all material respects with the requirements thereof, and such licenses will remain in full force and effect in accordance with their terms immediately following the Closing. The Acquired Companies have not used, modified or distributed any Publicly Available Software in a manner that requires any Company Software to be: (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works or (iii) redistributed at no charge.
(e)    Except as set forth on Schedule 4.13(e), during the past three (3) years no written claim has been brought or made against any Acquired Company: (i) alleging that the operation of the Business, or their use of any Intellectual Property infringes on or misappropriates the Intellectual Property of, or otherwise violates the rights of, another Person, including any requirement that they take a license under or pay any consideration in respect of any Intellectual Property of another Person; (ii) challenging the ownership, right to use or validity of the Company Intellectual Property or the right to use or validity of any Licensed Intellectual Property or (iii) opposing or attempting to cancel any Acquired Company’s rights in any Intellectual Property. No Action is pending, or to the Knowledge of Sellers, threatened, against or involving the Company with respect to any Intellectual Property. To the Knowledge of Sellers, no Person is infringing upon, misappropriating or otherwise violating the rights of any Acquired Company in Intellectual Property owned by any Acquired Company. The operation of the Business as it has been and currently is conducted has not and does not infringe, misappropriate or otherwise violate in any manner the Intellectual Property or other rights of any Person.

(f)    No current or former employee, consultant or contractor of any Acquired Company has any right to payment with respect to any Acquired Company’s use of any Company Intellectual Property, or any right ownership with respect to any Company Intellectual Property. Each current or former employee, consultant or contractor of any Acquired Company that has contributed to the conception or development of any Company Intellectual Property used by any Acquired Company has executed an agreement assigning all rights in such Company Intellectual Property to any Acquired Company, which agreement is valid and binding against any Acquired Company, as applicable, and, to the Knowledge of Sellers, the other party thereto, and has irrevocably waived in writing any non-assignable rights (including moral rights) that such Person may possess with respect to such Company Intellectual Property.
(g)    The Acquired Companies have taken commercially reasonable measures to protect the confidentiality of the Company Intellectual Property and other proprietary information, including Trade Secrets, the value of which is contingent upon maintaining the confidentiality thereof, and of third party confidential information provided to any Acquired Company under an obligation of confidentiality, including requiring all persons with access thereto to sign nondisclosure agreements. No Company Intellectual Property constituting a Trade Secret or Confidential Information that is material to the Business has been authorized to be disclosed or has been disclosed by any Acquired Company other than pursuant to a binding and enforceable nondisclosure agreement or other obligation of confidentiality restricting the disclosure and use thereof. To the Knowledge of Sellers, no Person has breached any such nondisclosure agreement or other obligation of confidentiality to any Acquired Company.
(h)    The Company Intellectual Property (other than Software), together with the other Intellectual Property (other than Software) owned by any Acquired Company and the Licensed Intellectual Property, includes all of the material Intellectual Property (other than Software) used in the operation of Business as currently conducted. The Company Software, together with the other Software owned by any Acquired Company and the Licensed Intellectual Property, includes all of the Software used in the operation of the Business as currently conducted. The Company is not infringing upon, misappropriating or otherwise violating the Intellectual Property of any other Person.
(i)    To the Knowledge of Sellers, the Acquired Companies’ data, privacy and security practices have at all times in the past three (3) years materially complied with and conform to all of the Privacy Commitments, privacy Laws and Contracts to which any Acquired Company is a party. The Acquired Companies’ have at all times: (i) provided adequate notice and obtained any necessary consents from end users required for the processing of Personal Information as conducted by or for any Acquired Company and required by applicable privacy Law and Privacy Commitments and (ii) materially abided by any privacy choices (including opt-out preferences) of end users relating to Personal Information to the extent required by applicable privacy Laws and privacy Contracts (such obligations along with those contained in any Acquired Company’s privacy policies, collectively, “Privacy Commitments”). None of (A) the execution, delivery and performance of this Agreement, or (B) the use by Buyer of any of the Acquired Company’s databases or data or other information relating to the Business’ customers in the same manner in which they are currently used by any Acquired Company will cause, constitute, or result in a breach or violation of any privacy Laws or Privacy Commitments, any Contracts to which any Acquired Company is a party or standard terms of service entered into by users of any Acquired Company’s websites.
(j)    Except as disclosed in  Schedule 4.13(j), to the Knowledge of Sellers in the past three (3) years, no Person has gained unauthorized access to or engaged in unauthorized processing of (i) any Personal Information, Company Data or Confidential Information held by the Company or any other Person on the Company’s behalf or (ii) any databases, computers, servers, storage media (e.g., backup tapes), network devices, or other devices or systems that processes Personal Information, Company Data or Confidential Information owned or maintained by any Acquired Company, its customers or vendors, or any other Persons on any Acquired Company’s behalf (a “Security Breach”). To the Knowledge of Sellers, the Acquired Companies have at all times in the past three (3) years used industry-standard controls, technologies, processes and practices to detect, identify and remediate Security Breaches. To the Knowledge of Sellers, no circumstance has arisen in which applicable privacy Laws or Privacy Commitments would require any Acquired Company to notify a Governmental Authority of a Security Breach.
(k)    To the Knowledge of Sellers, the Acquired Companies have established and at all times in the past three (3) years maintained reasonable security measures, controls, technologies, polices and safeguards sufficient to adequately protect Personal Information, Company Data and Confidential Information from a Security Breach.

Except as would not be material to the Business, the Acquired Companies have implemented a reasonable plan, or plans, that, as appropriate, (i) identifies internal and external risks to the security of Personal Information, Company Data and Confidential Information; (ii) implements, monitors and maintains adequate and effective administrative, electronic and physical safeguards designed to control those risks; (iii) maintains notification procedures in compliance with applicable Laws in the case of any Security Breach compromising Personal Information, Company Data or Confidential Information related to the Business; and (iv) designed for the prevention of data loss. The Acquired Companies (including their subcontractors) maintains disaster recovery and business continuity plans, procedures and facilities in connection with the Business, that are commercially reasonable and that materially satisfy contractual and legal obligations with respect to the Business.
(l)    All Information Systems used by any Acquired Company are sufficient for the conduct of the Business as currently conducted in all material respects. The Company uses reasonable means, consistent with state of the art generally available to the public, to protect the security and integrity of all Information Systems used by any Acquired Company.
Section 4.14. Employee Benefits.
(a)    Schedule 4.14(a) sets forth a complete and accurate list of: (i) all employee benefit plans, programs and arrangements, including all profit- sharing, bonus, stock option, stock purchase, restricted stock, phantom stock, equity or equity-based, employee stock ownership, pension, retirement, deferred compensation, bonus, retention, change in control, severance, transaction, vacation, paid time off, post-retirement medical or life insurance, health, welfare, incentive, sick leave or other leave of absence, short- or long-term disability, retention, salary continuation and other fringe benefit plans, programs, Contracts, agreements, funds and arrangements, in any each case, whether or not subject to ERISA and whether written or unwritten, funded or unfunded, with respect to which any Acquired Company has any Liability, contingent or otherwise, that has been or is established, maintained, sponsored, or contributed to (or required to be contributed to) by any Acquired Company for the benefit of any present or former employees, directors, officers, individual consultants, or individual independent contractors of any Acquired Company (the “Benefit Plans”) in each case in effect on the date of this Agreement and (ii) each offer letter, employment agreement, or severance agreement addressed to or covering any Employee.
(b)    The Acquired Companies have made available to Buyer the following documents with respect to each Benefit Plan, as applicable: (i) the governing plan document, including all amendments thereto, and all related trust documents and funding instruments, including any group contracts and insurance policies, (ii) a written summary of the material terms of any Benefit Plan that is not set forth in a written document, (iii) the most recent summary plan description together with any summary or summaries of material modifications thereto, (iv) the most recent determination or opinion letter, (v) the three most recently filed annual reports (Form 5500 series and all schedules and financial statements attached thereto), (vi) all material notices, letters or other correspondence to or from any Governmental Authority or agency thereof within the last three (3) years with respect to any Benefit Plan, including any filings or applications to any Governmental Authority pursuant to any amnesty or correction program and (vii) all non-discrimination tests and compliance testing results for the most recent three (3) plan years.
(c)    Each Benefit Plan has been established, operated, funded, administered and maintained in accordance with its terms and in compliance in all material respects with all applicable Laws, including ERISA and the Code. All contributions, reserves or premium payments (including all employer contributions and employee salary reduction contributions) that are due as of the date of this Agreement, have been made to or paid on behalf of each Benefit Plan.
(d)    As of the date of this Agreement, there are no Actions pending, or to the Knowledge of Sellers, threatened in writing, with respect to any Benefit Plan (other than routine claims for benefits in the Ordinary Course). No Benefit Plan is under an audit or investigation by the IRS, the U.S. Department of Labor or any other Governmental Authority. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject any Acquired Company to a material penalty under Section 502 of ERISA or to material Tax or penalty under Section 4975 of the Code.

(e)    Neither the Acquired Companies nor any ERISA Affiliate has ever sponsored, maintained, or contributed to, or has ever been required to contribute to, any Benefit Plan that is: (i) a “pension plan” within the meaning of Section 3(2) of ERISA that is subject to Title IV of ERISA or the minimum funding standards under Section 302 of ERISA and Section 412 of the Code; (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA; (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code; or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. The Acquired Companies have no Liability by reason of at any time being treated as a single employer under Section 414 of the Code with any other Person.
(f)    Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable and current determination letter from the IRS, or with respect to a prototype plan, can rely on an opinion letter from the IRS issued to the prototype plan sponsor, to the effect that such Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to the Knowledge of Sellers, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the IRS or the unavailability of reliance on such opinion letter from the IRS, as applicable.
(g)    None of the Benefit Plans provide for or promise retiree medical or life insurance benefits or other welfare benefits to any current or former Employee, officer, or director of any Acquired Company, other than group health plan continuation coverage as required under Code Section 4980B or Part 6 of Subtitle B of Title I of ERISA or similar state Law, and for which the covered individual pays the full cost of coverage. With respect to each group health plan benefiting any current or former employee of any Acquired Company that is subject to Section 4980B of the Code or any similar Law, each Acquired Company and their ERISA Affiliates have complied with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.
(h)    Except as set forth on Schedule 4.14(h), neither the execution of this Agreement nor the consummation of the transactions contemplated hereby, either alone or in combination with any other event, will: (i) accelerate the time of payment, forgiveness of indebtedness, funding, vesting, or distribution of any payment or benefits due to any current or former employee, officer, director, individual independent contractor, or consultant of any Acquired Company, (ii) otherwise trigger any acceleration of vesting or payment of benefits under or with respect to any Benefit Plan, (iii) trigger any obligation to fund any Benefit Plan or (iv) result in any payment or benefit that would constitute a “parachute payment” within the meaning of Section 280G of the Code.
(i)    Each Benefit Plan that is subject to Section 409A of the Code has been maintained and operated in compliance with such section and all applicable regulatory guidance (including notices, rulings and proposed and final regulations), and to the Knowledge of Sellers no amounts deferred under any such plan is, or upon vesting will be, subject to the interest and additional Tax set forth under Section 409A(a)(1)(B) of the Code. Neither the Acquired Companies nor any ERISA Affiliate have any indemnity or gross-up obligation to any Person for any Taxes or penalties imposed under Sections 4999 or 409A of the Code.
Section 4.15. Employment Matters.
(a)    Schedule 4.15(a) contains a list of all Employees as of the date of this Agreement and sets forth for each such individual the following as of the date of this Agreement: (i) name; (ii) employing entity; (iii) title or position (including whether full or part time); (iv) work location; (v) hire date; (vi) exemption status; (vii) current annual base compensation rate; (viii) commission, bonus or other incentive-based compensation; and (ix) a description of any material fringe benefits provided to each such individual. Schedule 4.15(a) also includes all Employees who are currently on leave of absence together with the reason for such leave of absence and anticipated return-to-work date (if known). No Excluded Employees will be employed by any Acquired Company as of immediately prior to the Closing.
(b)    Schedule 4.15(b) sets forth a true and complete list of all non-employee consultants and independent contractors utilized by the Company in the last three (3) years, together with the amount of compensation paid to identified consultant/contractor in each of the last three (3) years.

(c)    Schedule 4.15(c) lists: contracts for the employment of any current Employee or other Person on a full-time, part-time, consulting or other basis (i) providing for the payment of any cash or other compensation or benefits as a result of the acquisition by any Person of control of any Acquired Company; (ii) otherwise restricting any Acquired Company’s ability to terminate the employment of any Employee at any time for any lawful reason without penalty or severance obligations (subject to or unless same is required under any applicable Law); or (iii) prohibiting any Employee or service provider from engaging in competition with any Acquired Company or restricting any employee or service provider from soliciting or accepting business from any customers or prospective customers of any Acquired Company after termination of employment or other business relationship. Except as set forth Schedule 4.15(c), the Acquired Companies have not employed or engaged any employee who cannot be discharged immediately, whether currently or immediately after the transactions contemplated by this Agreement, without notice or cause and without further Liability to any Acquired Company. To the Knowledge of Sellers, no employee, consultant or independent contractor of any Acquired Company intends to terminate his or her employment relationship or engagement with any Acquired Company.
(d)    The Acquired Companies have not:
(i)    been a party to or bound by any agreement with any labor organization governed by Section 301 of the Labor Management Relations Act, 29 U.S.C. § 185 (“Collective Bargaining Agreement”) covering any Employees; or been involved in negotiations with any labor organization regarding terms for a Collective Bargaining Agreement covering any Employees of any Acquired Company, or any effects bargaining agreement, neutrality or card-check recognition agreement, or other labor agreement;
(ii)    recognized any labor organization as the representative of any Employees; received a demand from any labor organization or employee for recognition; been threatened with any organizational attempt by or on behalf of any labor organization or collective bargaining representative with respect to any Employees; been a party to any petition for recognition or representation right with any governmental entity with respect to any Employees; or been subject to proceedings or petitions seeking a representation whether pending or threatened to be brought or filed with the National Labor Relations Board; or
(iii)    been subject to a strike, slowdown, walk out, picketing, handbilling, bannering, work stoppage, lockout or other concerted activity due to any organizational activities by any Employees or any labor organization. There is no other labor dispute pending or threatened against any Acquired Company, and no union organization campaign currently is in progress or threatened with respect to any Employees.
(e)    There are no claims, disputes, grievances, or controversies pending or, to the Knowledge of Sellers, threatened involving any Employee or group of Employees. Except as set forth on Schedule 4.15(g), there have been no written threats, charges, investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual orientation, disability or veteran status) pending before the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the U.S. Occupational Health and Safety Administration, the Workers Compensation Appeals Board, or any other Governmental Authority against any Acquired Company pertaining to any employee.
(f)    During the past five (5) years, the Acquired Companies have not effectuated: (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local Law) affecting the Leased Real Property or (ii) a “mass layoff” (as defined in the WARN Act, or any similar state or local Law) affecting the Leased Real Property.
(g)    Except as set forth on Schedule 4.15(g), the Acquired Companies are and have been for the last five (5) years in compliance in all material respects with all Laws regarding labor relations, employment and employment practices, including all applicable Laws relating to wages, hours, paid sick leave, overtime, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees and independent contractors, and the collection and payment of withholding and/or social security Taxes. No Employee is working in the United States pursuant to a non-immigrant visa. During the past five (5) years, the Acquired Companies have not (i) been liable for the payment of any claims, damages, fines, penalties, or other amounts to any current or former employees, however designated, for failure to comply with any Law pertaining to employment or (ii) been party to any judgment, settlement agreement, consent decree, or other agreement with any Governmental Authority requiring continuing compliance or reporting obligations entered into to resolve any labor or employment matter.
(h)    The Acquired Companies maintain all employment records in accordance with the applicable Laws including payroll records, personnel files, medical files and records pertaining to occupational health and safety.
(i)    The Acquired Companies are not, or have been for the last five (5) years, a federal government contractor or subcontractor subject to Executive Order 11246, the Vietnam Era Veterans’ Readjustment Assistance Act of 1974 or Section 503 of the Rehabilitation Act of 1973.
Section 4.16. Material Contracts.
(a)    Schedule 4.16 sets forth a list of the following Contracts to which any Acquired Company is a party as of the date of this Agreement (the “Material Contracts”):
(i)    any Contract involving the obligation of any Acquired Company to purchase more than $100,000 annually in products, materials, supplies, goods, equipment, other assets or services;
(ii)    any Contract involving the obligation of any Acquired Company to sell products or services pursuant to which the aggregate payments to become due to any Acquired Company exceed $100,000 annually;
(iii)    any Contract with distributors;
(iv)    any Contract that requires any Acquired Company to purchase their total requirements of any product or service from a third party;
(v)    any Contract providing for any Acquired Company to be the exclusive provider of any product or service to any Person;
(vi)    any Contract that provides any customer with pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other customers of any Acquired Company, including any agreements which contain a “most favored nation” provision;
(vii)    any Contract with a third party that prohibits any Acquired Company from engaging in competition or that otherwise places restrictions or limitations on any Acquired Company from conducting its business;
(viii)    any Contract for Indebtedness, including any guarantees thereof;
(ix)    any mortgage, pledge or security agreement or similar arrangement constituting a Lien (except Permitted Liens) upon the assets or properties of any Acquired Company;
(x)    any Contract which creates or governs any partnership or joint venture;
(xi)    any Contract (other than purchase orders, any Acquired Company’s Organization Documents and standard confidentiality agreements (the form of which has been provided to Buyer)) between any Acquired Company, on the one hand, and any equity holder, director, officer, or employee thereof, on the other hand;
(xii)    any lease or similar agreement under which: (i) any Acquired Company is the lessee of, or holds or uses, any machinery, equipment, vehicles or other tangible personal property owned by any third party for an annual rent in excess of $50,000 or (ii) any Acquired Company is the lessor of, or makes available for use by any third party, any tangible personal property owned by it;
(xiii)    any Contract under which any Acquired Company has advanced or loaned any other Person any amounts other than advances to employees for business expenses in the Ordinary Course;
(xiv)    any Contract the primary purpose of which is to require any Acquired Company to indemnify or hold harmless any Person;
(xv)    any Contract with any Governmental Authority;
(xvi)    any Contract involving the settlement of any Action which will involve payments of consideration in excess of $100,000 or any equitable remedy;
(xvii)    any Lease;
(xviii)    any Contract with a Material Customer or a Material Supplier; and
(xix)    any Contract appointing any agent to act on behalf of any Acquired Company or any power of attorney.
(b)    All Material Contracts (i) are in full force and effect and enforceable in accordance with their terms against any Acquired Company and, to the Knowledge of Sellers, each other party thereto, in each case in accordance with the express terms thereof, except as limited by the Enforceability Exceptions and (ii) will remain valid and in full force and effect after the Closing Date as a result of the transactions contemplated hereby without any change or modification. There does not exist under any Material Contract any material violation, breach or event of default, or alleged violation, breach or event of default, or event or condition that, after notice or lapse of time or both, would constitute a material violation, breach or event of default thereunder on the part of any Acquired Company or, to the Knowledge of Sellers, the other parties thereto. The Acquired Companies, and to the Knowledge of Sellers, the other parties to each Material Contract have not repudiated any provision of such Material Contract. Sellers, the Company and its Subsidiaries have not received written notice or, to the Knowledge of Sellers, oral notice that any party to a Material Contract intends to cancel or terminate such Material Contract. The Company has delivered to Buyer a correct and complete copy, or in the case of oral Contracts, a summary, of each Material Contract, including any amendments, modifications or supplements thereto.
Section 4.17. Real Property.
(a)    The Acquired Companies do not own any real property or hold any rights to acquire real property.
(b)    Schedule 4.17(b) sets forth a correct and complete list of all real property that is leased, subleased and/or occupied by any Acquired Company (the “Leased Real Property”), including the name of the landlord (or sublandlord, as applicable) under the applicable Lease, the name of the entity holding such leasehold interest, the street address and unit number of each Leased Real Property. The Company has delivered to Buyer correct and complete copies of each of the leases pursuant to which any Acquired Company leases the Leased Real Property (the “Leases”). The Leased Real Property constitutes all of the real property used, held for use or intended to be used in the Business.
(c)    Except for the Leases, there are no leases, subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements, written or oral, granting to any person the right to purchase, use or occupy the Leased Real Property, or any portion thereof.
(d)    The occupancy, use and operation of the Leased Real Property comply in all material respects with all applicable Law and Governmental Authorizations. No Person other than the Acquired Companies occupy or is in possession of any portion of the Leased Real Property.

(e)    There are no pending or, to the Knowledge of Sellers, threatened, appropriation, condemnation, eminent domain or like proceedings relating to the Leased Real Property.
(f)    The improvements constructed on the Leased Real Property, including all leasehold improvements, owned or leased by any Acquired Company at the Leased Real Property, are: (i) in satisfactory operating condition, subject to ordinary wear and tear, (ii) sufficient for the operation of the Business in substantially the same manner as currently conducted and (iii) in material conformity with Law.
(g)    No written notice or, to the Knowledge of Sellers, oral notice of default or termination by any Acquired Company under any Lease is outstanding or, to the Knowledge of Sellers, threatened. During the past three (3) years, the Acquired Companies have not received any written notice that it is in violation of any zoning, use, occupancy, building, wetlands or environmental regulation, ordinance or other Law relating to the Leased Real Property. During the past three (3) years, the Acquired Companies have not received any written notice of, and, to the Knowledge of Sellers, there is no, pending, threatened or contemplated condemnation proceeding affecting any Leased Real Property or of any sale or other disposition of any of the Leased Real Property in lieu of condemnation.
(h)    The Acquired Companies have the right to quiet enjoyment of the real properties leased by it as lessee for the full term of the applicable Lease thereof to the extent provided in each such Lease.
Section 4.18. Taxes.
(a)    Each Acquired Company has timely and duly filed all Tax Returns required to be filed by it, and all such Tax Returns are true, correct and complete in all material respects and were prepared in substantial compliance with applicable Law. All Taxes of the Acquired Companies (whether or not shown on any Tax Returns) have been fully and timely paid. No Acquired Company is currently the beneficiary of any extension of time within which to file any Tax Return.
(b)    The Company has delivered or made available to Buyer copies of all Tax Returns filed for or with respect to the Acquired Companies for taxable periods ending after January 1, 2012.
(c)    No claim or nexus inquiry has been made by any Governmental Authority in a jurisdiction where any Acquired Company does not file Tax Returns or pay Taxes (including withholding Taxes) that any Acquired Company is or may be subject to taxation by, or have a duty to deduct, withhold or collect and pay over Taxes to, that jurisdiction (including federal, state, local or foreign jurisdictions).
(d)    Each Acquired Company has deducted, collected or withheld from amounts paid or owing to any employees, independent contractors, vendors, suppliers, creditors, stockholders, members and other Persons required by applicable Law to be deducted, collected or withheld and timely paid such amounts deducted, collected or withheld to the appropriate Governmental Authority, and each Acquired Company has complied in all respects with all Tax information reporting provisions of all applicable Laws. Each Acquired Company has properly requested, received and retained exemption certificates and other documentation supporting any claimed exemption from or waiver of Taxes on sales or other transactions as to which any Acquired Company otherwise would have been obligated to collect or withhold Taxes. No Acquired Company is, nor has any Acquired Company received any written notice or, to the Knowledge of Sellers, oral notice that it is or may be, in violation (or with notice that it will be in violation) of any applicable Law relating to the withholding of Taxes and payment of such withholdings to the appropriate Governmental Authority.
(e)    (i) No Tax Contest is ongoing or pending or threatened in writing with respect to any Acquired Company and no matter relating to Taxes of any Acquired Company is under discussion with any Governmental Authority, (ii) no Acquired Company has received any written notification that any Tax Contest may be commenced with respect to any Tax Returns or Taxes of any Acquired Company, (iii) to the Knowledge of Sellers, there is no proceeding referred to in (i) or (ii) above based upon personal contact with any agent of a Governmental Authority with any employee or representative of any Acquired Company and (iv) there are no deficiencies for Taxes asserted or assessed against any Acquired Company by a Governmental Authority that have not been fully and timely paid, or otherwise settled with the relevant Governmental Authority.
(f)    There are no outstanding agreements, waivers, consents or arrangements extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, Taxes due from or payable by any Acquired Company for any taxable period and no written or other request for any such waiver or extension is currently pending. No power of attorney has been executed by or on behalf of any Acquired Company with respect to any matter relating to Taxes that is currently in force.
(g)    No Acquired Company has: (i) been a member of an affiliated, consolidated, combined or other similar group for Tax purposes filing a combined, consolidated, unitary or other similar Tax Return or (ii) any Liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or by Tax sharing agreement, Tax indemnification agreement, Tax distribution agreement, or other similar arrangement, other than commercial Contracts entered into in the Ordinary Course that do not primarily relate to Taxes, pursuant to Law or otherwise.
(h)    The unpaid Taxes of the Acquired Companies did not, as of the Most Recent Balance Sheet Date, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Financial Statements, and do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Acquired Companies in filing its Tax Returns. Since the Most Recent Balance Sheet Date, the Acquired Companies have not incurred any Liability for Taxes outside the Ordinary Course.
(i)    There are no Liens for Taxes upon the assets of any Acquired Company, except for statutory Liens for current Taxes not yet due and payable. To Knowledge of Sellers, there exists no pending claim relating to Taxes that, if adversely determined, would result in any Lien on any of the assets of any Acquired Company.
(j)    None of the assets of any Acquired Company (i) directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code, (ii) is tax-exempt bond financed property under Section 168(g)(5) of the Code, (iii) is tax-exempt use property within the meaning of Section 470(c)(2) or Section 168(h) of the Code, (iv) is subject to a motor vehicle operating lease under Section 7701(h) of the Code or any predecessor provision, or (v) is treated as owned by any other Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986.
(k)    No Acquired Company has been a party to a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b) or any similar transaction requiring disclosure pursuant to applicable state, local or foreign Law.
(l)    No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing; (ii) use of an improper method of accounting prior to the Closing; (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed prior to the Closing; (iv) installment sale or open transaction disposition made prior to the Closing; (v) prepaid amount received prior to the Closing; (vi) intercompany transaction or excess loss account described in Treasury Regulations Section 1.1502 (or any similar provision of applicable Law); or (vii) election by the Acquired Companies under Section 108(i) of the Code made prior to the Closing.
(m)    There are no outstanding rulings of, or closing agreements or other similar agreements with, or requests for rulings by or closing agreements or other similar agreements with, any Governmental Authority with respect to any Acquired Company that are, or if issued or entered into would be, binding on any Acquired Company after the Closing. No Acquired Company is a party to, bound by or beneficiary of any Tax incentive, Tax abatement, payment in lieu of or other similar agreement or arrangement with any Governmental Authority.

(n)    The Company is and has been at all times since formation a validly electing “S corporation” within the meaning of Sections 1361 and 1362 of the Code for U.S. federal income tax purposes (and within the meaning of applicable state and local Law for applicable state and local Tax purposes), and ValuePenguin OpCo is and has been at all times since formation a validly electing “S corporation” or “qualified subchapter S subsidiary” within the meaning of Sections 1361 and 1362 of the Code for U.S. federal income tax purposes (and within the meaning of applicable state and local Law for applicable state and local Tax purposes). The U.S. federal income tax classification of each Acquired Company and each other Person in which each Acquired Company owns an Equity Interest for U.S. federal income tax purposes is set forth on Schedule 4.18(n), and except as set forth on Schedule 4.18(n) the Acquired Companies are not a party to or partner in any joint venture, partnership or other arrangement or contract that could be treated as a partnership for U.S. federal income tax purposes. For the avoidance of doubt and notwithstanding anything herein to the contrary, the Sellers shall not be liable for any breach of representations or warranties (including the failure of the Company or ValuePenguin OpCo not being treated as a subchapter S corporation or qualified subchapter S subsidiary on the Closing Date) that results in the failure to qualify for the Section 338(h)(10) Election or to fully obtain the Tax benefits of the Section 338(h)(10) Election, or for any Taxes of the Acquired Companies resulting from making the Section 338(h)(10) Election, except solely as a result of a willful breach of any covenant or agreement in this Agreement by any Seller or the Sellers’ Representative that results in the Company or ValuePenguin OpCo not being treated as a subchapter S corporation or qualified subchapter S subsidiary.
(o)    Each Seller (or, if any Seller is disregarded for U.S. federal income tax purposes, each such Seller’s regarded owner) is a United States person within the meaning of Section 7701(a)(30) of the Code. No Seller (or, if any Seller is disregarded for U.S. federal income tax purposes, each such Seller’s regarded owner) has made an election pursuant to Section 965(i) of the Code.
(p)    No Acquired Company has been a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.
(q)    No Acquired Company owns or has owned stock or any other interest treated as equity for U.S. federal income tax purposes in any Person that was classified as a “controlled foreign corporation” within the meaning of Section 957 of the Code or a “passive foreign investment company” within the meaning of Section 1297 of the Code. No Acquired Company has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country or jurisdiction other than the country or jurisdiction in which it is organized. The Acquired Companies and Affiliates have properly and timely documented their transfer pricing methodology in compliance with Sections 482 and 6662 of the Code and any similar provision of applicable Law.
Section 4.19. Insurance. Schedule 4.19 sets forth a complete and correct list of all insurance policies for which any Acquired Company is a policyholder or a named insured (the “Insurance Policies”). Schedule 4.19 also sets forth all claims made under any such policy in the past five (5) years. All Insurance Policies are in full force and effect in accordance with their terms and all premiums with respect thereto covering all periods up to and including the Closing Date have been paid. No material default exists with respect to the obligations of any Acquired Company under the Insurance Policies. Since December 31, 2015, the Acquired Companies have not received any written notice of cancellation, material change in premium or denial of renewal in respect of any of the Insurance Policies. This Section 4.19 shall not apply to any Benefit Plans or other employee benefit arrangements. There are no claims by any Acquired Company pending under any Insurance Policies where coverage has been questioned, denied or disputed by the underwriters of such Insurance Policies.
Section 4.20. Compliance with Law.
(a)    The Company and each of its Subsidiaries are currently in, and during the past three (3) years has been in, compliance with applicable Law in all material respects. The Company has delivered to Buyer complete and correct copies of all written notices received by Sellers, the Company or any of its Subsidiaries alleging any violation under any applicable Law that Sellers, the Company or any of its Subsidiaries has received since January 1, 2015.

(b)    Each of the Acquired Companies is in possession of, and in compliance in all material respects with, all Governmental Authorizations necessary for it to own, lease and operate its properties and to carry on the Businesses as currently conducted. Schedule 4.20 lists all Governmental Authorizations held by the Acquired Companies. All such Governmental Authorizations are in full force and effect. All required filings with respect to the Governmental Authorizations have been timely made and all required applications for renewal thereof have been timely filed. Since January 1, 2015, the Acquired Companies have not received written notice from any Governmental Authority revoking, cancelling, suspending or adversely modifying or threatening to revoke, cancel, suspend or adversely modify any Governmental Authorization or alleging that any Acquired Company is in material violation of any such Governmental Authorization.
Section 4.21. No Pending Actions. There are no, and since January 1, 2015, there have not been any, Actions (a) pending or, to the Knowledge of Seller, threatened in writing against the Company or any of its Subsidiaries or any of its properties or assets or any of the managers, officers or employees of the Company or any of its Subsidiaries in their capacity as such, (b) pending or, to the Knowledge of Sellers, threatened in writing against the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the Company’s ability to execute, deliver or perform its obligations under any Company Transaction Document, or to timely consummate the transactions contemplated thereby or (c) initiated or threatened in writing by any Acquired Company. The Company and its Subsidiaries are not, and since January 1, 2015, have not been, subject to any order, writ, judgment, settlement, award, injunction or decree of any Governmental Authority.
Section 4.22. Environmental Compliance.
(a)    (i) the Acquired Companies possess all Governmental Authorizations required by applicable Laws relating to pollution or protection of the environment (“Environmental Laws”) and (ii) the Acquired Companies are, and during the past six (6) years have been, in compliance in all material respects with all terms and conditions of such Governmental Authorizations and all Environmental Laws.
(b)    The Acquired Companies have not received any written notice regarding any actual or alleged material violation by any Acquired Company of Environmental Laws, or any investigatory, remedial or corrective obligations of any Acquired Company under Environmental Laws, relating to any of the Leased Real Property arising under Environmental Laws that is pending and unresolved.
(c)    There are no pending or, to the Knowledge of Sellers, threatened orders, writs, judgments, awards, injunctions or decrees of any Governmental Authority or Actions involving environmental matters or Environmental Laws against any Acquired Company.
(d)    The Acquired Companies have not assumed, undertaken, or provided an indemnity with respect to any material or potentially material Liability of any other Person under Environmental Laws.
Section 4.23. Related Party Transactions. Except (a) for the Transaction Documents and the transactions contemplated thereby, (b) as set forth on Schedule 4.23 and (c) for any employment agreements or other compensation arrangements set forth on the Disclosure Schedule, any Acquired Company’s Organizational Documents and standard confidentiality agreements (the form of which has been provided to Buyer), neither the Acquired Companies, any Seller, any Affiliate, nor any related Person of any of them (i) owns, or during the past three (3) years, has owned, of record or as a beneficial owner, an Equity Interest or any other financial or profit interest in any Person that has (A) had business dealings or a material financial interest in any transaction with any Acquired Company or (B) engaged in competition with the Business; provided, that the passive ownership of securities representing less than five percent (5%) of the outstanding voting power of any Person shall not be deemed to be a “financial interest” in any such Person; (ii) is a party to any Contract or other business arrangement with, or has any claim or right against, any Acquired Company or the Business; (iii) owns any direct or indirect interest of any kind in, or controls or has controlled, or is a manager, officer, director, shareholder, member or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, vendor, customer, landlord, tenant, creditor or debtor of any Acquired Company; and (iv) owns or has, or has had, directly or indirectly, any interest (other than the Shares) in any property (real or personal, tangible or intangible) that is used in the conduct of the Business.

Section 4.24. Customers and Suppliers.
(a)    Schedule 4.24(a) sets forth a list of the ten (10) largest customers of the Acquired Companies (the “Material Customers”), measured by Dollar volume of the aggregate purchases by all customers, during each of the 2017 calendar year and the period beginning on January 1, 2018 and ending on November 30, 2018, showing the amount of payments made by such customers during each such period; provided, that “customers” shall include third parties on whose behalf any Acquired Company markets products, even if such third parties pay any Acquired Company for such marketing services via third party payment processors or platforms. To the Knowledge of Sellers, there are no bankruptcies filed by, on behalf of, or against any Material Customer. To the Knowledge of Sellers, no Material Customer intends to terminate, cancel or materially change any Contract with any Acquired Company or its use of goods or services of any Acquired Company to the detriment thereof in the future. Except as specifically disclosed on Schedule 4.24(a), the Acquired Companies are not involved in any dispute or controversy with any Material Customer, and no promotional sale, discount, rebate, write-down or other similar accommodations have been made, offered or promised to any Material Customer outside of the Ordinary Course.
(b)    Schedule 4.24(b) sets forth a list of the ten (10) largest suppliers (“Material Suppliers”) of any Acquired Company, as measured by the Dollar volume of purchases from such suppliers by any Acquired Company, in the aggregate, during each of the 2017 calendar year and the period beginning on January 1, 2018 and ending on November 30, 2018, showing the amount of payments made by any Acquired Company to each such supplier during each such period. To the Knowledge of Sellers, there are no bankruptcies filed by, on behalf of, or against any Material Supplier. To the Knowledge of Sellers, no Material Supplier intends to terminate, cancel or materially change the terms of any Contract with any Acquired Company, or its provision of goods or services to any Acquired Company to the detriment thereof in the future.
Section 4.25. Brokers’ Fees. Except for fees payable to Vista (which will be Company Transaction Expenses or otherwise borne by Sellers), there is no fee or commission payable by any Acquired Company to any investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of any of the Acquired Companies in connection with the Transaction Documents or the transactions contemplated therein.
Section 4.26. Anti-Corruption Matters. None of the Company, any of its Subsidiaries, nor any of their respective officers, directors or employees in their capacities as such has offered, authorized, made, paid or received (whether previously or agreed to do so in the future), directly or indirectly, any bribes, kickbacks or other similar payments or offers or transfers of value in connection with obtaining or retaining business or to secure an improper advantage to or from any Person in violation of any anti-corruption and anti-bribery Laws. None of the Company, any of its Subsidiaries, nor any of their respective officers, directors or employees in their capacities as such has, directly or indirectly, committed any violation of any anti-corruption or anti-bribery Laws.
Section 4.27. HSR Act. As of the date of this Agreement and as of the Closing:
(a)    the Company will be its own ultimate parent entity (as such term is defined in 16 C.F.R. § 801.1(a)(3)) and will not be controlled (as such term is defined in 16 C.F.R. § 801.1(b)) by any other person or entity (as such terms are defined in 16 C.F.R. § 801.1(a));
(b)    the total assets (as such term is defined in 16 C.F.R. § 801.11) of the Company will be less than $16.9 million;
(c)    the annual net sales (as such term is defined in 16 CFR § 801.11) of the Company will be less than $168.8 million; and
(d)    the Company is not engaged in manufacturing (as such term is defined in 16 C.F.R. § 801.1(j)).
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers and the Company that the following statements contained in this Article 5 are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date (except for statements that speak only as of a specific date, in which case such statements are true and correct as of such specified date):
Section 5.1.    Organization and Qualification. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware. Buyer has all requisite limited liability company power and authority to own and operate its properties and assets and to carry on its business as currently conducted. Buyer is duly qualified to do business and is in good standing in each jurisdiction where the ownership or operation of its properties and assets or the conduct of its business requires such qualification, except for failures to be so qualified or in good standing that would not, individually or in the aggregate, reasonably be expected to materially adversely affect Buyer’s ability to execute, deliver or perform its obligations under any Transaction Document to which Buyer is a party (“Buyer Transaction Documents”), or to timely consummate the transactions contemplated thereby (a “Buyer Material Adverse Effect”).
Section 5.2.    Corporate Authorization. Buyer has all requisite limited liability company power and authority to execute and deliver each of the Buyer Transaction Documents, and to perform its obligations thereunder. The execution, delivery and performance by Buyer of each of the Buyer Transaction Documents have been duly and validly authorized by Buyer and no additional limited liability company consent by Buyer is required in connection therewith.
Section 5.3.    Binding Effect. Each of the Buyer Transaction Documents, when executed and delivered by the Parties thereto (assuming due execution and delivery by the other Parties and thereto), will constitute a valid and legally binding obligation of Buyer, enforceable against Buyer, in accordance with their respective terms, except as limited by the Enforceability Exceptions.
Section 5.4.    Regulatory Approvals and Third Party Consents.
(a)    Assuming the accuracy of the representations and warranties set forth in Section 4.27, no Governmental Authorization or filing is required to be obtained by Buyer from, or to be given by Buyer to, or made by Buyer with, any Governmental Authority or securities exchange, as a result of the execution, delivery or performance by Buyer of its obligations under the Buyer Transaction Documents, except for such Governmental Authorization or filings that if failed to be obtained, given or made would not, individually or in the aggregate, reasonably be expected to result in a Buyer Material Adverse Effect.
(b)    No consent, approval, waiver or authorization is required to be obtained by Buyer from, or to be given by Buyer to, or made by Buyer with, any Person other than a Governmental Authority or securities exchange, as a result of the execution, delivery or performance by Buyer of the Buyer Transaction Documents, except for such consents, approvals, waivers or authorizations of which the failure to obtain would not, individually or in the aggregate, reasonably be expected to result in a Buyer Material Adverse Effect.
Section 5.5.    Non-Contravention. The execution, delivery and performance by Buyer of each of the Buyer Transaction Documents, and the consummation of the transactions contemplated thereby, do not and will not: (a) violate any provision of the Organizational Documents of Buyer, (b) materially conflict with, or result in the material breach of, or constitute a material default under, or result in the termination, cancellation, material modification or acceleration (whether after the filing of notice or the lapse of time or both) of any material right or obligation of Buyer under, or result in a loss of any benefit to which Buyer is entitled under, any Contract to which Buyer is a party or result in the creation of any Lien (except Permitted Liens) upon any of its assets or (c) materially violate or result in a material breach of or constitute a material default under any Law or Governmental Authorization to which Buyer or its Affiliates are subject.
Section 5.6.    No Pending Actions. As of the date of this Agreement there are no Actions pending or, to Buyer’s knowledge, threatened against Buyer that, individually or in the aggregate, would have a material adverse effect on Buyer’s ability to execute, deliver or perform its obligations under any Buyer Transaction Document, or to timely consummate the transactions contemplated thereby. As of the date of this Agreement Buyer is not subject to any order, writ, judgment, award, injunction or decree of any Governmental Authority that, individually or in the aggregate, would have a material adverse effect on Buyer’s ability to execute, deliver or perform its obligations under any Buyer Transaction Document, or to timely consummate the transactions contemplated thereby.
Section 5.7.    Financial Capability. Buyer has sufficient funds and adequate financial resources to satisfy its monetary and other obligations (including to consummate the purchase and sale of the Shares) under this Agreement.
Section 5.8.    Investment Representations.
(a)    Buyer is acquiring the Shares solely for investment purposes and not with a view to, or for sale in connection with, any distribution thereof in violation of any Law (including the Securities Act of 1933 (the “Securities Act”)), and Buyer is an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act.
(b)    Buyer acknowledges the Shares are not registered under the Securities Act or any other applicable securities or “blue-sky” Laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of such Securities Act or pursuant to an applicable exemption therefrom and pursuant to any other applicable securities or “blue-sky” Laws.
(c)    There are no existing Contracts pursuant to which Buyer will divest or otherwise dispose of the Shares or the assets of or equity in, or by any other manner, the Company.
Section 5.9.    No Other Representations.
(a)    Buyer is an informed and sophisticated Person, and has engaged expert advisors experienced in the evaluation and acquisition of assets as contemplated hereunder. Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby. Buyer acknowledges and agrees that it is relying exclusively on the representations set forth in Articles 3 and 4 and its own examination and investigation of the Company and that it is not relying on any other statements or documents.
(b)    Without limiting the generality of the foregoing, Buyer acknowledges that: (i) neither the Company nor any Seller makes any representation or warranty with respect to (A) any projections, estimates or budgets delivered to or made available to Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or the Business or the future business and operations of the Company or the Business or (B) any other information or documents made available to Buyer or its counsel, accountants or advisors with respect to the Company or any of their respective businesses, assets, liabilities or operations, except as expressly set forth in this Agreement and (ii) Buyer has not relied and will not rely upon any of the information described in subclauses (A) and (B) of clause (i) above in executing, delivering and performing this Agreement and the transactions contemplated hereby or any other information, representation or warranty except those representations or warranties set forth in Articles 3 and 4 in negotiating, discussing, executing, delivering and performing this Agreement and the transactions contemplated hereby.
Section 5.10. Brokers’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer or any of its Affiliates who might be entitled to any fee or commission from Buyer or its Affiliates in connection with the transactions contemplated hereby.
ARTICLE 6
COVENANTS

Section 6.1.    Conduct of Business.
(a)    Except as otherwise contemplated by this Agreement (including consummating the Restructuring in accordance with the terms of this Agreement) or as consented to by Buyer in writing (which consent shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, Sellers shall, and shall cause each Acquired Company to, conduct the Business in the Ordinary Course and use commercially reasonable efforts to preserve intact their business operations, organization, goodwill and relationships with employees, customers, suppliers and other third parties.
(b)    Without limiting the generality of Section 6.1(a), except (x) as otherwise consented to by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), (y) as listed on Schedule 6.1(b) and (z) for the Restructuring, during the Pre-Closing Period, Sellers shall not, and shall cause the Company and its Subsidiaries not to:
(i)    make, set aside or pay any dividend on, or other distribution in stock or property in respect of any Equity Interests of any Acquired Company, or any purchase, redemption or other acquisition by any Acquired Company of its Equity Interests (other than any such dividend, distributions, purchases, redemptions, acquisitions or other similar transactions with respect to Tax distributions);
(ii)    adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any Equity Interests of any Acquired Company;
(iii)    grant, issue, sale, transfer or other dispose of any of Equity Interests of any Acquired Company, or grant of any options, warrants, calls or other rights to purchase or obtain (including upon conversion, exchange or exercise) any Equity Interests of any Acquired Company;
(iv)    implement or adopt any change in any Acquired Company’s accounting methods, principles or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies), except as may be required by Law or GAAP;
(v)    materially reevaluate any Acquired Company’s assets, excluding writing- off or discounting of notes, accounts receivable or other assets in the Ordinary Course consistent with past practice;
(vi)    with respect to any Acquired Company: (A) make, change, or rescind any Tax election; (B) change any annual Tax accounting period or change or adopt any method of Tax accounting; (C) settle or compromise, or agree to settle or compromise, any Tax Contest or other Tax Liability; (D) extend or waive, or file or submit for any extension or waiver, of any statute of limitation with respect to Taxes; (E) obtain or execute, or file for or request, any ruling from or agreement with any Governmental Authority relating to Taxes; (F) prepare or file any Tax Return outside the Ordinary Course consistent with past practices or prepare or file any amended Tax Return or claim for any Tax refund or (G) take any action to surrender any right to claim a Tax refund, offset or other reduction in Tax Liability;
(vii)    amend any Acquired Company’s Organizational Documents;
(viii)    make any investment in, or any loan, advance or capital contribution to, any other Person (other than the advancement of business costs and expenses to employees or independent contractors in the Ordinary Course);
(ix)    acquire (by merger, stock or asset purchase, consolidation, or otherwise) any corporation, partnership, other business organization or any material business or division thereof;
(x)    incur any single capital expenditure or enter into any Contract or commitment therefor in excess of $100,000;

(xi)    enter into any Contract for the purchase or lease (as lessor or lessee) of real property;
(xii)    create, incur, assume or agree to create, incur, or assume or guarantee, any indebtedness for borrowed money other than money borrowed or advanced in the Ordinary Course or under existing lines of credit;
(xiii)    voluntarily create or assume any Lien (except Permitted Liens) on any asset of any Acquired Company;
(xiv)    sell, lease (as lessor), transfer, license, mortgage, pledge or otherwise dispose of any of the Acquired Companies’ material assets (other than Excluded Assets), other than sales of inventory or equipment, sub-leases, licenses and other transactions in the Ordinary Course;
(xv)    increase in, entry into, termination or adoption of any Benefit Plan, other than as required by any such existing plan, any employment agreement in effect as of the date of this Agreement, or by Law;
(xvi)     (A) change the compensation or benefits payable to (or that may become payable) to of any employees, officer, director, agent, or independent contractor of any Acquired Company, or any acceleration in the vesting or payment of any compensation or benefits of any such individual; or (B) promote, hire, appoint, or extend offers of employment, or otherwise engagement for the provision of services, of any employee or individual independent contractor; in each case, other than changes made in the Ordinary Course of any Acquired Company or changes required by employment agreements in effect as of the date of this Agreement, or by any Law;
(xvii)    delay in paying any payables or other Liabilities of any Acquired Company when due or deferred expenses, in each case, outside the Ordinary Course;
(xviii)    institute, settle, or agree to settle any Actions which involve the assets of any Acquired Company or the Business;
(xix)    accelerate, write off or discount any accounts receivable of any Acquired Company other than in the Ordinary Course;
(xx)    accelerate, amend, terminate, or cancel or have terminated or cancelled, any Material Contract, enter into any Contract that, if effective as of the date of this Agreement would have been a Material Contract;
(xxi)    prepay any of the obligations of any Acquired Company or any other obligations relating to the Business other than in the Ordinary Course;
(xxii)    license in or purchase any Acquired Company Intellectual Property other than in the Ordinary Course;
(xxiii)    abandon, let lapse or otherwise dispose of any Acquired Company Intellectual Property other than in the Ordinary Course;
(xxiv)    assign, license out, or otherwise permit any Person (including any Excluded Subsidiary) to use any Acquired Company Intellectual Property, other than customers of the Acquired Companies in the Ordinary Course; or
(xxv)    commit to do any of the foregoing.
Section 6.2.    Access and Investigation. Subject to applicable Law, during the Pre-Closing Period, Sellers shall, and shall cause the Acquired Companies and their Representatives to: (a) afford Buyer and its Representatives (collectively, “Buyer Group”) reasonable access to the Acquired Companies’ personnel, properties, Contracts,

Government Authorizations, books and records and other documents and data; (b) furnish Buyer Group with copies of all such Contracts, Government Authorizations, books and records and other existing documents and data as Buyer may reasonably request; (c) furnish Buyer Group with such additional financial, operating and other relevant data and information as Buyer may reasonably request; (d) provide reasonable access to the Material Suppliers and Material Customers in a manner as shall be reasonably determined by the Sellers’ Representative and (e) otherwise cooperate and assist, to the extent reasonably requested by Buyer, with Buyer’s investigation of the properties, assets and financial condition related to the Acquired Companies; provided, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to the Sellers’ Representative, and in such a manner as not to interfere with the normal operations of the Acquired Companies. Notwithstanding anything to the contrary in this Agreement, neither Sellers nor any Acquired Company shall be required to disclose any information to Buyer if such disclosure would, (x) in the Sellers’ Representative’s reasonable belief, cause significant competitive harm to the Acquired Companies and their respective businesses if the transactions contemplated by this Agreement are not consummated; or (y) in the Company’s outside counsel’s opinion, jeopardize any attorney-client or other privilege or contravene any applicable Law, fiduciary duty or agreement entered into prior to the date of this Agreement. Prior to the Closing, without the prior written consent of the Sellers’ Representative, which may be withheld for any reason, Buyer shall not contact any suppliers to, or customers of, the Company and Buyer shall have no right to perform invasive or subsurface investigations of the Real Property. All requests for information made pursuant to this Section 6.2 shall be directed to the Person designated by the Company in a notice given to Buyer, and all such information shall be governed by the terms of Section 6.4 and the Mutual Non-Disclosure Agreement, dated October 3, 2016, by and between ValuePenguin OpCo and Buyer (the “Confidentiality Agreement”).
Section 6.3.    Consents and Approvals.
(a)    Each of the Parties shall cooperate, and use their respective commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary under applicable Laws to consummate the transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement, including obtaining all Consents of Governmental Authorities and other third parties necessary to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, if requested by Buyer, Sellers shall, and shall cause the Acquired Companies to, make appropriate requests and use commercially reasonable efforts to obtain any Consent from any third party that is required by Law or under any Contract of the Company; provided, that none of the Acquired Companies nor Sellers shall be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.
(b)    Without limitation of the rights or obligations of Sellers under Section 6.3(a) or otherwise, if any Contract will not remain in full force and effect at or after the Closing without one or more consents or approvals, and such consents or approvals have not been obtained prior to the Closing or do not remain in full force and effect at or after the Closing, then until such time as such consents or approvals are obtained, Sellers shall, and shall cause their respective Affiliates to, (i) continue to use commercially reasonable efforts to obtain such consents or approvals and (ii) cooperate in any reasonable and lawful arrangement designed to provide to Buyer and the Acquired Companies the benefits of the Contract (and any claims, rights or benefits thereunder or resulting therefrom) as to which such consents or approvals have not been obtained or do not remain in full force and effect.
Section 6.4.    Public Disclosure; Confidentiality.
(a)    Any public announcement, press release or similar publicity with respect to this Agreement or the transactions contemplated hereby will be issued, if at all, at such time and in such manner as Buyer determines; provided, that, if such announcement is not required by applicable Law, the content of such announcements shall be subject to the prior approval of the Sellers’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, if the Sellers’ Representative fails to timely respond to Buyer's request for such approval or comment, then Buyer may proceed with issuing any such announcement, press release or similar publicity.
(b)    Except with the prior written consent of Buyer or the Sellers’ Representative, as applicable, or as permitted by this Agreement, none of the Parties or any of their respective Affiliates or Representatives shall disclose to any Person: (i) the fact that any confidential information of the Company or any of its Subsidiaries has been disclosed to Buyer or its Representatives, or that any confidential information of Buyer has been disclosed to the Company, Sellers or the Sellers’ Representative or (ii) any information about the transactions contemplated hereby, including the status of such discussions or negotiations, the execution of any documents (including this Agreement) or any of the terms of the transactions contemplated hereby or the related documents (including this Agreement); provided, that the foregoing restrictions shall not prohibit disclosure of any such information by any Party or its Representative: (A) if required by applicable Law or the rules of any stock exchange on which Buyer’s or its Affiliates’ Equity Interests are listed, (B) as required in order to fulfill such Party’s obligations under this Agreement, (C) to any financial, legal or accounting advisor for the purpose of advising in connection with the transactions contemplated by the Transaction Documents (provided, that such advisor is made aware of and directed to comply with the provisions of this Section 6.4(b)) or (D) in connection with any Action with respect to any of the Transaction Documents. In the event of a disclosure by any Party or any of his, her or its Representatives (x) to a Person permitted by clauses (B), (C) or (D) of the immediately preceding sentence, such Party or Representative shall be liable for any subsequent disclosure or misuse by Person in breach of this Section 6.4(b), or (y) under clause (A) of the immediately preceding sentence, such Person shall promptly notify the Sellers’ Representative or Buyer, as applicable, in writing to the extent permitted by Law, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and such Person shall reasonably cooperate with Buyer or the Sellers’ Representative, as applicable (at such Person’s expense) to preserve the confidentiality of such information consistent with applicable Law.
(c)    Except with the prior written consent of Buyer, Sellers shall not, and shall cause each of their respective Affiliates and Representatives not to, disclose, furnish, disseminate, make available or use any of the Acquired Companies’ Confidential Information, whatever its nature and form and without limitation as to when or how Sellers or their respective Affiliates or Representatives may have acquired such information. In the event that any Seller or any of its Affiliates or Representatives is required by Law to disclose any such Confidential Information, such Seller shall (A) promptly notify Buyer in writing unless prohibited by Law, (B) cooperate with Buyer, at Buyer’s expense, to preserve, to the extent possible, the confidentiality of such Confidential Information and (C) only disclose that portion of such Confidential Information that, upon advice of counsel, is legally required to disclose. Each Seller specifically acknowledges that all such Confidential Information, whether reduced to writing, maintained on any form of electronic media or maintained in the mind or memory of any Seller or its Affiliates or Representatives, and whether compiled by an Acquired Company, an Excluded Subsidiary or any Seller, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Acquired Companies to maintain the secrecy of such information, that such information is the sole property of the Acquired Companies and that any retention and use of such information by any Seller or its Affiliates or Representatives will constitute a misappropriation of the Acquired Companies trade secrets.
(d)    The Confidentiality Agreement shall continue in full force and effect until the Closing, at which time the Confidentiality Agreement shall terminate and be of no further force or effect. If this Agreement is terminated prior to the Closing, then the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.
Section 6.5.    Exclusive Dealing. During the Pre-Closing Period, Sellers grant to Buyer the exclusive right to acquire the Shares. Sellers shall not, and shall cause the Company and its Subsidiaries not to, directly or indirectly, (a) solicit, initiate or encourage the submission of any proposal or offer from any Person relating to the acquisition of the Shares or any Equity Interests or any substantial portion of the assets of any Acquired Company (including any acquisition structured as a merger, consolidation or share exchange) or (b) participate in any discussions or negotiations regarding, furnishing any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Sellers shall promptly notify Buyer in writing if any Person makes any verbal or written proposal, offer, inquiry or contact with respect to any of the foregoing, but shall not be obligated to disclose the identity of the Person making, or disclose the terms of, such proposal, offer, inquiry or contact.

Section 6.6.    Non-Competition.
(a)    During the period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date (the “Non-Competition Period”), each of J. Wu, Quinn and Pen (each, a “Restricted Party”) shall not, and shall cause each of their Affiliates not to, directly or indirectly, (i) acquire, own, manage, operate, join, control, participate in the ownership, management, operation or control of or engage in, consult with or perform services for, lend money or capital to, invest capital in, or be connected in any manner with, including as a partner or through ownership of Equity Interests in, any business or Person (other than ownership of Equity Interests in Buyer or any of its Affiliates) that engages anywhere in the world (the “Restricted Territory”) that competes with the Business or (ii) become employed by or otherwise render personal services to any Person (other than Buyer or any of its Affiliates) that competes with the Business; provided, that nothing in this Agreement will prohibit any Restricted Party’s ability to (A) make or maintain passive investments of less than five percent (5%) of the outstanding equity of a Person so long as such Restricted Party or Affiliate, as applicable, has no active participation in connection with the business of such Person, (B) continue after the Closing to own or operate the businesses described in clauses (a) and (b) of the definition of “Excluded Businesses”, subject to the scope and geographic limitations set forth in such definition, or (C) with respect to the Restricted Parties who are members of the board of directors of NimbleFins as of the Closing Date, continue to serve as board members of NimbleFins for so long as such board membership is required by applicable Laws.
(b)    During the Non-Competition Period, each Restricted Party and V. Wu shall not, and shall cause each of their Affiliates not to, directly or indirectly, solicit or offer employment to any individual who is an employee of any Acquired Company or otherwise induce or attempt to induce (whether for their own account or for the account of any other Person) any individual who is an employee of any Acquired Company to leave the employ of Buyer, its Affiliates or any Acquired Company; provided, that nothing in this Section 6.6(b) shall prohibit any Restricted Party from: (i) using general solicitations (including through search firms) not targeted at employees of any Acquired Company, or employing any individual who responds to such solicitation; (ii) hiring, employing or discussing employment with any individual who contacts such Restricted Party independently without any solicitations by such Restricted Party or (iii) soliciting any individual who has left the employment of Buyer, its Affiliates or any Acquired Company at least twelve (12) months prior to such Restricted Party soliciting such individual.
(c)    During the Non-Competition Period, each Restricted Party shall not, and shall cause each of their Affiliates not to, directly or indirectly, induce or attempt to induce any customer, supplier, licensee or other business relation of any Acquired Company to cease doing business with Buyer, any Acquired Company or any of their respective Affiliates or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and Buyer, any Acquired Company or any of their respective Affiliates.
(d)    Each Restricted Party agrees that such Restricted Party’s obligations under this Section 6.6 are special and unique and that any violation thereof would not be adequately compensated by money damages, and each expressly grants Buyer the right to specifically enforce (including injunctive relief where appropriate) the terms of this Section 6.6.
(e)    The obligations contained in this Section 6.6 shall be construed as a series of separate covenants, one for each country, state, city or other political subdivision of the Restricted Territory. If any of such separate covenants (or any part thereof) is deemed invalid or unenforceable, Buyer and the Restricted Parties agree that such invalid or unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. If any of the provisions of this Section 6.6 are deemed to exceed the time, geographic or scope limitations permitted by applicable Law, Buyer and the Restricted Parties agree that such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable Law.
Section 6.7.    Release.
(a)    Each Seller, on behalf of such Seller and such Seller’s Affiliates, hereby releases and discharges, effective as of the Closing Date, each Acquired Company from any and all Actions, cross-claims, counter claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, claims for costs and attorney’s fees, or Liabilities of any nature whatsoever in law or equity, whether known or unknown, liquidated or contingent, which such Seller and such Affiliate ever had, now has or may have relating to, arising out of or in any way connected with the dealings of any Acquired Company and such Seller or Affiliate or any circumstance, agreement, action, omission, event or matter occurring or existing between them, in each case, on or prior to the Closing Date (collectively, the “Released Claims”); provided, that the Released Claims shall not include (i) any matters arising under or relating to the terms, conditions or other provisions or obligations under the Transaction Documents, (ii) rights to any accrued but unpaid compensation owed by the Company to Sellers as of the Closing to the extent included in Closing Working Capital, (iii) rights to any accrued but unpaid business expenses of Sellers to the extent that such expenses are reimbursable under the Company’s existing company policies and actually included as a Current Liability in the calculation of Closing Working Capital, or (iv) rights under any benefit plan maintained, contributed to or sponsored by the Company as of the Closing.
(b)    Each Party acknowledges that the Laws of many states provide substantially the following: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
Each Party acknowledges that such provisions are designed to protect a Party from waiving claims which such Party does not know exist or may exist. Nonetheless, each Party agrees that, effective as of the Closing Date, each Party shall be deemed to waive any such provision.
(c)    Each Party further agrees that no Party shall, nor permit any Affiliate thereof to: (i) institute an Action based upon, arising out of, or relating to any of the Released Claims, (ii) participate, assist, or cooperate in any such proceeding or (iii) encourage, assist and/or solicit any third party to institute an Action.
Section 6.8.    Access to Records after Closing. For a period of seven (7) years after the Closing Date (or, in the case of Tax Returns and other Tax records, seven (7) years after the expiration of the applicable statute of limitations, if shorter), each Seller and its Representatives shall have reasonable access to all of the books and records of any Acquired Company, to the extent that such access may reasonably be required in connection with matters relating to or affected by the operations of any Acquired Company prior to the Closing Date, including the preparation of such Seller’s Tax Returns, any Tax audits, the defense or prosecution of Actions (other than disputes with or against Buyer and its Affiliates), and any other reasonable need of such Seller to consult such books and records. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours. If Buyer or the Company, or any of their respective Affiliates, shall desire to dispose of any of such books or records prior to the expiration of such seven (7)-year period, Buyer shall, prior to such disposition, give the Sellers’ Representative a reasonable opportunity to segregate and remove such books and records as the Sellers’ Representative may select.
Section 6.9.    Tax Matters.
(a)    (i) At the option of Buyer, Buyer and Sellers shall jointly make, or cause to be jointly made, one or more elections under Section 338(h)(10) of the Code (and any corresponding election under applicable state or local Law) with respect to Buyer’s acquisition of the Company pursuant to this Agreement (collectively, the “Section 338(h)(10) Election”).
(ii)    In the event that Buyer elects to make a Section 338(h)(10) Election, (A) Sellers and the Sellers’ Representative shall cooperate in the preparation, execution and filing of all Tax Returns and other Tax forms and documentation, including IRS Forms 8023 and 8883 (and any other returns, forms or documentation required under applicable state or local Law to effectuate the Section 338(h)(10) Election) (collectively, the “Section 338(h)(10) Election Forms”), (B) Buyer and Sellers shall timely file, or cause to be timely filed, all Section 338(h)(10) Election Forms with the applicable Governmental Authority, and Buyer and Sellers shall not, and shall cause their Affiliates not to, revoke or modify any Section 338(h)(10) Election Forms, without the prior written consent of Buyer or the Sellers’ Representative, as applicable, (C) Buyer and Sellers shall, and shall cause their Affiliates to, report the transactions contemplated by this Agreement consistent with the making of the Section 338(h)(10) Election and (D) Buyer and Sellers shall not, and shall cause their Affiliates not to, take any position on any Tax Return, in any Tax Contest or otherwise before any Governmental Authority that is inconsistent with or contrary to the making of the Section 338(h)(10) Election, except in the case of this clause (D) as otherwise required by a determination within the meaning of Section 1313 of the Code (or applicable state or local Law).
(iii)    Without limiting the generality of Section 6.9(a)(ii)(A), prior to the Closing, Buyer and Sellers shall agree on the form and content of, and Sellers shall deliver to Buyer at the Closing two duly executed IRS Forms 8023 (and any other applicable state or local Tax forms) that reflect the Section 338(h)(10) Election. For clarity, Sellers shall deliver such IRS Forms 8023 (and other Tax forms) to Buyer at the Closing whether or not, as of the Closing, Buyer has elected to make a Section 338(h)(10) Election.
(iv)    In the event that Buyer elects to make a Section 338(h)(10) Election, Buyer shall prepare or cause to be prepared an allocation of the Purchase Price (and other relevant amounts for applicable Tax purposes) among the assets of the Company and, if applicable, any other Acquired Company for U.S. federal income (and other applicable) Tax purposes in accordance with Sections 338 and 1060 of the Code, the Treasury Regulations thereunder and other applicable Law (the “Allocation”). Such Allocation as prepared by Buyer in good faith shall be final and binding on the Parties and the Parties shall prepare and file, and cause their Affiliates to prepare and file, all Tax Returns on a basis consistent with such Allocation (including IRS Forms 8883) and the Parties shall not, and shall cause their Affiliates not to, take any position on any Tax Return, before any Governmental Authority or otherwise that is inconsistent with such Allocation, except as required by applicable Law. The Allocation may be adjusted from time to time by Buyer to take into account any amount treated as an adjustment to the Purchase Price for applicable Tax purposes in a manner consistent with the methodology used in the Allocation.
(v)    In the event that Buyer elects to make a Section 338(h)(10) Election, Buyer shall pay, or cause to be paid, to the Sellers’ Representative the Tax Gross Up Amount within ten (10) days of the final determination of the Tax Gross Up Amount pursuant to this Section 6.9(a)(v). Within thirty (30) days after the Company files its final IRS Form 1120S (or, if a dispute with respect to such IRS Form 1120S is submitted to the Accounting Expert pursuant to Section 6.9(b)(i), within thirty (30) days after the Accounting Expert’s determination), the Sellers’ Representative shall prepare in good faith and deliver to Buyer a schedule setting forth the Sellers’ Representative’s calculation of the Tax Gross Up Amount and all Tax Returns (including relevant income Tax Returns of Sellers), work papers and supporting materials or information. If Buyer objects to the Sellers’ Representative’s calculation of the Tax Gross Up Amount within thirty (30) days of Buyer’s receipt of such schedule, then Buyer and the Sellers’ Representative shall endeavor in good faith for a period of thirty (30) days after receipt of such objection to resolve any disputes with respect thereto. In the event that Buyer and the Sellers’ Representative are not able to resolve all such disputes within such 30-day period (or such longer period as mutually agreed upon by Buyer and the Sellers’ Representative), then either Buyer or the Sellers’ Representative may at any time thereafter submit any remaining disputed items to the Accounting Expert for resolution in a manner consistent with procedures set forth in Section 2.9(d), and the schedule as revised to reflect the determination of the Accounting Expert shall become final and binding on the Parties. For purposes of this Agreement, “Tax Gross Up Amount” means an amount equal to the sum of (A) the excess, if any, of (I) the Taxes paid by Sellers that includes the Closing Date over (II) the Taxes Sellers would have paid if a Section 338(h)(10) Election were not made with respect to Buyer’s acquisition of the Company pursuant to this Agreement and (B) an amount necessary to pay any additional Taxes (on an after-Tax basis) incurred by the Sellers as a result of receiving the Tax Gross Up Amount; provided, that the Tax Gross Up Amount shall be determined in accordance with the procedures set forth in this Section 6.9(a)(v). The intent of the Tax Gross Up Amount is to put the Sellers in the same after-tax position as if the Sellers had sold stock of the Company and no Section 338(h)(10) Election had been made. Once paid, the Tax Gross Up Amount shall not be subject to any adjustments (including in the event of a subsequent Tax audit or otherwise), except that, in the event that the IRS determines that the Company or ValuePenguin OpCo was not a valid “S corporation” or as a “qualified subchapter S subsidiary,” respectively, within the meaning of Section 1361 and 1362 of the Code as of the Closing and invalidates the Section 338(h)(10) Election, then Sellers shall pay to Buyer an amount equal to any Tax Gross Up Amount paid to Sellers pursuant to this Section 6.9(a)(v). The payments, if any, pursuant to this Section 6.9(a)(v) shall be treated as adjustments to the Purchase Price for U.S. federal income (and other applicable) tax purposes, except as otherwise required by applicable Law.

(b)    (i) At Sellers’ sole expense, the Sellers’ Representative shall prepare or cause to be prepared all income Tax Returns of any Acquired Company for taxable periods ending prior to or on the Closing Date for which the original due date (including extensions) is after the Closing Date, which includes, for clarity, the final IRS Form 1120S of the Company (the “Seller Returns”). Each such Seller Return shall be prepared in a manner consistent with the Company’s past practice except as otherwise required by Law or this Agreement, and in accordance with the provisions of this Agreement, and Sellers or the Sellers’ Representative shall timely pay to Buyer an amount equal to any Taxes reflected as due and payable on all such Seller Returns not less than five (5) days prior to the due date for such Taxes, to the extent that such Taxes are not expressly reflected as a Liability in the calculation of Closing Working Capital, as finally determined. The Sellers’ Representative shall deliver to Buyer, for Buyer’s review and comment, each such Seller Return at least forty-five (45) days prior to its due date (or if such Seller Return is due in fewer than forty-five (45) days after the Closing Date, then as soon after the Closing Date as is reasonably practicable). Buyer shall provide any written comments on each such Seller Return within twenty (20) days of receipt of such Seller Return, and the Sellers’ Representative shall consider in good faith any such comments that are reasonable. The Sellers’ Representative shall deliver to Buyer (not less than five (5) days prior to the applicable filing date for any such Seller Return), and Buyer shall file or cause to be filed, any Seller Return as finally prepared pursuant to this Section 6.9(b)(i). Notwithstanding anything to the contrary in this Section 6.9(b)(i), in the event that Buyer elects to make a Section 338(h)(10) Election, if Buyer provides written comments to the Sellers’ Representative with respect to the final IRS Form 1120S of the Company that Buyer believes could reasonably be expected to affect the Tax Gross Up Amount within twenty (20) days after receipt of such Seller Return by Buyer, then Buyer and the Sellers’ Representative shall endeavor in good faith for a period of thirty (30) days after receipt of such comments to resolve any disputes with respect thereto. In the event that Buyer and the Sellers’ Representative are not able to resolve all such disputes in such 30-day period, then either Buyer or the Sellers’ Representative may at any time thereafter submit any remaining disputed items to the Accounting Expert for resolution in a manner consistent with procedures set forth in Section 2.9. If all disputes with respect to such Seller Return are not resolved prior to the due date (including extensions) for such Seller Return, then such Seller Return shall be filed as prepared by the Sellers’ Representative, and such Seller Return shall be amended or otherwise refiled to reflect the determination of the Accounting Expert.
(ii)    The Company, at the Company’s sole expense, shall prepare and file, or cause to be prepared and filed, all Tax Returns of any Acquired Company, other than the Seller Returns, for a Pre-Closing Tax Period (including a Straddle Period) which are to be filed by any Acquired Company after the Closing Date (the “Company Returns”). Each such Company Return shall be prepared in a manner consistent with the Company’s past practice except as otherwise required by Law or this Agreement, and in accordance with the provisions of this Agreement, and Sellers or the Sellers’ Representative shall timely pay to Buyer not less than five (5) days prior to the due date for such Taxes, in the case of any such Company Return for a Tax period ending on or before the Closings Date, all Taxes reflected as due and payable on all such Company Returns or, in the case of any such Company Return for a Straddle Period, the portion of Taxes reflected as due and payable on all such Company Returns that are allocable to the Pre-Closing Tax Period, in each case, to the extent that such Taxes are not expressly reflected as a Liability in the calculation of Closing Working Capital, as finally determined. Buyer shall deliver to Sellers’ Representative, for Sellers’ Representative’s review and comment, any Company Return that could reasonably be expected to result in an indemnity obligation of Sellers for Taxes at least thirty (30) days (or such shorter period as reasonably required by circumstances or the nature of the applicable Tax Return) prior to its due date. The Sellers’ Representative shall provide any written comments on each such Company Return within fifteen (15) days (or such shorter period as reasonably required by circumstances or the nature of the applicable Tax Return) of receipt of such Company Return, and the Buyer shall consider in good faith any such comments that are reasonable.
(iii)    None of Buyer or any Affiliate of Buyer (including, after the Closing, the Acquired Companies) shall (A) amend, re-file or otherwise modify (or grant an extension of any statute of limitation with respect to) any Tax Return of any Acquired Company for a Pre-Closing Tax Period, (B) make or change any Tax election regarding an Acquired Company for a Pre-Closing Tax Period (other than in connection with the preparation of any Company Return pursuant to Section 6.9(b)(ii)), (C) intentionally take any affirmative action to surrender any right to claim a refund for Taxes of the Acquired Companies for which the Sellers are entitled to receive payment thereof, or (D) unless any such filing is determined in good faith by Buyer to be required, file any Tax Return of an Acquired Company with respect to a Pre-Closing Tax Period in any jurisdiction if the Acquired Company did not file a comparable Tax Return involving similar Tax items in such jurisdiction in the immediately preceding Tax period, or in each case without the prior written consent of the Sellers’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed), if such action could reasonably be expected to result in Indemnified Taxes and except as otherwise required by Law.
(c)    Any refunds (or credits in lieu thereof) of Taxes of the Acquired Companies for any Pre-Closing Tax Period (to the extent that such refunds (or credits) are not reflected as an asset in the calculation of Closing Working Capital, as finally determined) shall be for the account of Sellers and Buyer shall pay, or cause to be paid, to the Sellers’ Representative an amount equal to any such refunds (or credits) upon actual receipt of such refund in cash or application of such credit actually to reduce other Taxes due and owing by Buyer, the Company or any of their Affiliates. If requested by Sellers’ Representative, Buyer shall take at Sellers’ sole expense any reasonable action necessary for an Acquired Company to promptly claim Tax refunds (including filing amended Tax Returns or claims for refunds (or credits)) set forth in Schedule 6.9(c), unless Buyer determines in good faith that no reasonable basis exists for such refund. Any contrary provision of this Section 6.9(c) notwithstanding, (i) in the event that any such refund (or credit) is required to be repaid to a Governmental Authority, Sellers shall repay an amount equal to such refund (or credit) to Buyer (plus any penalties, interest, or other charges) within fifteen (15) days after repayment of such refund (or credit) by Buyer, the Company or any of their Affiliates to such Governmental Authority and (ii) the amount of any refund (or credit) that is required to be paid to the Sellers’ Representative (A) shall be reduced by the amount of any out-of-pocket costs and expenses (including Taxes) that Buyer, the Company or any of their respective Affiliates incur (or will incur) with respect to such refund (or credit), and (B) shall not include any refund (or credit) (which shall be for the benefit of Buyer, the Company or their respective Affiliates) that (X) results from the carryback of any net operating loss, capital loss or other Tax attribute generated or incurred in any Tax period (or portion of any Straddle Period) beginning after the Closing Date, (Y) is included in the computation of Closing Working Capital or (Z) any Acquired Company is required to pay over to another Person under any Contract executed on or before the Closing Date. Notwithstanding the foregoing, the aggregate amount of the Tax refunds that may be paid to Sellers (including interest and other payments made with respect thereto) shall in no event exceed $2,000,000.
(d)    (i) After the Closing Date, Buyer and the Sellers’ Representative, respectively, shall inform the other Party in writing of the commencement of any claim, audit, investigation, examination, or other proceeding relating to Taxes (each, a “Tax Contest”) against or with respect to any Acquired Company relating in whole or in part to a Pre-Closing Tax Period for which Buyer may be entitled to indemnity from Sellers under this Agreement.
(ii)    Subject to Section 6.9(d)(iii), after the Closing Date, Buyer shall have the exclusive right to represent the interests of the Acquired Companies in any and all such Tax Contests; provided, that, to the extent that any such Tax Contest could reasonably be expected to result in a Tax indemnification Liability of Sellers pursuant to this Agreement, (A) Buyer shall keep the Sellers’ Representative reasonably informed and consult in good faith with the Sellers’ Representative with respect to any such Tax Contest (and the Sellers’ Representative and its Tax counsel or Tax adviser, at Sellers’ expense, will be permitted to attend meetings with taxing authorities) and (B) Buyer shall provide the Sellers’ Representative with copies of all material correspondence, notices and other written materials received from any taxing authorities and shall otherwise keep the Sellers’ Representative informed on a reasonable basis of significant developments in such Tax Contest and of material communications involving representatives of the taxing authorities. Buyer shall not settle any such Tax Contest on a basis that would reasonably be expected to result in an indemnification obligation of Sellers for Taxes, unless the Sellers’ Representative consents to such settlement, which consent will not be unreasonably withheld, conditioned or delayed.
(iii)    The Sellers’ Representative shall, at Sellers’ expense, control any Tax Contest of an income Tax Return of the Company for any Tax period ending on or before the Closing Date (including, for the avoidance of doubt, Tax Contests with respect to the S corporation status and the allocation of the Purchase Price arising from the Section 338(h)(10) Election) or, if such Tax Contest could reasonably be expected to result in a material indemnification obligation of Sellers for Taxes, any other Tax Return of the Company for a Tax period ending on or before the Closing Date; provided, that the Sellers’ Representative shall (A) keep Buyer reasonably informed and consult in good faith with Buyer with respect to any such Tax Contest (and Buyer and its Tax counsel or Tax adviser, at Buyer’s expense, shall be permitted to attend meetings with taxing authorities), (B) provide Buyer with copies of all material correspondence, notices and other written materials received from any taxing authorities and shall otherwise keep Buyer informed on a reasonable basis of significant developments in such Tax Contest and of material communications involving representatives of the taxing authorities, (C) if such Tax Contest involves the validity of the Company’s status as an “S corporation” for U.S. federal income (or other applicable) tax purposes, take no material action without Buyer’s prior written consent, which consent will not be unreasonably withheld, conditioned or delayed, and (D) not settle, compromise or resolve any such Tax Contest without Buyer’s prior written consent, which consent will not be unreasonably withheld, conditioned or delayed.
(iv)    In the event of any inconsistency between the provisions of this Section 6.9(d) and any provision of Section 7.6, this Section 6.9(d) shall control.
(e)    Each Party shall cooperate (and cause their respective Affiliates to cooperate) on a reasonable basis, as and to the extent reasonably requested by the other Parties, in connection with the preparation and filing of Tax Returns and preparation for and defense against any Tax Contests pursuant to this Section 6.9.
(f)    All transfer, documentary, sales, use, stamp, registration and other such non-income Taxes (including any penalties and interest) incurred in connection with consummation of the transactions contemplated under this Agreement (collectively, “Transfer Taxes”) shall be borne fifty percent (50%) by Sellers, on the one hand, and fifty percent (50%) by Buyer, on the other hand, when due, and the Company will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. The cost and expense of preparing any such Tax Returns shall be borne fifty percent (50%) by Sellers, on the one hand, and fifty percent (50%) by Buyer, on the other hand. Each Party shall cooperate with each other Party to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any such Transfer Taxes. For the avoidance of doubt, any Transfer Taxes incurred as a result of the Section 338(h)(10) Elections shall be payable by the Buyer.
Section 6.10. Further Assurances. Each of the Parties shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably requested by any of the other Parties to carry out the provisions of this Agreement and give effect to the transactions contemplated hereby.
Section 6.11. Directors’ and Officers’ Indemnification and Exculpation.
(a)    All rights to indemnification and exculpation for acts or omissions occurring prior to the Closing now existing in favor of the current or former directors or officers (or persons holding similar positions) of the Company, who have the right to indemnification or exculpation by the Company (collectively, the “Covered Persons”) as provided in the Company’s Organizational Documents or in indemnification agreements set forth on Schedule 4.23, in each case as they exist as of the date of this Agreement shall continue in full force and effect in accordance with their terms for a period of not less than six (6) years after the Closing Date. Without limiting the foregoing, for a period of not less than six (6) years after the Closing Date, Buyer shall not, and shall not permit the Company to, amend, modify or terminate any Organizational Document or such indemnification agreement regarding or related to such indemnification or exculpation matters in a manner that would be materially adverse to the Covered Persons with respect to pre-Closing periods. Notwithstanding the foregoing, no Seller shall make any claim for indemnification pursuant to any Acquired Company’s Organizational Documents with respect to any claim brought by any Buyer Indemnified Person against any Seller or relating to any Transaction Document or any of the transactions contemplated thereby.
(b)    If the Company or its successors or assigns: (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Company shall assume all of the obligations of the Company set forth in this Section 6.11.
Section 6.12. Restructuring; Excluded Subsidiaries.
(a)    Sellers shall, and shall cause the Company and its Subsidiaries to, consummate the Restructuring prior to the Closing. Sellers shall provide Buyer drafts of all Restructuring Documentation at least five (5) Business Days prior to the Closing Date. All such Restructuring Documentation shall be subject to Buyer’s review and approval, which shall not be unreasonably withheld, conditioned or delayed. Nothing in this Section 6.12 shall affect the Buyer Indemnified Persons’ indemnification rights under Article 7.
(b)    After the Closing, upon Buyer’s written request, Sellers shall, and shall cause the Excluded Subsidiaries to, assign, transfer and convey to an Acquired Company any asset, Intellectual Property, Contract, or other right not specifically listed on Schedule 1.1(c) that was owned by any Excluded Subsidiary, or to which any Excluded Subsidiary was a party to, as of the Closing Date.
Section 6.13. Employee Matters.
(a)    As of the Closing Date, and for a period of at least twelve (12) months thereafter, Buyer will provide, or cause one of its Subsidiaries or Affiliates (including the Company) to provide, each Employee with (i) a base salary or an hourly wage rate that is not less than that provided to such Employee by the Acquired Companies immediately prior to the Closing, (ii) bonus and incentive compensation opportunities that are not less favorable than those provided to such Employee by the Acquired Companies immediately prior to the Closing, and (iii) employee benefits that are substantially comparable in the aggregate to Buyer’s similarly situated employees. Buyer and its Subsidiaries and Affiliates will recognize, for purposes of any personal time off taken in the first sixty (60) days of employment with Buyer and for eligibility and vesting purposes under the Buyer 401(k) Plan, all prior service of the Employees with the Acquired Companies as service with Buyer and its Subsidiaries and Affiliates; provided, that no such service credit will be recognized to the extent that it would result in a duplication of benefits. For purposes of clarity, nothing in this Section 6.13 shall restrict Buyer’s ability to terminate Employees at any time after the Closing.
(b)    As soon as practicable after the Closing, Buyer shall designate, or shall cause one of Buyer’s other Subsidiaries or Affiliates to designate, a defined contribution plan that includes a cash or deferred arrangement and that satisfies the requirements of Sections 401(a) and 401(k) of the Code (the “Buyer 401(k) Plan”) in which the Employees will be allowed to participate. Each Employee who was eligible to participate in the Company 401(k) Plan immediately prior to the termination of such plan shall become eligible to participate in the Buyer 401(k) Plan as soon as practicable after the Closing Date. Buyer shall cause the Buyer 401(k) Plan to accept “eligible rollover distributions” (within the meaning of Section 402(c)(4) of the Code) from the Company 401(k) Plan on behalf of Employees that elect such eligible rollover distributions into the Buyer 401(k) Plan and who remain employed by Buyer, any Acquired Company or any of their respective Subsidiaries or Affiliates at the time of such rollover.
(c)    Nothing in this Section 6.13 (i) is intended to, or will be construed to, confer upon any Employee or any other Person other than the Parties any rights or remedies hereunder, including the right to continued employment; or (ii) will establish, amend or be deemed to establish or amend any Benefit Plan or any other benefit plan, program, policy or arrangement of Buyer or any Acquired Company or will limit the rights of Buyer or any Acquired Company to establish, amend or terminate any Benefit Plan or any other benefit plan, program, policy or arrangement, whether before or after the Closing.
(d)    Each Continuing Employee shall be subject to a background check and drug screening as a condition of continued employment. Sellers shall cause the Company to use commercially reasonable efforts during the Pre-Closing Period to assist Buyer with collecting documentation and other reasonable assistance with respect to Buyer’s efforts to conduct criminal background checks and drug screenings on each Continuing Employee.
Section 6.14. Company 401(k) Plan Termination. Sellers shall cause the Company to take all actions as are necessary to be taken prior to the Closing to cause the Company 401(k) Plan to be terminated effective no later than the day immediately prior to the Closing, including causing the Company to fund any contributions, including employer matching contributions due to the 401(k) Plan and ensuring all forfeitures will be allocated or used prior to the termination. At least two (2) Business Days prior to the Closing Date, the Company shall provide Buyer or its legal counsel with a copy of the resolutions authorizing the Company 401(k) Plan termination for review and approval prior to their adoption, with such approval not to be unreasonably withheld, conditioned or delayed.
Section 6.15. Certain Domains. After the Closing and for the period (each, a “Redirect Period”) set forth opposite the applicable domain name on Schedule 6.15, Buyer shall, or shall cause the Acquired Companies to, redirect traffic from the domain names listed on Schedule 6.15 to one website owned by Sellers or an Excluded Subsidiary (such website to be specified by the Sellers’ Representative). At all times during the Redirect Period for the applicable domain, Sellers shall cause the following disclaimer to be prominently displayed on the website to which such traffic is redirected: “ValuePenguin is not in control of, or in any way affiliated with, the content displayed on this website.”
ARTICLE 7
INDEMNIFICATION
Section 7.1.    Survival.
(a)    Except as set forth in the next sentence, the representations and warranties contained herein or in any certificate delivered by a Party at the Closing pursuant to this Agreement shall survive the Closing and will continue in full force and effect for a period from the date of this Agreement until the eighteen (18) month anniversary of the Closing Date. The following representations, warranties, covenants and claims (each a “Special Matter”) shall survive the Closing and continue in full force and effect for the period specified: (i) any claim for breach of any covenant to be performed at or prior to the Closing shall survive until the eighteen (18) month anniversary of the Closing Date; (ii) any covenant to be performed after the Closing, and any claim for breach of or failure to perform any such covenant, shall survive until the earlier of the performance of such covenant or the expiration of the applicable statute of limitations (it being understood that claims for a breach of or failure to perform a covenant may be brought until expiration of the applicable statute of limitations, if later than the period during or by which such covenant was to be performed); (iii) the representations and warranties in Section 3.1 (Authorization), Section 3.2 (Binding Effect), Section 3.3 (Non-Contravention), Section 3.4 (Shares), Section 4.1 (Organization and Qualification), Section 4.2 (Corporate Authorization), Section 4.3 (Binding Effect), Section 4.5 (Non-Contravention), Section 4.6 (Capitalization), Section 4.7 (Subsidiaries), Section 4.25 (Brokers’ Fees), Section 5.1 (Organization and Qualification), Section 5.2 (Corporate Authorization), Section 5.3 (Binding Effect), Section 5.5 (Non-Contravention) and Section 5.10 (Brokers’ Fees) (collectively, the “Fundamental Representations”), and any claim for breach of a Fundamental Representation, shall survive until the expiration of the applicable statute of limitations; (iv) the representations and warranties in Section 4.18 (Taxes), the covenants relating to Taxes and the obligation to indemnify for Indemnified Taxes, and any claim for breach of any such representations, covenants or obligations, shall survive until the expiration of the applicable statute of limitations and (v) the representations and warranties in Section 4.14 (Employee Benefits) and Section 4.23 (Related Party Transactions), and any claim for breach of any such representation or warranty, shall survive the Closing until the third anniversary of the Closing Date.
(b)    No Indemnified Person shall be entitled to make any claim in respect of any representation, warranty or covenant after the expiration of its applicable survival date, except that any bona fide claim initiated by an Indemnified Person prior to the expiration of the applicable survival date in accordance with the provisions of this Agreement shall survive until it is settled or resolved pursuant to this Agreement to the extent that an Indemnified Person provides written notice in accordance with Sections 7.6 and 7.7 of such breach or inaccuracy to the Indemnifying Person prior to the applicable survival date.
(c)    The Parties specifically and unambiguously intend that the survival periods that are set forth in this Section 7.1 for the representations and warranties contained herein shall replace any statute of limitations for such representations or warranties that would otherwise be applicable.
Section 7.2.    Indemnification by Sellers.
(a)    Subject to the terms of this Article 7, from and after the Closing, each Seller shall (x) jointly and severally to the extent of any funds then remaining in the Escrow Account and, and thereafter, (y) on a several (and not joint) basis in accordance with such Seller’s Pro Rata Share, indemnify Buyer, the Acquired Companies and each of their respective successors and assigns, officers, directors, shareholders, employees, agents and Affiliates (collectively, the “Buyer Indemnified Persons”) and hold them harmless from and against any and all Losses incurred or suffered by a Buyer Indemnified Person resulting from or arising out of:

(i)    any breach or inaccuracy of any representation or warranty made by such Seller in Article 3 or in any certificate delivered by such Seller pursuant to this Agreement; or
(ii)    any breach or nonfulfillment of any covenant or agreement of such Seller under this Agreement.
(b)    Subject to the terms of this Article 7, from and after the Closing, each Seller shall (x) jointly and severally to the extent of any funds then remaining in the Escrow Account and, and thereafter, (y) on a several (and not joint) basis in accordance with such Seller’s Pro Rata Share, indemnify the Buyer Indemnified Persons and hold them harmless from and against any and all Losses incurred or suffered by a Buyer Indemnified Person resulting from or arising out of:
(i)    any breach or inaccuracy of any representation or warranty in Article 4 or in any certificate delivered by any Acquired Company pursuant to this Agreement;
(ii)    any breach or nonfulfillment of any covenant or agreement of any Acquired Company under this Agreement;
(iii)    any claim by any current or former holder (or alleged holder) of Equity Interests in any Acquired Company or any current or former direct or indirect subsidiary or predecessor of any Acquired Company or any other Person entitled (or claiming to be entitled) to any payment arising out of or in connection with this Agreement or the transactions contemplated hereby;
(iv)    any (A) Indemnified Taxes and (B) fifty percent (50%) of the Transfer Taxes;
(v)    any Indebtedness, other than (A) to the extent such Indebtedness is paid off in full at or prior to the Closing or (B) the amount of such Indebtedness included in Closing Indebtedness, as finally determined;
(vi)    any Company Transaction Expenses, other than (A) to the extent such Company Transaction Expense is paid at or prior to the Closing, or (B) the amount of such Company Transaction Expense that is included in the Closing Company Transaction Expenses, as finally determined;
(vii)    the Restructuring, including any Taxes related to or arising from the Restructuring; or
(viii)    any Excluded Asset, any Excluded Business, any Excluded Liability or any Excluded Subsidiary.
Section 7.3.    Indemnification by Buyer. Subject to the terms of this Article 7, from and after the Closing, Buyer shall indemnify Sellers and their successors and permitted assigns (collectively, the “Seller Indemnified Persons”) and hold them harmless from and against any and all Losses incurred or suffered by a Seller Indemnified Person resulting from or arising out of:
(a)    any breach or inaccuracy of any representation or warranty of Buyer in Article 5 or in any certificate delivered by Buyer pursuant to this Agreement; or
(b)    any breach or nonfulfillment of any covenant or agreement of Buyer under this Agreement.
Section 7.4.    Limitations on Indemnification.
(a)    Sellers shall have no Liability pursuant to Section 7.2(a)(i) or Section 7.2(b)(i) with respect to Losses unless and until the aggregate amount of such Losses exceeds $525,000 (the “Deductible”), and then only in respect of such excess; provided, that this Section 7.4(a) shall not apply to any Special Matter or to any claim based on fraud or intentional misrepresentation (but not negligent misrepresentation).

(b)    Buyer shall have no Liability pursuant to Section 7.3(a) with respect to Losses unless and until the aggregate amount of such Losses exceeds the Deductible, and then only in respect of such excess; provided, that this Section 7.4(b) shall not apply to any Special Matter or to any claim based on fraud or intentional misrepresentation (but not negligent misrepresentation).
(c)    Sellers shall have no Liability pursuant to Section 7.2(a)(i) or Section 7.2(b)(i) with respect to Losses in excess of the funds in the Escrow Account; provided, that this Section 7.4(c) shall not apply to any Special Matter or to any claim based on fraud or intentional misrepresentation (but not negligent misrepresentation).
(d)    Buyer shall have no Liability pursuant to Section 7.3(a) with respect to Losses in excess of the Indemnity Escrow Amount; provided, that this Section 7.4(d) shall not apply to any Special Matter or to any claim based on fraud or intentional misrepresentation (but not negligent misrepresentation).
(e)    No Seller shall have Liability pursuant to any other clauses of Section 7.2 in an aggregate amount greater than the portion of the Purchase Price actually paid to such Seller.
(f)    Buyer shall have no Liability pursuant to any other clauses of Section 7.3 in excess of the Purchase Price.
(g)    No Seller shall have any Liability pursuant to Section 7.2 with respect to a Loss the extent such Loss is reflected, reserved or accrued for (whether in whole or in part) in the Closing Statement or that is otherwise taken into account in the calculation of any adjustment to the Purchase Price pursuant to Article 2.
(h)    Sellers shall not be liable for (i) any Taxes of the Acquired Companies attributable to or resulting from the Section 338(h)(10) Election (including by way of example only, any Taxes under Section 1374 of the Code, Transfer Taxes or any income or franchise taxes imposed at an Acquired Company level by any state), (ii) the failure of the Acquired Companies to qualify for the Section 338(h)(10) Election or fully obtain the Tax benefits of the Section 338(h)(10) Election (including as a result of the Company or ValuePenguin OpCo not being treated as a subchapter S corporation or qualified subchapter S subsidiary), except solely as a result of a willful breach of any covenant or agreement in this Agreement by any Seller or the Sellers’ Representative that results in the Company or ValuePenguin OpCo not being treated as a subchapter S corporation or qualified subchapter S subsidiary, or (iii) any Taxes of the Acquired Companies incurred on the Closing Date after the Closing that are outside the Ordinary Course.
Section 7.5.    Other Limitations.
(a)    For all purposes of this Article 7, Losses incurred or suffered by an Indemnified Person shall be net of any amounts of any insurance proceeds actually received by the Indemnified Person (other than with respect to any self-insurance program of the Indemnified Person) or any indemnification or contribution payments under any Contract that are actually received by the Indemnified Person in connection with such Losses, after taking into account any deductible, costs and expenses incurred in collecting such insurance proceeds or other payments or any increase in insurance premiums as a result of such claim.
(b)    If the amount to be netted hereunder from any indemnification payment required hereunder is determined after payment by an Indemnifying Person to an Indemnified Person of any amount otherwise required to be paid as indemnification pursuant hereto, the Indemnified Person shall repay, promptly after such determination, any amount that the Indemnifying Person would not have had to pay pursuant hereto had such determination been made at the time of such payment.
(c)    Notwithstanding the fact that any Indemnified Person may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement in respect of any fact, event, condition or circumstance, no Indemnified Person shall be entitled to recover the amount of any Loss suffered by such Indemnified Person more than once, regardless of whether such Loss may be as a result of a breach of more than one representation, warranty, obligation or covenant or otherwise. In addition, any Liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such Liability, or a breach of more than one representation, warranty, covenant or agreement, as applicable.
(d)    Notwithstanding anything to the contrary in this Agreement, for purposes of determining under this Article 7 the amount of any Losses resulting from the breach of any representation or warranty (but not as the existence of such breach), any materiality, Material Adverse Effect or other similar qualification with respect to materiality contained in or otherwise applicable to such representation or warranty shall be disregarded.
(e)    Each Person entitled to indemnification hereunder or otherwise to reimbursement for Losses in connection with the transactions contemplated under this Agreement shall use commercially reasonable efforts to mitigate all Losses upon becoming aware of any event or circumstance that could reasonably be expected to give rise to any Losses that are indemnifiable or recoverable hereunder or in connection herewith.
(f)    For the purpose of this Article 7, in each case where a decision or agreement to be made by the Indemnified Person or the Indemnifying Person is, collectively, to be made by Sellers, then in each such case all references to such Indemnified Person or Indemnifying Person, as the case may be, in this Article 7 (except for provisions relating to an obligation to make or a right to receive any payments) shall be deemed to refer to the Sellers’ Representative acting on behalf of such Indemnified Person or Indemnifying Person, as applicable.
Section 7.6.    Third-Party Claim Indemnification Procedures.
(a)    In the event that any written claim or demand for which an Indemnifying Person may have Liability to any Indemnified Person hereunder, is asserted against or sought to be collected from any Indemnified Person by a third party (a “Third-Party Claim”), such Indemnified Person shall promptly, but in no event more than ten (10) days following such Indemnified Person’s receipt of a Third-Party Claim, notify the Indemnifying Person in writing of such Third-Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable, any other remedy sought thereunder, any relevant time constraints relating thereto of which the Indemnified Person is then aware, and a reasonably detailed explanation of the events giving rise to such Third-Party Claim and any other material details pertaining thereto of which the Indemnified Person is then aware (a “Claim Notice”); provided, that the failure to timely give a Claim Notice shall not relieve the Indemnifying Person of its obligations hereunder, except to the extent that the Indemnifying Person shall have been actually and materially prejudiced by such failure or as provided in Section 7.1. Thereafter, the Indemnified Person shall deliver to the Indemnifying Person, promptly following the Indemnified Person’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Person relating to the Third-Party Claim.
(b)    In the event that the Indemnifying Person notifies the Indemnified Person that it elects to defend the Indemnified Person against a Third-Party Claim within thirty (30) days following the receipt of notice from the Indemnified Person of a Third-Party Claim, the Indemnifying Person shall have the right to defend the Third-Party Claim which relates to any Losses indemnifiable hereunder by appropriate proceedings and with counsel reasonably satisfactory to the Indemnified Person and shall have the power to direct and control such defense at its expense, subject, solely in the case of a Third Party Claim received after the Indemnity Escrow Account has been released or exhausted in full, to the Indemnifying Person’s (i) acknowledging its indemnity obligation hereunder and undertaking to indemnify and hold the Indemnified Person harmless from, against and in respect of, and to pay to such Indemnified Person the full amount of any Losses arising out of, relating to or resulting therefrom (subject to any applicable limitations on such obligations set forth in this Agreement), and (ii) providing the Indemnified Person with evidence reasonably acceptable to the Indemnified Person that the Indemnifying Person will have the financial resources to defend against such Third-Party Claim and to fulfill its indemnification obligations hereunder. Notwithstanding the foregoing, the Indemnifying Person shall not have the right to assume the conduct and control of such defense if the Third-Party Claim which the Indemnifying Person seeks to assume control: (A) seeks monetary relief in excess of the purchase price actually paid hereunder; (B) seeks any non-monetary relief (including an injunction or other equitable relief) as the primary remedy against an Acquired Company or as any remedy that, if adversely decided, would apply to Buyer or any of its Affiliates (but excluding any Acquired Company); (C) involves criminal allegations; (D) involves a claim that, in the good faith and reasonable judgment of the Indemnified Person, the Indemnifying Person failed or is failing to reasonably prosecute or defend; (E) if the Indemnifying Person is a Seller, is asserted by or on behalf of a Person that is a significant supplier or significant customer of Buyer or any of its Affiliates (but excluding any Acquired Company); (F) relates to Taxes or (G) involves a claim by a Governmental Authority. Once the Indemnifying Person has made such election, the Indemnified Person shall have the right to participate in (but not control) any such defense and to employ separate counsel of its choosing at such Indemnified Person’s expense (unless based on the advice of counsel to the applicable Indemnified Person, a material legal conflict exists between the applicable Indemnified Person and the Indemnifying Person that would make such separate representation necessary, in which case the Indemnifying Person will bear such expense, subject to the limitations set forth herein). If the Indemnifying Person does not (or is not permitted to) elect to conduct or control the defense of any Third-Party Claim which relates to any Losses indemnifiable hereunder, the applicable Indemnified Person may conduct and control the defense of such Third-Party Claim; provided, that the Indemnified Person shall not settle, offer to settle or compromise such Third-Party Claim without the prior written consent of the Indemnifying Person (such consent not to be unreasonably withheld, conditioned or delayed).
(c)    If the Indemnifying Person assumes the defense of a Third-Party Claim, the Indemnifying Person shall not, without the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed, it being understood that withholding, delaying and/or conditioning consent to any settlement or compromise that involves anything other than payment of monetary damages shall be deemed to be reasonable per se) of the Indemnified Person, settle, compromise or offer to settle or compromise any Third-Party Claim; provided, that, if the Indemnifying Person assumes the defense of a Third-Party Claim and is in good faith contesting such Third-Party Claim, the Indemnified Person’s consent is not required for any settlement, compromise or discharge of a Third-Party Claim that the Indemnifying Person may reasonably recommend and that by its terms (i) obligates the Indemnifying Person to pay the full amount of Losses in connection with such Third-Party Claim, (ii) does not require any payment or other action by any Indemnified Person or the admission of any wrongdoing or misconduct by any Indemnified Person and (iii) fully and irrevocably releases all Indemnified Persons in connection with such Third-Party Claim and does not impose any injunctive or other equitable relief against any Indemnified Person or its Affiliate.
(d)    The Indemnified Person and the Indemnifying Person shall reasonably cooperate in order to ensure the proper and adequate defense of a Third-Party Claim, including by providing reasonable access to each other’s relevant books and records, and appropriate personnel. Such cooperation shall include the retention and (upon the Indemnifying Person’s request and sole expense) the provision to the Indemnifying Person of books and records and information that are reasonably relevant to such Third-Party Claim, and appropriate personnel available on a mutually convenient basis during normal business hours to provide additional information and explanation of any material provided hereunder. The Indemnified Person and the Indemnifying Person shall use reasonable commercial efforts to avoid production of confidential information (consistent with applicable Law), to cooperate with the other Party to minimize the extent of such disclosure and to cause all communications among employees, counsel and others representing any party to a Third-Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges (which may include redacting or withholding information as reasonably appropriate).
Section 7.7.    Direct Claim Indemnification Procedures. Each Indemnified Person shall assert any claim on account of any Losses which do not result from a Third-Party Claim (a “Direct Claim”) by giving the Indemnifying Person written notice thereof no later than thirty (30) days following the Indemnified Person’s discovery of the applicable Losses reasonably likely to give rise to a claim under this Article 7; provided, that the failure to timely give notice of such Direct Claim shall not relieve the Indemnifying Person of its obligations hereunder, except to the extent that the Indemnifying Person shall have been actually and materially prejudiced by such failure or as provided in Section 7.1. Such notice by the Indemnified Person shall describe the Direct Claim in reasonable detail, include copies of all available material written evidence thereof and indicate the estimated amount, if reasonably practicable, of Losses that have been or may be sustained by the Indemnified Person.
Section 7.8.    Investigation by Indemnifying Persons. In connection with any claim pursuant to this Article 7, Buyer (if the Indemnified Person is a Buyer Indemnified Person) or each Seller (if the Indemnified Person is a Seller Indemnified Person) shall, and shall cause its or his Affiliates and Representatives to:
(a)    provide the Indemnifying Person and its financial, accounting or legal advisors such information as the Indemnifying Person shall reasonably request in connection with investigating the facts, matters or circumstances alleged to (or which may) give rise to such claim and to what extent any amount is or may be payable in respect of such claim;
(b)    upon reasonable advance written notice, provide the Indemnifying Person and its financial, accounting or legal advisors reasonable access during normal business hours to premises and personnel (including any relevant employee who at the time is employed by the Indemnified Person) with knowledge regarding the relevant facts, matters or circumstances; and
(c)    allow the Indemnifying Person and its financial, accounting or legal advisers to examine and copy or photograph any assets, accounts, correspondence, documents and records reasonably relating to the relevant facts, matters or circumstances;
in each case, subject to customary confidentiality and expense reimbursement undertakings by the Indemnifying Person and its financial, accounting and legal advisors
Section 7.9.    Indemnification Payment Priority. Except with respect to claims for fraud or intentional misrepresentation (but not negligent misrepresentation), for any Loss for which any Seller is obligated to indemnify the Buyer Indemnified Persons, the Buyer Indemnified Persons shall seek reimbursement for such Loss: (a) first, from the Escrow Account, and once the Escrow Account is exhausted, and (b) second, on a several (and not joint) basis from Sellers in accordance with their respective Pro Rata Shares. For clarity, the Escrow Account is available to the Buyer Indemnified Persons for all indemnification claims and Losses under this Article 7.
Section 7.10. Characterization of Indemnification Payments. All payments made by any Indemnifying Person to an Indemnified Person with respect to any claim pursuant to Section 7.2 or Section 7.3 shall be treated, to the fullest extent possible under applicable Law, as adjustments to the Purchase Price for Tax purposes.
Section 7.11. Exclusive Remedy. Notwithstanding anything to the contrary herein, except as provided in Section 2.9 (Post-Closing Determination), for the right of any Party to seek specific performance, any right or remedy specifically set forth in a Transaction Document (besides this Agreement or any certificate delivered pursuant to this Agreement) or with respect to fraud or intentional misrepresentation (but not negligent misrepresentation), from and after the Closing the rights and remedies of any Indemnified Person, under this Article 7 are the sole and exclusive remedy and in lieu of any and all other rights and remedies which any Indemnified Person, may have under this Agreement or otherwise against each other with respect to any Transaction Document and with respect to the transactions contemplated thereby, and each Party expressly waives and releases and agrees to waive and release (in each case on behalf of all respective Indemnified Persons) any and all other rights or causes of action it or any respective Indemnified Person may have against any Indemnifying Person now or in the future under any Law (regardless of the theory of recourse) with respect to the preceding matters.
Section 7.12. Release of Indemnity Escrow Amount. Within three (3) Business Days following the date that is eighteen (18) months after the Closing Date, Buyer and the Sellers’ Representative shall instruct the Escrow Agent to pay, or cause to be paid, to Sellers based on their respective Pro Rata Shares, any then-remaining funds in the Escrow Account minus any amounts accounting for any outstanding claims against the Escrow Account that have been properly made in accordance with the terms of this Agreement.
Section 7.13. Non-Recourse. Except as expressly set forth in this Article 7, no Party shall have recourse whatsoever under this Agreement against any of the officers, directors, managers and/or employees of the other Parties (including for such purposes, the officers, directors and/or employees of any Affiliate of a Party, but expressly excluding Sellers) with respect to the negotiation and documentation of this Agreement. Without limiting the generality of the foregoing, except as expressly set forth in this Article 7, Buyer, on behalf of itself and its Affiliates, and Sellers, on behalf of themselves and their Affiliates, each hereby fully and irrevocably waives any right, claim or entitlement whatsoever against such officers, directors, managers and/or employees relating to any and all Losses suffered or incurred by any of them arising from, based upon, related to, or associated with the negotiation and execution of this Agreement whether based on contract, tort, strict liability other laws or otherwise and whether by piercing of the corporate veil, by claim on behalf of or by a Party or other Person or otherwise. For purposes of clarity, nothing in this Section 7.13 shall reduce or abridge the liability of Sellers under this Article 7 or otherwise.
ARTICLE 8
CONDITIONS TO CLOSING
Section 8.1.    Conditions to Each Party’s Closing Obligations. The respective obligation of each Party to consummate the Closing is subject to the satisfaction (or written waiver by such Party) at or prior to the Closing of the following conditions:
(a)    there shall not be in effect any final non-appealable order by a Governmental Authority restraining, enjoining or having the effect of making the transactions contemplated by this Agreement illegal;
(b)    no Action shall be pending or threatened by any Governmental Authority seeking to restrain, enjoin or prohibit, or obtain material damages or other material relief in connection with, the consummation of the transactions contemplated by this Agreement; and
(c)    no Law shall have been enacted, entered, promulgated, issued, adopted, decreed or otherwise implemented and remain in effect that prohibits or makes illegal consummation of the transactions contemplated by this Agreement.
Section 8.2.    Additional Conditions to Sellers’ and the Company’s Closing Obligations. The obligations of each Seller and the Company to consummate the Closing are further subject to the satisfaction (or written waiver by the Sellers’ Representative) at or prior to the Closing of the following conditions:
(a)    (i) the representations and warranties of Buyer contained in Article 5 (other than the Fundamental Representations (excluding Section 5.5 (Non-Contravention)) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except that any such representation and warranty that is specifically made as of a particular date shall be true and correct in all respects as of such specified date), except in each case where the failure to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Buyer Material Adverse Effect (without giving effect to any “material,” “materiality,” or “Material Adverse Effect” qualifiers therein) and (ii) the Fundamental Representations (excluding Section 5.5 (Non-Contravention) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date;
(b)    Buyer shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing pursuant to the terms hereof;
(c)    Buyer shall have executed and delivered to Seller a certificate, in form and substance reasonably satisfactory to the Sellers’ Representative, certifying compliance with the conditions set forth in Sections 8.2(a) and 8.2(b); and
(d)    the Sellers’ Representative shall have received from Buyer each delivery required pursuant to Section 2.6.
Section 8.3.    Additional Conditions to Buyer’s Closing Obligations. Buyer’s obligation to consummate the Closing is further subject to the satisfaction (or written waiver by Buyer) at or prior to the Closing of the following conditions:
(a)    (i) the representations and warranties set forth in Articles 3 and 4 (other than the Fundamental Representations (excluding Section 4.5 (Non-Contravention)) shall be true and correct in all respects as of the date of this Agreement and as of the earlier to occur of the Closing Condition Satisfaction Date or the Closing Date (except that any such representation and warranty that is specifically made as of a particular date shall be true and correct in all respects as of such specified date), except in each case where the failure to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect (without giving effect to any “material,” “materiality,” or “Material Adverse Effect” qualifiers therein) and (ii) the Fundamental Representations (excluding Section 4.5 (Non-Contravention) shall be true and correct in all respects as of the date of this Agreement and as of the earlier to occur of the Closing Condition Satisfaction Date or the Closing Date (for clarity, the condition to closing in this Section 8.3(a) shall not be retested as of the Closing Date if the Closing Condition Satisfaction Date occurs prior to the Closing Date, but for all other purposes under this Agreement (including for purposes of indemnification under Article 7) the accuracy of the representations and warranties set forth in Articles 3 and 4 shall be tested both as of the date of this Agreement and as of the Closing Date, even if the Closing Condition Satisfaction Date occurs prior to the Closing Date);
(b)    the Company and each Seller shall have performed (i) in all respects their respective obligations under Section 6.1(b)(xxiv) and (ii) in all material respects their other respective obligations under this Agreement required to be performed by them at or prior to the Closing pursuant to the terms hereof;
(c)    since the date of this Agreement, there shall not have occurred a Material Adverse Effect;
(d)    Sellers and the Company shall have completed the Restructuring in accordance with the terms of this Agreement;
(e)    the Sellers’ Representative shall have executed and delivered to Buyer a certificate, in form and substance reasonably satisfactory to Buyer, certifying compliance with the conditions set forth in Sections 8.3(a), 8.3(b), 8.3(c) and 8.3(d); and
(f)    Buyer shall have received from Sellers or the Sellers’ Representative, as applicable, each delivery required pursuant to Sections 2.4 and 2.5.
Section 8.4.    Frustration of Closing Conditions. None of the Parties may rely on the failure of any condition set forth in this Article 8, if such failure was caused by such Party’s non-compliance with any provision of this Agreement.
ARTICLE 9
TERMINATION
Section 9.1.    Termination. This Agreement may be terminated at any time prior to Closing:
(a)    by written agreement of Buyer and the Sellers’ Representative;
(b)    by either Buyer or the Sellers’ Representative by delivery of written notice to the other Party, if there has been a breach of any representation, warranty, covenant or agreement in this Agreement on the part of any Seller or the Company (in the case of termination by Buyer) or on the part of Buyer (in the case of termination by the Sellers’ Representative) that has not been cured by the breaching Party within thirty (30) days after the non-breaching Party has notified the breaching Party and has caused a failure of a condition set forth in Section 8.2 or Section 8.3, as applicable;
(c)    by either Buyer or the Sellers’ Representative at any time after January 31, 2019 by delivery of written notice to the other Party, if the Closing shall not have occurred by such date; provided, that if the Closing shall not have occurred by such date as the result of a breach of this Agreement, then Buyer (in the case of such a breach by Buyer) or the Sellers’ Representative (in the case of such a breach by any Seller or the Company) may not exercise the termination right set forth in this Section 9.1(c); or
(d)    by either Buyer or the Sellers’ Representative by delivery of written notice to the other Party, if a Governmental Authority shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable.

Section 9.2.    Effect of Termination. If this Agreement is terminated pursuant to any provision of Section 9.1, there shall be no Liability on the part any Party, except that nothing herein shall relieve any Party from Liability for any willful and material breach by such Party of any of its covenants or agreements set forth in this Agreement; provided, that the obligations of the Parties set forth in Section 6.4 (Public Disclosure; Confidentiality), this Section 9.2 and Article 10 shall survive such termination.
ARTICLE 10
MISCELLANEOUS
Section 10.1. Sellers’ Representative.
(a)    For purposes of this Agreement, Sellers hereby designate Jonathan Wu to serve as the sole and exclusive representative of Sellers (the “Sellers’ Representative”) with respect to those provisions of the Transaction Documents (including the Escrow Agreement) that contemplate action by the Sellers’ Representative; provided, that if Jonathan Wu at any time is unable, due to incapacity or otherwise, to serve as the Sellers’ Representative or resigns as the Sellers’ Representative, then a successive Sellers’ Representative shall be chosen by the majority-in-interest of Sellers. Each successor Sellers’ Representative, if required to serve, shall sign an acknowledgment in writing agreeing to perform and be bound by all of the provisions of this Agreement applicable to the Sellers’ Representative. Each successor Sellers’ Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Sellers’ Representative, and the term “Sellers’ Representative” as used herein shall be deemed to include any successor Sellers’ Representative.
(b)    The Sellers’ Representative is hereby constituted and appointed as agent and attorney-in-fact for and on behalf of each Seller with respect to the performance of his or her duties as the Sellers’ Representative. This power of attorney and all authority hereby conferred is granted and shall be irrevocable and shall not be terminated by any act of any Seller, by operation of Law, whether by such Seller’s death, disability, protective supervision or any other event. The Sellers’ Representative shall promptly deliver to each Seller any notice received by the Sellers’ Representative concerning this Agreement. Without limiting the generality of the foregoing, the Sellers’ Representative has full power and authority, on behalf of each Seller and such Seller’s successors and assigns, to: (i) interpret the terms and provisions of the Transaction Documents, including the Escrow Agreement, (ii) execute and deliver and receive deliveries of all agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with this Agreement, the Escrow Agreement or the consummation of the transactions contemplated hereby or thereby, (iii) receive service of process in connection with any claims under this Agreement or the Escrow Agreement, (iv) agree to, negotiate, enter into settlements and compromises of, assume the defense of claims and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims and to take all actions necessary or appropriate in the judgment of the Sellers’ Representative for the accomplishment of the foregoing, (v) give and receive notices and communications under this Agreement and the Escrow Agreement, (vi) authorize delivery to any Buyer Indemnified Person of funds from the Escrow Account or any portion thereof in satisfaction of claims brought by any Buyer Indemnified Person for Losses or in connection with any post-closing adjustment to the Purchase Price pursuant to the terms of this Agreement, or object to such deliveries, (vii) authorize the distribution of any or all funds in the Escrow Account and any earnings and proceeds thereon, in each case in accordance with the terms of this Agreement and the Escrow Agreement and (viii) take all actions necessary or appropriate in the judgment of the Sellers’ Representative on behalf of any Seller in connection with this Agreement or the Escrow Agreement.
(c)    Service by the Sellers’ Representative shall be without compensation except for the reimbursement by Sellers of out-of-pocket expenses and indemnification specifically provided herein.
(d)    The Sellers’ Representative shall have no duties or responsibilities except those expressly set forth herein, and no implied covenants, functions, responsibilities, duties, obligations or Liabilities on behalf of any Seller shall otherwise exist against the Sellers’ Representative. The Sellers’ Representative shall not be liable to any Seller relating to the performance of the Sellers’ Representative’s duties under this Agreement for any errors in judgment, negligence, oversight, breach of duty or otherwise except to the extent it is finally determined in a court of competent jurisdiction by clear and convincing evidence that the actions taken or not taken by the Sellers’ Representative constituted fraud or were taken or not taken in bad faith. The Sellers’ Representative shall be indemnified and held harmless by Sellers against all losses, including costs of defense, paid or incurred in connection with any action, suit, proceeding or claim to which the Sellers’ Representative is made a party by reason of the fact that the Sellers’ Representative was acting as the Sellers’ Representative pursuant to this Agreement; provided, that the Sellers’ Representative shall not be entitled to indemnification hereunder to the extent it is finally determined in a court of competent jurisdiction by clear and convincing evidence that the actions taken or not taken by the Sellers’ Representative constituted fraud or were taken or not taken in bad faith. The Sellers’ Representative shall be protected in acting upon any notice, statement or certificate believed by the Sellers’ Representative to be genuine and to have been furnished by the appropriate Person and in acting or refusing to act in good faith on any matter. The Sellers’ Representative (in his or her capacity as the Sellers’ Representative) shall not be liable to Buyer or any Affiliate of Buyer by reason of this Agreement or the performance of the Sellers’ Representative’s duties hereunder.
(e)    Buyer and any third party, including the Escrow Agent, shall be entitled to rely upon any actions taken by the Sellers’ Representative as the duly authorized action of each Seller with respect to any matters set forth in this Agreement or the Escrow Agreement, without any need to inquire or receive or review evidence regarding the authorization of any Seller of such action taken by the Sellers’ Representative.
Section 10.2. Notices. All notices, consents, waivers, agreements or other communications hereunder shall be deemed effective or to have been duly given and made (and shall be deemed to have been duly given or made upon receipt) only if in writing and if (a) served by personal delivery upon the Party for whom it is intended, (b) delivered by overnight air courier or (c) sent by facsimile transmission or email, with confirmation of transmission, in each case, to such Party at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Party. Each Party agrees that its attorney shall be authorized to deliver notices on its behalf, and each Party agrees to accept notice from the other Party’s attorney in the same manner as if the other Party had given such notice.
To Buyer or (after the Closing) the Company:

LendingTree, LLC
11115 Rushmore Dr.
Charlotte, North Carolina 28277
Attention: Chief Financial Officer
with a copy to:

LendingTree, LLC
11115 Rushmore Dr.
Charlotte, North Carolina 28277
Attention: General Counsel
and a copy (which shall not constitute notice) to:

Jones Day
North Point, 901 Lakeside Avenue
Cleveland, Ohio 44114-1190
Attention: James P. Dougherty
Email: jpdougherty@jonesday.com
Facsimile No.: (216) 579-0212

and a copy (which shall not constitute notice) to:

Jones Day
77 West Wacker, Suite 3500
Chicago, Illinois 60601-1692
Attention: D. Michael Murray
Email: dmmurray@jonesday.com
Facsimile No.: (312) 782-8585
To any Seller, the Sellers’ Representative or (at or prior to the Closing) the Company:

as set forth in Schedule 10.2.

with a copy (which shall not constitute notice) to:

Orrick, Herrington & Sutcliffe, LLP
405 Howard Street
San Francisco, California 94105
Attention: John Cook, Esq.
Email: jcook@orrick.com
Facsimile No.: (415) 773-5759
Section 10.3. Entire Agreement. The Transaction Documents (including all Schedules and Exhibits thereto) contain the entire agreement among the Parties with respect to the subject matter thereof, and supersede all prior agreements and understandings, oral or written, with respect to such matters.
Section 10.4. Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and the Sellers’ Representative, or in the case of a waiver, by the Party against whom such waiver is intended to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
Section 10.5. No Assignment or Benefit to Third Parties. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, legal representatives and permitted assigns. Notwithstanding the foregoing, no Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Buyer (in the case of an assignment by any Seller or, prior to the Closing, the Company) or the Sellers’ Representative (in the case of any assignment by Buyer or, after the Closing, the Company), and any purported assignment in violation of the foregoing shall be null and void ab initio, except that Buyer may assign this Agreement and any or all rights hereunder to one or more Affiliates of Buyer without the prior written consent of the Sellers’ Representative, but any such assignment shall not relieve Buyer of any of its obligations hereunder. Except as expressly set forth in Section 6.7 or Article 7, nothing in this Agreement, express or implied, is intended to confer upon any Person other than Buyer, the Acquired Companies, Sellers, and their respective successors, legal representatives and permitted assigns, any rights, benefits or remedies under or by reason of this Agreement.
Section 10.6. Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such costs and expenses. Notwithstanding the foregoing, all fees and expenses relating to the Escrow Agent shall be paid fifty percent (50%) by Buyer and fifty percent (50%) by Sellers.

Section 10.7. Disclosure Schedule.
(a)    The “Disclosure Schedule” means the document identified as the Disclosure Schedule, dated as of the date of this Agreement, delivered by Sellers to Buyer in connection with this Agreement. Each Section in the Disclosure Schedule shall be deemed to qualify the corresponding Section of this Agreement and any other Section of this Agreement to which the application of such disclosure is reasonably apparent on its face. It is specifically acknowledged that the Disclosure Schedule may expressly provide exceptions to a particular Section of Articles 3 or 4 notwithstanding that the Section does not include a schedule reference.
(b)    Neither the specification of any Dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedule is intended to vary the definition of Material Adverse Effect or to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedule is or is not material for purposes of this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedule is intended to imply that such item or matter, or other items or matters, are or are not in the Ordinary Course, and no Party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedule is or is not in the Ordinary Course for purposes of this Agreement.
(c)    Each Section of the Disclosure Schedule is qualified in its entirety by reference to specific provisions of this Agreement and does not constitute, and shall not be construed as constituting, representations, warranties or covenants of any Party, except as and to the extent provided in this Agreement. Certain matters set forth in the Disclosure Schedule are included for informational purposes only notwithstanding that, because they do not rise above applicable materiality thresholds or otherwise, they may not be required by the terms of this Agreement to be set forth herein.
Section 10.8. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a)    This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, irrespective of its conflict of laws principles, including as to matters of validity, construction, effect, performance and remedies.
(b)    Each of the Parties: (i) submits to the jurisdiction of any state or federal court sitting or having jurisdiction in Dover County, Delaware in any Action (except where such Action is required to be submitted to a specific Governmental Authority, as required by Law) arising out of or relating to this Agreement, (ii) agrees that all claims in respect of any Action shall be heard and determined in any such court and (iii) agrees not to bring any Action arising out of or relating to this Agreement in any other court. Each Party waives any defense of inconvenient forum to the maintenance of any Action so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for giving of notices in Section 10.2. Nothing in this Section 10.8 will affect the right of any Party to serve legal process in any other manner permitted by applicable Law.
(c)    EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.
Section 10.9. Counterparts. This Agreement may be executed in counterparts, each of which, including those received via facsimile transmission or email (including in PDF format), shall be deemed an original, and all of which together shall constitute one and the same Agreement.

Section 10.10. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable: (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
Section 10.11. Time of Essence. Time is of the essence for each and every provision of this Agreement.
Section 10.12. Injunctive Relief. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by Law on such Party, and the exercise of any one remedy will not preclude the exercise of any other. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction (without the requirement of posting a bond).
Section 10.13. No Rescission. No Party shall be entitled to rescind the transactions contemplated hereby by virtue of any failure of any Party’s representations and warranties herein to have been true or any failure by any Party to perform its obligations hereunder.
Section 10.14. Certain Waivers.
(a)    Each of the Parties acknowledges and agrees that:
(i)    Orrick, Herrington & Sutcliffe, LLP (or any successor) (the “Seller Group Law Firm”) has acted as counsel to Sellers and the Sellers’ Representative (individually and collectively, the “Seller Group”), and the Company in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Buyer agrees, and shall cause the Company to agree, that, following consummation of the transactions contemplated hereby, such representation and any prior representation of the Company by Seller Group Law Firm shall not preclude Seller Group Law Firm from serving as counsel to any member of the Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated hereby.
(ii)    Buyer shall not, and shall cause the Company not to, seek or have Seller Group Law Firm disqualified from any such representation based upon the prior representation of the Company by Seller Group Law Firm. Each of the Parties hereby consents thereto and waives any conflict of interest arising from such prior representation, and each of the Parties shall cause any of its Affiliates to consent to waive any conflict of interest arising from such representation. Each of the Parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the Parties have consulted with counsel or have been advised they should do so in connection herewith. The covenants, consent and waiver contained in this Section 10.14 shall not be deemed exclusive of any other rights to which Seller Group Law Firm are entitled whether pursuant to Law, contract or otherwise.
(b)    All communications between the Seller Group or the Company, on the one hand, and Seller Group Law Firm, on the other hand, relating to the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (the “Privileged Communications”) shall be deemed to be attorney-client privileged and the expectation of client confidence relating thereto shall belong solely to the Seller Group and shall not pass to or be claimed by Buyer or the Company. Accordingly, Buyer and the Company shall not have access to any Privileged Communications or to the files of Seller Group Law Firm relating to such engagement from and after Closing. Without limiting the generality of the foregoing, from and after the Closing, (i) the Seller Group (and not Buyer or the Company) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of Buyer or the Company shall be a holder thereof, (ii) to the extent that files of Seller Group Law Firm in respect of such engagement constitute property of the client, only the Seller Group (and not Buyer nor the Company) shall hold such property rights and (iii) Seller Group Law Firm shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Buyer or the Company by reason of any attorney-client relationship between Seller Group Law Firm and the Company. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or its Affiliates (including the Company), on the one hand, and a third party other than any of the Seller Group, on the other hand, Buyer and its Affiliates (including the Company) may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, that neither Buyer nor any of its Affiliates (including the Company) may waive such privilege without the prior written consent of the Sellers’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed. In the event that Buyer or any of its Affiliates (including the Company) is legally required by Governmental Order or otherwise legally required to access or obtain a copy of all or a portion of the Privileged Communications, to the extent (x) permitted by applicable Law, and (y) advisable in the opinion of Buyer’s counsel, then Buyer shall promptly notify the Sellers’ Representative in writing so that the Sellers’ Representative can seek a protective order.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.
BUYER:

LendingTree, LLC

By:     /s/ J.D. Moriarty
J. D. Moriarty
Chief Financial Officer

SELLERS:

/s/ Jonathan Wu
Jonathan Wu, individually

/s/ Vincent Wu
Vincent Wu, individually

/s/ Brian Quinn
Brian Quinn, individually

/s/ YueTing Pen
YueTing Pen, individually

SELLERS' REPRESENTATIVE:

/s/ Jonathan Wu
Jonathan Wu

THE COMPANY:

Value Holding Inc.

By:     /s/ Jonathan Wu
Jonathan Wu
Chief Executive Officer

Exhibit A
ESCROW AGREEMENT
This ESCROW AGREEMENT (this “Agreement”), dated [________], 2019, is entered into by and among LendingTree, LLC, a Delaware limited liability company (“Buyer”), Jonathan Wu, as the Sellers’ Representative (the “Sellers’ Representative”), and Fifth Third Bank, an Ohio banking corporation (the “Escrow Agent”).
RECITALS
A.    Buyer, the Sellers’ Representative, Value Holding Inc., a Delaware corporation (the “Company”), and the Sellers of the Company named therein (“Sellers”) have entered into the Stock Purchase Agreement, dated December 20, 2018 (the “Purchase Agreement”), pursuant to which Buyer will acquire from Sellers all of the issued and outstanding shares of the Company. For purposes of this Agreement, all capitalized terms shall have the meanings ascribed to such terms in the Purchase Agreement unless otherwise defined herein or the context otherwise requires.
B.     Pursuant to the Purchase Agreement, the parties to the Purchase Agreement have agreed that Buyer will deposit the Escrow Amount with the Escrow Agent, to be held and applied by the Escrow Agent in accordance with the terms of this Agreement.
C.    Buyer and the Sellers’ Representative desire to appoint the Escrow Agent as the escrow agent pursuant to this Agreement, and the Escrow Agent is willing to act as escrow agent hereunder.
AGREEMENT
NOW THEREFORE, in consideration of the covenants and agreements contained in this Agreement, and intending to be legally bound, the parties hereto agree as follows:
ARTICLE I
PURPOSE OF ESCROW AMOUNT

1.1To the extent and subject to the terms and conditions provided in this Agreement, (a) the Adjustment Escrow Amount shall be used to satisfy, in part or in whole, the Final Net Adjustment Amount, to the extent the absolute value of such amount is payable to Buyer pursuant to Section 2.10(b) of the Purchase Agreement and (b) the Indemnity Escrow Amount shall be used to satisfy certain claims by Buyer Indemnified Persons in accordance with Article 7 of the Purchase Agreement.

ARTICLE II
APPOINTMENTS

2.1The Buyer and the Sellers’ Representative hereby appoint the Escrow Agent to act as escrow agent hereunder, and the Escrow Agent hereby agrees to serve as escrow agent upon the terms and conditions set forth herein.

ARTICLE III
ESCROW

3.1Escrow. At Closing, Buyer shall deposit (a) in a separate account (the “Adjustment Escrow Account”) Three Hundred Thousand Dollars ($300,000) (together with all interest and other income earned thereon, if any, less amounts previously disbursed therefrom pursuant to the terms hereof as of any given point in time, the “Adjustment Escrow Amount”) and (b) in a separate account (the “Indemnity Escrow Account” and, together with the Adjustment Escrow Account, the “Escrow Account”) Thirteen Million One Hundred Twenty-Five Thousand Dollars ($13,125,000) (together with all interest and other income earned thereon, if any, less amounts previously disbursed therefrom pursuant to the terms hereof as of any given point in time, the “Indemnity Escrow Amount”), with the Escrow Agent. The Escrow Agent hereby agrees to accept, in its capacity as such, the Adjustment Escrow Amount and the Indemnity Escrow

Amount (such amounts as increased by any earnings, interest and gains on and proceeds from the investment or reinvestment thereof are hereinafter referred to collectively as the “Escrow Amount”), which shall be held in the applicable Escrow Account and distributed in accordance with the terms and provisions of this Agreement.

3.2Representative Certificates. Buyer shall execute and deliver to the Escrow Agent a Representative Certificate attached hereto as Exhibit A (a “Representative Certificate”), and such other documents or instruments as reasonably requested by the Escrow Agent for the purpose of establishing the identity of the representatives of Buyer entitled to issue instructions or directions to the Escrow Agent on behalf of Buyer. In the event of any change in the identity of such representatives of Buyer, a new Representative Certificate shall be executed and delivered to the Escrow Agent by Buyer by one of the then-remaining representatives of Buyer. Until such time as the Escrow Agent shall receive a new Representative Certificate, the Escrow Agent shall be fully protected in relying without inquiry on the current Representative Certificate most recently provided by Buyer to the Escrow Agent. In the event instructions are given (other than in writing at the time of execution of this Agreement), whether in writing, by facsimile or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call back to the person or persons designated in the most current Representative Certificate provided by Buyer to the Escrow Agent, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated, absent fraud, gross negligence, or willful misconduct. If the Escrow Agent is unable to verify the instructions, or is not satisfied with the verification it receives, the Escrow Agent shall not be required to execute the instruction until all issues have been resolved. Buyer and the Sellers’ Representative agree to notify the Escrow Agent of any errors, delays or other problems within five (5) calendar days after receiving notification that a transaction has been executed.

3.3Investment of Escrow Amount. The Adjustment Escrow Amount shall be invested without distinction between principal or interest by the Escrow Agent in the following Fifth Third BankSafe Deposit Account: [00-0-0000000] Note to draft: Escrow Agent to provide prior to Closing.. The Indemnity Escrow Amount shall be invested without distinction between principal or interest by the Escrow Agent in the following Fifth Third BankSafe Deposit Account: [00-0-0000000] Note to draft: Escrow Agent to provide prior to Closing.. Investments of monies in the Escrow Account shall in any event mature or be redeemable or be subject to liquidation by sale or otherwise at the option of the Escrow Agent at such time as may be necessary to make timely disbursements from the Escrow Account. Any such investments may be purchased from the Escrow Agent or any affiliate of the Escrow Agent. The Escrow Account shall be credited with all proceeds of sale and income from such investment. Without the advance written consent of Buyer and the Sellers’ Representative, no funds of the Escrow Account may be invested in any securities other than those identified above. Buyer and Sellers’ Representative acknowledge that the Escrow Agent is not providing investment supervision, recommendations, or advice. Any loss or expense incurred as a result of an investment made in accordance with the terms and conditions hereof will be borne by the Escrow Amount. Notwithstanding the foregoing, in no event will the interest and other income earned with respect to the Escrow Accounts pursuant to this Agreement exceed in the aggregate 15% of the aggregate amount of the initial deposit of the Escrow Account, and any amounts of the interest and other income received with respect to the Escrow Accounts in excess thereof will be paid to Buyer. The preceding sentence is intended to ensure that the right to the Escrow Account is not treated as a contingent payment without a stated maximum selling price under Section 453 of the Code and the United States Treasury Regulations promulgated thereunder.

3.4Release of the Adjustment Escrow Amount. Within five (5) Business Days after the calculation of the Final Net Adjustment Amount under Section 2.9 of the Purchase Agreement, the Sellers’ Representative and Buyer shall deliver to Escrow Agent a Joint Written Notice instructing Escrow Agent to distribute the Adjustment Escrow Amount held in the Adjustment Escrow Account as set forth in such Joint Written Notice. Within two (2) Business Days after the date on which Escrow Agent receives such executed Joint Written Notice, Escrow Agent shall disburse the portion of the Adjustment Escrow Amount set forth in the Joint Written Notice to the person(s) or account(s) designated on such Joint Written Notice. For purposes of this Agreement, a “Joint Written Notice” shall mean a written notice in the form attached as Exhibit B executed by Buyer and the Sellers’ Representative specifying the amount of the distribution and the address to which such distribution check should be mailed (or the wire instructions for the recipient of such distribution, as applicable). Notwithstanding the foregoing, each of the Buyer and Sellers’ Representative agree that any Joint Written Notice delivered to the Escrow Agent pursuant to this Section 3.4 shall direct the Escrow Agent to pay to Buyer, simulatenously with the disbursement(s) with respect to the Final Net

Adjustment, an amount equal to 30% of the income earned on the Adjustment Escrow Amount during the calendar quarter in which a disbursement is made pursuant to this Section 3.4.

3.5Term of Indemnity Escrow Account. Unless released earlier pursuant to Section 3.5 or a Joint Written Notice, the Indemnity Escrow Amount will be held by the Escrow Agent until the date that is eighteen (18) months after the Closing Date (the “Indemnity Escrow Termination Date”). Within three (3) Business Days after the Indemnity Escrow Termination Date, Buyer and the Sellers’ Representative shall submit a Joint Written Notice instructing the Escrow Agent to pay, within two (2) Business Days following the receipt of such Joint Written Notice, (i) the Undisputed Amount (as defined below) to the Sellers’ Representative (for further distribution to the Sellers) and (ii) an amount equal to 30% of the income earned on the Indemnity Escrow Amount during the calendar quarter in which a disbursement is made pursuant to this Section 3.5 (a “Tax Distribution”); provided, however, that if Buyer does not execute and deliver such Joint Written Notice within such three (3) Business Day period by 5:00 PM Eastern time, the Escrow Agent shall, without any further action by Buyer, the Sellers’ Representative or any other Person pay the foregoing amount to the Selles’ Representative by wire transfer of immediately available funds to the account set forth on Exhibit C. Neither Buyer nor the Escrow Agent shall have any liability with respect to the allocation of funds to be released by the Sellers’ Representative to Sellers. The Escrow Agent shall retain in the Indemnity Escrow Account the amounts reserved for Pending Claims (as defined below) and all related fees, costs and expenses until such time as the Escrow Agent is permitted to disburse such funds pursuant to Section 3.8. As used herein, the “Undisputed Amount” means an aggregate amount, if any, equal to (x) the then-current balance of the Indemnity Escrow Amount minus (y) a Tax Distribution as specified in the relevant Joint Written Notice delivered to the Escrow Agent pursuant this Section 3.5 (which Tax Distribution will be paid to Buyer as directed by such Joint Written Notice) minus (z) the aggregate of all disputed amounts cited in an Objection Notice then remaining unresolved and the Claim Amount for pending indemnification claim(s) asserted by any Buyer Indemnified Person prior to the Indemnity Escrow Termination Date under Section 3.6 (a “Pending Claim”).

3.6Claims for Payment from Indemnity Escrow Account by Buyer.

(a)If at any time on or prior to the Indemnity Escrow Termination Date Buyer (i) believes that a Buyer Indemnified Person is entitled to payment or that payment should be made to a third party pursuant to the terms of Article 7 of the Purchase Agreement, and (ii) desires to make a claim for payment from the Indemnity Escrow Account in connection therewith, then Buyer shall give written notice of such claim (a “Payment Notice”) to the Sellers’ Representative and the Escrow Agent stating Buyer’s good faith estimate of the amount of such claim (the “Claim Amount”). If the Sellers’ Representative objects to payment of the Claim Amount, the Sellers’ Representative shall give written notice of such objection (an “Objection Notice”) to Buyer and the Escrow Agent within thirty (30) days after the date of receipt by the Escrow Agent of the Payment Notice (the “Objection Period”), and shall state in the Objection Notice the basis for such objection in reasonable detail. If no Objection Notice to Buyer’s claim is delivered by the Sellers’ Representative prior to the end of the Objection Period, the claim set forth in the Payment Notice shall be deemed approved and accepted by the Sellers’ Representative for all purposes under this Agreement and the Purchase Agreement and shall be paid to or as directed by Buyer by the Escrow Agent in accordance with the Payment Notice no later than three (3) Business Days following the end of the Objection Period. The Escrow Agent shall have no obligation to verify that the Payment Notice was received by the Sellers’ Representative or to verify the content of the Payment Notice and shall be permitted to treat any written notice from Buyer claiming to constitute a Payment Notice as a Payment Notice in accordance with this Agreement.

(b)If the Sellers’ Representative provides an Objection Notice to Buyer and the Escrow Agent in respect of any Payment Notice prior to the expiration of the Objection Period in accordance with Section 3.6(a), then the Escrow Agent shall not distribute to Buyer any portion of the Claim Amount until the Escrow Agent receives either a Joint Written Notice or a Final Order with respect to such claim; provided, that if the Sellers’ Representative objects only in part to the Claim Amount, the Escrow Agent shall, within three (3) Business Days following delivery of the Objection Notice, pay to or as directed by Buyer an amount equal to the undisputed portion of the Claim Amount. “Final Order” means a judgment, order or decree of an arbitrator, court or other judicial body that decided the disbursement of the amounts reserved for such disputed claim, together with a certificate of the presenting party to the effect that such judgment is final, non-appealable and from a court of competent jurisdiction or arbitrator having proper authority, upon which certificate the Escrow Agent shall be entitled to conclusively rely without further investigation.

For purposes of the foregoing definition, “final, non-appealable” means that such order, judgment or decree has not been reversed, stayed, modified or amended and, as to which (1) the time to appeal, petition for certiorari, or move for reconsideration, reargument or rehearing has expired and no timely appeal, petition for certiorari, or motion for reconsideration, reargument or rehearing is pending, (2) any right to appeal, petition for certiorari, or move for reconsideration, reargument or rehearing has been waived in writing, or (3) if an appeal, petition for certiorari, or motion for reconsideration, reargument or rehearing thereof has been denied, the time to take any further appeal or to further petition for certiorari or move for further reconsideration, reargument or rehearing has expired. At any time the Escrow Agent may in good faith file an interpleader action in any court of competent jurisdiction, and upon the filing thereof, the Escrow Agent shall be entitled to recover reasonable attorneys’ fees, expenses and other costs incurred in commencing and maintaining any such interpleader action.

3.7Limit on Allowed Claims. In no event shall the Escrow Agent be required to pay an amount in excess of the then current balance of the Escrow Account.

3.8Disbursement of Balance of Indemnity Escrow Amount. The Escrow Agent shall hold and/or distribute the Indemnity Escrow Amount in accordance with the following:

(a)Following the Indemnity Escrow Termination Date, the portion of the Indemnity Escrow Amount associated with a Pending Claim which is resolved in favor of any Buyer Indemnified Persons, shall be paid to or as directed by Buyer no later than three (3) Business Days following receipt by the Escrow Agent of a Final Order or a Joint Written Notice directing the Escrow Agent to distribute such portion of the Indemnity Escrow Amount to Buyer in respect of each such resolved Pending Claim pursuant to this Section 3.8(a).

(b)Following the Indemnity Escrow Termination Date, the portion of the Indemnity Escrow Amount associated with a Pending Claim which is resolved in favor of Sellers shall be paid (less a Tax Distribution for such calendar quarter, which shall be paid to Buyer as directed by any Joint Written Notice delivered to the Escrow Agent pursuant to this Section 3.8(b)), no later than three (3) Business Days following receipt by the Escrow Agent of a Final Order or a Joint Written Notice directing the Escrow Agent to distribute such portion of the Indemnity Escrow Amount in respect of each such resolved Pending Claim, to the Sellers’ Representative (for further distribution to Sellers in accordance with their respective Pro Rata Shares) pursuant to this Section 3.8(b); provided, however, that in no event shall any amount be paid to the Sellers’ Representative to the extent that doing so would leave the balance of the Indemnity Escrow Amount less than the then Pending Claims. Neither Buyer nor the Escrow Agent shall have any liability with respect to the allocation of funds to be released by the Sellers’ Representative to Sellers.

3.9Escrow Agent.

(a)The duties of the Escrow Agent hereunder shall be purely ministerial in nature. Under no circumstances will the Escrow Agent be deemed to be a fiduciary to Buyer or the Sellers’ Representative or any other person under this Agreement. The Escrow Agent shall be obligated to act only as specifically set forth in this Agreement. The Escrow Agent is hereby authorized to comply with any orders, judgments or decrees of any arbitrator and of any court and shall not be liable as a result of its compliance with the same.

(b)As to any legal questions arising in connection with the administration of this Agreement, the Escrow Agent may rely absolutely upon the opinions given to it by its counsel and shall be free of liability for acting in good faith in reliance on such opinions.

(c)Absent fraud, gross negligence, bad faith or willful misconduct on the part of the Escrow Agent, the Escrow Agent may rely absolutely upon the genuineness and authorization of the signature and purported signature of any party upon any instruction, notice, release, receipt or other document delivered to it pursuant to this Agreement.

(d)The Escrow Agent may, as a condition to the disbursement of monies as provided herein, require from the payee or recipient a receipt therefor.

(e)The Escrow Agent shall be entitled to refrain from taking any action contemplated by this Agreement in the event it becomes aware of any dispute between the Sellers’ Representative and Buyer as to any material facts or as to the happening of any event.

(f)All fees of the Escrow Agent for the services provided by the Escrow Agent under this Agreement are set forth on Exhibit D hereto. All such fees shall be paid 50% by Buyer and 50% by the Sellers’ Representative (on behalf of Sellers).

(g)In the event of any disagreement among the parties hereto resulting in adverse claims or demands being made in connection with any portion of the Escrow Amount as a result of which the Escrow Agent is, in good faith, in reasonable doubt as to what action it should take hereunder, the Escrow Agent shall be entitled to retain the Escrow Amount until the Escrow Agent shall have received (i) a Final Order directing delivery of the Escrow Amount, or (ii) a Joint Written Notice, in which event Escrow Agent shall disburse such portion of the Escrow Amount in accordance with such Final Order or Joint Written Notice. Notwithstanding the foregoing, at any time the Escrow Agent may file an interpleader action in any court of competent jurisdiction, and upon the filing thereof, the Escrow Agent shall be relieved of all liability as to the Escrow Amount and shall be entitled to recover attorneys’ fees, expenses and other costs incurred in commencing and maintaining any such interpleader action.

3.10Terms of Purchase Agreement; Indemnity of Escrow Agent. The obligations and duties of the Escrow Agent are confined to those specifically set forth in this Agreement, notwithstanding references herein to other documents or agreements. In the event that any of the terms and provisions of any other agreement between any of the parties hereto conflict or are inconsistent with any of the terms and provisions of this Agreement, the terms and provisions of this Agreement shall govern and control the duties of the Escrow Agent in all respects (solely as it relates to the Escrow Agent). In the event of any conflict between the terms of this Agreement and the terms of the Purchase Agreement, solely as between Buyer and the Sellers’ Representative, the terms of the Purchase Agreement shall govern. The Escrow Agent shall not be subject to, nor be under any obligation to ascertain or construe the terms and conditions of any other instrument, or to interpret this Agreement in light of any other agreement whether or not now or hereafter deposited with or delivered to the Escrow Agent or referred to in this Agreement, nor shall the Escrow Agent be obligated to inquire as to the form, execution, sufficiency, or validity of any such instrument nor to inquire as to the identity, authority, or rights of the person or persons executing or delivering same. Buyer and the Sellers’ Representative, jointly and severally, shall indemnify and hold the Escrow Agent harmless from any and all costs, damages, expenses or claims, including reasonable attorneys’ fees, which Escrow Agent may incur or sustain as a result of or arising out of this Agreement or Escrow Agent’s exercise of any rights or performance of any duties hereunder, except to the extent such costs, damages, expenses or claims are finally adjudicated to have resulted from the Escrow Agent’s gross negligence, bad faith or willful misconduct (provided, that, as between themselves, each of Buyer and the Sellers’ Representative (on behalf of Sellers) shall bear fifty percent (50%) of such obligation); however, to the extent any such costs, damages, expenses or claims result from or are attributable to a party’s failure to provide a fully executed IRS Form W-8 or W-9 and/or such other forms and documents that the Escrow Agent may reasonably request pursuant to Section 4.13(c), such party shall be solely responsible for indemnifying the Escrow Agent for such costs, damages, expenses or claims).

3.11Exculpation; Limitation of Liability. The Escrow Agent shall not be liable, directly or indirectly, for any (i) damages, losses or expenses arising out of the services provided hereunder, other than damages, losses or expenses which have been finally adjudicated to have directly resulted from the Escrow Agent’s breach of this Agreement, gross negligence, bad faith or willful misconduct, or (ii) special, indirect or consequential damages or losses of any kind whatsoever (including without limitation lost profits), even if the Escrow Agent has been advised of the possibility of such losses or damages and regardless of the form of action. The Escrow Agent shall not incur any liability for not performing any act or fulfilling any obligation hereunder by reason of any occurrence beyond its control (including, but not limited to, any provision of any present or future law or regulation or any act of any governmental authority, any act of God or war or terrorism, or the unavailability of the Federal Reserve Bank wire services or any electronic communication facility).

3.12Acknowledgment by the Escrow Agent. By execution and delivery of this Agreement, the Escrow Agent acknowledges that the terms and provisions of this Agreement are acceptable and it agrees to carry out the provisions of Article III on its part.

3.13Resignation or Removal of Escrow Agent; Successors.

(a)The Escrow Agent may resign as such following the giving of thirty (30) days’ prior written notice to Buyer and the Sellers’ Representative. Similarly, the Escrow Agent may be removed and replaced following mutual agreement of Buyer and the Sellers’ Representative and the giving of thirty (30) days’ prior written notice to the Escrow Agent by Buyer and the Sellers’ Representative. In either event, the duties of the Escrow Agent shall terminate thirty (30) days after the date of such notice (or as of such earlier date as may be mutually agreeable between the Escrow Agent, on the one hand, and Buyer and the Sellers’ Representative, on the other hand); and the Escrow Agent shall then deliver the balance of the Escrow Account then in its possession to a successor Escrow Agent as shall be appointed by Buyer and the Sellers’ Representative as evidenced by a Joint Written Notice delivered to the Escrow Agent.

(b)If for any reason any successor bank or escrow company is unwilling to serve as successor Escrow Agent or if Buyer and the Sellers’ Representative are unable to agree upon a successor or shall have failed to appoint a successor prior to the expiration of thirty (30) days following the date of the notice of resignation or removal, the then acting Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or other appropriate relief; and any such resulting appointment shall be binding upon all of the parties hereto.

(c)Every successor escrow agent appointed hereunder shall execute, acknowledge and deliver to its predecessor and also to Buyer and the Sellers’ Representative, an instrument in writing accepting such appointment hereunder, and thereupon such successor escrow agent, without any further act, shall become fully vested with all the duties, responsibilities and obligations of its predecessor and shall be deemed the Escrow Agent for all purposes under this Agreement; but such predecessor shall, nevertheless, on the written request of the successor escrow agent, Buyer or the Sellers’ Representative, execute and deliver an instrument or instruments transferring to such successor escrow agent all the rights of such predecessor hereunder, and shall duly assign, transfer and deliver all funds and property held by it pursuant to this Agreement to the successor escrow agent. Should any instrument be required by any successor escrow agent to more fully vest in such successor escrow agent the duties, responsibilities and obligations hereby vested or intended to be vested in the predecessor, any and all such instruments in writing shall, on the request of Buyer or the Sellers’ Representative, be executed, acknowledged and delivered by the predecessor.

(d)Upon acknowledgment by any successor escrow agent of the receipt of the then remaining balance of the Escrow Account, the then acting escrow agent shall be fully released and relieved of all duties, responsibilities and obligations under this Agreement.

3.14Insolvency Matters.

(a)Subject to Section 4.13, Buyer and the Sellers’ Representative (on behalf of all Sellers) agree, as between Buyer and Sellers, that to the extent permitted under generally accepted accounting principles, Sellers shall be treated as the owner of the Escrow Amount for accounting purposes, such that the Escrow Amount is shown as an asset of Sellers on financial statements and other accounting-related records of Sellers, and the Escrow Amount is not shown as an asset of Buyer on similar records of Buyer.

(b)Buyer and the Sellers’ Representative (on behalf of all Sellers) agree, as between Buyer and each of Sellers, that in the event any of them becomes party or subject to a bankruptcy, receivership, insolvency, or similar proceeding, the creditors of such party shall have no right to any portion of the Escrow Amount unless and until such party obtains the right to have such portion of the Escrow Amount released to such party in accordance with the terms of this Agreement (and in such case, the rights of any such creditor(s) in such portion of the Escrow Amount shall be no greater than the rights such party would have had in such portion in the absence of such bankruptcy, receivership, insolvency, or similar proceeding).

ARTICLE IV
MISCELLANEOUS

4.1Assignment; Successors and Assigns; Third Parties. Except as otherwise provided herein, no party to this Agreement shall convey, assign or otherwise transfer any of its rights or obligations under this Agreement without the express written consent of all other parties; provided, however, that Buyer may, upon the delivery to the Escrow Agent of (i) written evidence of such assignment in form and substance satisfactory to the Escrow Agent, and (ii) all documentation, information, or certificates as the Escrow Agent may reasonably request hereunder, or as may be necessary from time to time in order for the Escrow Agent to comply with Section 4.13 or Section 4.15 hereof, or, any “Know Your Customer” or similar law, rule, regulation or policy to which the Escrow Agent is or may become subject to, without the consent of the Sellers’ Representative, assign any of its rights or obligations under this Agreement to any of its Affiliates or to its lenders as collateral security or to any person or entity that acquires (whether by merger, purchase of stock, purchase of assets or otherwise) Buyer, or is the successor or surviving entity in any such acquisition, merger or other transaction involving, Buyer (provided that if Buyer so assigns its obligations, Buyer shall not be relieved of its obligations hereunder in the event that any such assignee fails to perform such obligations so assigned). Notwithstanding the foregoing, any banking association or corporation into which the Escrow Agent may be merged, converted or with which the Escrow Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent shall be a party, or any banking association or corporation to which all or substantially all of the corporate trust business of the Escrow Agent shall be transferred, shall succeed to all the Escrow Agent’s rights, obligations and immunities hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that as promptly as possible following completion of such transaction involving the Escrow Agent, the Escrow Agent shall deliver written notice thereof to Buyer and the Sellers’ Representative. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended to benefit, and shall not run to the benefit of or be enforceable by, any other person or entity other than the parties hereto and their successors and permitted assigns.

4.2Entire Agreement. This Agreement and, solely with respect to Buyer and the Sellers’ Representative, the Purchase Agreement set forth the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior or contemporaneous agreements and understandings, negotiations, inducements or conditions, express or implied, oral or written, with respect thereto. In the event of any direct conflict of the terms of this Agreement with the terms of the Purchase Agreement, as with respect to the rights of the Sellers’ Representative and Buyer, the terms of the Purchase Agreement shall control and prevail; provided, that in no event shall the Escrow Agent be bound by the terms of the Purchase Agreement.

4.3Amendment and Waiver; Cumulative Effect.

(a)To be effective, any amendment or waiver of or under this Agreement must be in writing and signed by Buyer, the Sellers’ Representative and the Escrow Agent.

(b)Neither the failure of any party hereto to exercise any right, power or remedy provided in this Agreement or to insist upon compliance by any other party with its obligations hereunder, nor any custom or practice of the parties at variance with the terms hereof shall constitute a waiver by such party of its right to exercise any such right, power or remedy or to demand such compliance; provided, that this Section ý4.3 shall not extend any time period provided for herein.

4.4Severability. If a provision of this Agreement is deemed to be contrary to law, that provision will be deemed separable from the remaining provisions of this Agreement, and will not affect the validity, interpretation or effect of the other provisions of either this Agreement or any agreement executed pursuant to it or the application of that provision to other circumstances not contrary to law.

4.5Notices. All notices, consents, waivers, agreements or other communications hereunder shall be deemed effective or to have been duly given and made (and shall be deemed to have been duly given or made upon receipt) only if in writing and if (a) served by personal delivery upon the party for whom it is intended, (b) delivered by overnight air courier or (c) sent by facsimile transmission or email, with confirmation of transmission, in each case, to such party at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such party:

If to Buyer:
LendingTree, LLC
11115 Rushmore Dr.
Charlotte, North Carolina 28277
Attention: Chief Financial Officer

with a copy to:	LendingTree, LLC
11115 Rushmore Dr.
Charlotte, North Carolina 28277
Attention: General Counsel

and a copy (which shall not constitute notice) to:

Jones Day
North Point, 901 Lakeside Avenue
Cleveland, Ohio 44114-1190
Attention: James P. Dougherty
Email: jpdougherty@jonesday.com
Facsimile No.: (216) 579-0212

and a copy (which shall not constitute notice) to:

Jones Day
77 West Wacker, Suite 3500
Chicago, Illinois 60601-1692
Attention: D. Michael Murray
Email: dmmurray@jonesday.com
Facsimile No.: (312) 782-8585

If to the Sellers’ Representative:
[______________________]

with a copy (which shall not constitute notice) to:

Orrick, Herrington & Sutcliffe, LLP
405 Howard Street
San Francisco, California 94105
Attention: John Cook, Esq.
Email: jcook@orrick.com
Facsimile No.: (415) 773-5759

If to the Escrow Agent:
Fifth Third Bank
8100 Burlington Pike
Florence, KY 41042
Attn:  Derrick Theetge
Phone: (859) 283-8634
Email: Derrick.Theetge@53.com

4.6Expenses. Except as otherwise provided for herein, each party shall be responsible for its own costs and expenses with respect to matters involving this Agreement.

4.7Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

(b)Each of the Parties: (i) submits to the jurisdiction of any state or federal court sitting or having jurisdiction in Dover County, State of Delaware in any Action (except where such Action is required to be submitted to a specific Governmental Authority, as required by Law) arising out of or relating to this Agreement, (ii) agrees that all claims in respect of the Action shall be heard and determined in any such court, and (iii) agrees not to bring any Action arising out of or relating to this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any Action so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party hereto by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for giving of notices in Section 4.5. Nothing in this Section 4.7 will affect the right of any party to serve legal process in any other manner permitted by law.

(c)EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

4.8Termination. This Agreement shall terminate on the earliest to occur of (i) the date on which the Escrow Agent shall have been notified jointly in writing by the other Parties that this Agreement shall be terminated; or (ii) the date on which the Escrow Agent shall have delivered the entirety of the Escrow Amount in accordance with Section 3.4 and Section 3.5.

4.9Counterparts. This Agreement may be executed in one or more counterparts, each of which, including those received via facsimile transmission or email (including in PDF format), shall be deemed an original, and all of which shall constitute one and the same Agreement.

4.10Interpretation.

(a)The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

(b)Unless the express context otherwise requires: (i) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) any reference to the masculine, feminine or neuter gender shall include all genders, the plural shall include the singular, and the singular shall include the plural; (iii) references herein to a specific Article, Section, Subsection or Exhibit shall refer, respectively, to Articles, Sections, Subsections or Exhibits of this Agreement; (iv) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation;” (v) the word “or” shall be inclusive and not exclusive (for example, the phrase “A or B” means “A or B or both,” not “either A or B but not both”), unless used in conjunction with “either” or the like; (vi) each reference to any Contract shall be to such Contract as amended, supplemented, waived or otherwise modified from time to time; (vii) each reference to a Law, statute, regulation or other government rule is to it as amended from time to time and, as applicable, is to corresponding provisions of successor Laws, statutes, regulations or other government rules; and (viii) each reference to a “party” means a party to this Agreement.

(c)Any deadline or time period set forth in this Agreement that by its terms ends on a day that is not a Business Day shall be automatically extended to the next succeeding Business Day.

(d)With regard to each and every term and condition of this Agreement, the parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject thereto, no consideration shall be given to the issue of which party actually prepared, drafted or requested any term or condition of this Agreement.

4.11Books and Records. The Escrow Agent shall maintain books and records regarding its administration of the Escrow Account and the deposit, investment, collections and disbursements or transfers of the Escrow Amount, shall retain copies of written notices and directions sent or received by it in the performance of its duties hereunder, and shall afford Buyer and the Sellers’ Representative reasonable access, during regular business hours, to review and make photocopies (at such party’s cost) of the same.

4.12Brokerage Confirmation Waiver. Buyer and the Sellers’ Representative hereby: (a) acknowledge that regulations of the Office of the Comptroller of the Currency grant them the right to receive brokerage confirmations of security transactions as they occur, and (b) specifically waive such notification to the extent permitted by Law and acknowledge that they will receive periodic cash transaction statements, which will detail all investment transactions.

4.13Tax Matters.

(a)The parties agree that (i) the Escrow Amount shall be treated as owned by the Buyer for U.S. federal and state income tax purposes until distributed pursuant to the terms of the Purchase Agreement and this Agreement and (ii) upon any release of the Escrow Amount to the Sellers’ Representative (for further distribution to Sellers in accordance with their respective Pro Rata Shares), the portion of the released amount that constitutes interest under the Code will be treated for federal and state income tax purposes as a payment of interest to Sellers, and Buyer will be permitted a corresponding interest deduction in accordance with Section 483 of the Code or Treasury Regulation Section 1.1275-4(c) (it being understood that Buyer shall be responsible for computations under such Treasury Regulation). The parties agree that, for tax reporting purposes, all interest and other income earned on the Escrow Amount in any tax year, which tax year in any tax year shall be the period from January 1-December 31 (each period, a “Tax Year”) shall be reported as allocated to Buyer, except as otherwise required by applicable law. Unless otherwise required by law, the parties agree to file all tax returns on a basis consistent with the foregoing reporting. Unless otherwise required by law, the Escrow Agent shall have no duty to prepare or file any information reports (including without limitation IRS Forms 1099-B) other than such information reports of interest earned on the Escrow Amount as the Escrow Agent is required to prepare and file in the ordinary course of its business. The Escrow Agent shall have no obligation to report any amounts to the parties resulting from the deposit of the Escrow Amount or the release of the Escrow Amount as a result of or related to the transactions contemplated by the Purchase Agreement.

(b)The Escrow Agent shall be entitled to deduct and withhold from any amount distributed or released from the Escrow Amount all taxes which are required to be deducted or withheld under any provision of applicable tax law; provided, that if the Escrow Agent determines that any deduction or withholding is required, it shall inform the applicable payee of its intention to deduct or withhold as soon as reasonably practicable and it shall cooperate on a reasonable basis with the applicable payee to eliminate or reduce any such deduction or withholding. All such withheld amounts that are paid to the proper taxing authority shall be treated as having been delivered to the party entitled to the amount distributed or released in respect of which such tax has been deducted or withheld.

(c)Buyer and the Sellers’ Representative shall each furnish the Escrow Agent with an Internal Revenue Service Form W-8 or Form W-9, properly completed and signed, and such other forms and documents that the Escrow Agent may reasonably request.

(d)Notwithstanding anything to the contrary herein, each of the Buyer and Sellers’ Representative agree that, within ten (10) Business Days of the end of each calendar quarter during which any amount remains in the Escrow Accounts, Buyer and Sellers’ Representative shall deliver Joint Written Instructions to the Escrow Agent directing the Escrow Agent to release to Buyer a Tax Distribution for such calendar quarter, less any Tax Distributions paid to Buyer during such calendar quarter pursuant to Section 3.4, 3.5 or 3.8(b).

4.14Further Assurances.

(a)Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

(b)No party to this Agreement is (or will be) a person with whom the Escrow Agent is restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury of the United States of America (including, those persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transactions or otherwise be associated with such persons. The parties acknowledge that prior to the establishment of the Escrow Account and from time to time throughout the term of this Agreement, the Escrow Agent is authorized to establish and effectuate identity verification procedures to obtain information which may be used to confirm the parties’ identity of such party and their authorized representatives including without limitation name, address and organizational documents or driver’s license (“Identifying Information”) to the extent required by applicable law or the policies and procedures of the Escrow Agent. The parties agree to provide the Escrow Agent with and consent to the Escrow Agent obtaining from third parties any such Identifying Information required as a condition of opening an account with or using any service provided by the Escrow Agent.

4.15IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions (which includes the Escrow Agent) to obtain, verify and record information that identifies each person or entity who opens an account, including any deposit or treasury management account. What this means for the Parties: For a non-individual person such as a business entity, a charity, a trust or other legal entity, the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity, including a list of affiliates and subsidiaries, if necessary. The Escrow Agent may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation. For an individual person, the Escrow Agent may ask for your name, address, date of birth and other information that will allow the Escrow Agent to identify you. The Escrow Agent may also ask to see the individual’s driver’s license or other identifying documents. In the event any party hereto (or their respective Authorized Representatives) violates any of the provisions of the Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318 or the regulations purported thereunder, such event shall constitute a default hereunder and shall entitle Escrow Agent to exercise all of its rights and remedies at law or in equity, including, but not limited to, terminating this Agreement.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.

“BUYER”

LendingTree, LLC

J.D. Moriarty
Chief Financial Officer

“SELLERS’ REPRESENTATIVE”

Jonathan Wu

“ESCROW AGENT”

Fifth Third Bank

By:
Name: Derrick Theetge
Title: Vice President

EXHIBIT A
CERTIFICATE OF INCUMBENCY
The undersigned secretary of LendingTree, LLC hereby certifies that the following named officers (each, an “Authorized Representative”) have been duly appointed, qualified and acting in the capacity set forth opposite his/her/its name, have been authorized by appropriate corporate or limited liability company action to execute this Agreement or amendments thereto on behalf of the above-named party and to furnish to Fifth Third Bank, as Escrow Agent, with directions relating to any matter concerning this Agreement and the funds and/or property held pursuant thereto, the following signature is the true and genuine signature of said officer and that each person’s contact information is current and up-to-date at the date hereof. Each of the Authorized Representatives is authorized to issue instructions, confirm funds transfer instructions by callback and effect changes in Authorized Representatives, all in accordance with the terms of the Agreement.

Name and Title	Signature	Date of Birth	Telephone Numbers
J.D. Moriarty,Chief Financial Officer	_______________	_______________	Office:____________ Cell: _____________
Carla Shumate, Chief Accounting Officer	_______________	_______________	Office:_____________ Cell: _____________
____________________	_______________	_______________	Office:_____________ Cell: _____________
Such officers are hereby authorized to furnish the Escrow Agent with directions relating to any matter concerning this Agreement and the funds and/or property held pursuant thereto.
IN WITNESS WHEREOF, this Certificate of Incumbency has been executed this ____ day of January, 2019.
LendingTree, LLC

J.D. Moriarty
Chief Financial Officer

EXHIBIT B

JOINT WRITTEN NOTICE

Date

Fifth Third Bank
8100 Burlington Pike
Florence, KY 41042
Attn: Derrick Theetge

Attention: Corporate Trust Services Division

Re:
Escrow Account No. [__________], by and among LendingTree, LLC, a Delaware limited liability company (“Buyer”), Jonathan Wu, as Sellers’ Representative, and Fifth Third Bank, as Escrow Agent (the “Escrow Agent”)

Effective___________, please sell investments held in the [Adjustment]/[Indemnification] Escrow Account, as necessary, and distribute $[_______] by (wire transfer) (cashier’s check) to [insert name and address and/or wire instructions of recipient]

Very truly yours,

LendingTree, LLC

J.D. Moriarty
Chief Financial Officer

Jonathan Wu

EXHIBIT C
Sellers’ Representative Wire Instructions
[To come]

EXHIBIT D

Escrow Fees

Acceptance Fee:	[________]
Initial Fees as they relate to the Escrow Agent acting in the capacity of Escrow Agent, including examination and execution of the Escrow Agreement; acceptance of the Escrow Agent appointment; setting up of an Escrow Account and accounting records; and the coordination of receipt of funds for deposit to the Escrow Account. Acceptance fee is payable at time of Escrow Agreement execution.

Escrow Agent Annual Administration Fee:	[________]
For ordinary services of the Escrow Agent, including normal administration of the Escrow Account. Ordinary services include: daily routine account management; investment transactions; cash transaction processing, including wires and check processing; monitoring claim notices pursuant to the agreement; disbursement of the funds in accordance with the agreement; and account statements sent to all applicable parties. Payable in advance, with the first installment payable at the time of Escrow Agreement execution. This fee will not be prorated in the case of early termination in the first year.
Fifth Third Bank’s bid is based on the following assumptions:

•	Number of escrow accounts to be established: 2

•	Estimated period of time for Adjustment Escrow Account to be in existence: until the Net Adjustment Amount is finally determined in accordance with the Purchase Agreement

•	Estimated period of time for Indemnity Escrow Account to be in existence: until the Indemnity Escrow Termination Date

•	ALL FUNDS IN EACH ESCROW ACCOUNT WILL BE INVESTED IN one Deposit Product

Documentation Fee:	[________]
All fees set forth in this Exhibit B shall be paid 50% by Buyer and 50% by the Sellers’ Representative (on behalf of the Sellers).

Exhibit B

LICENSE AGREEMENT
This License Agreement (“Agreement”) is entered into on [_____] 2019 (the “Effective Date”) by and between Value Holding Inc., a Delaware corporation (“Value Holding”), ValuePenguin Inc., a Delaware corporation (“ValuePenguin”), Value Asia Inc., a Delaware corporation (“Value Asia”), Software Pundit, Inc., Delaware corporation (“Software Pundit”), NimbleFins Limited, a private company registered in England and Wales with Company No. 11046780 (“NimbleFins”), Jonathan Wu (“J. Wu”), Vincent Wu (“V. Wu”), Brian Quinn (“Quinn”), and YueTing Pen (“Pen” and, collectively with J. Wu, V. Wu and Quinn, the “Stockholders”). Value Holding, Software Pundit, ValuePenguin, NimbleFins, and the Stockholders may be referred to individually as a “Party” or collectively as the “Parties.”
RECITALS
A.Reference is hereby made to that certain Stock Purchase Agreement, dated December 20, 2018, by and among LendingTree, LLC, Value Holding the Stockholders and J. Wu as the Sellers’ representative (the “Stock Purchase Agreement”). Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Stock Purchase Agreement.

B.One of the conditions to closing the Stock Purchase Agreement is the requirement that the Parties enter into this Agreement.

C.Value Holding and ValuePenguin desire to license the Licensed Software (as defined below) to Value Asia, Software Pundit, Stockholders, and NimbleFins and on the terms and conditions contained in this Agreement. Value Asia, Software Pundit, and NimbleFins desire to obtain rights to the Licensed Software on the terms and conditions contained in this Agreement.

D.Software Pundit, Value Asia and NimbleFins desire to license the Intellectual Property Rights (as defined below) to Value Holding and ValuePenguin on the terms and conditions contained in this Agreement. Value Holding and ValuePenguin desire to obtain rights to the Intellectual Property Rights on the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, the Parties hereby agree as follows:

1.	DEFINITIONS

In addition to the terms defined elsewhere in this Agreement, as used in this Agreement:
1.1“Intellectual Property Rights” means all Patents, Trademarks, Copyrights, Marks, technology, know-how, processes, Trade Secrets, Software, and any other protectable rights covering intellectual property or proprietary rights, and all applications, registrations, renewals and extensions thereof owned by Value Asia, Software Pundit, NimbleFins or the Stockholders as of Closing and which has ever been used in the Business; provided, however, that Intellectual Property Rights does not include the Excluded Assets.

1.2“Licensed Software” means the software listed in Exhibit A.

2.	LICENSE

2.1License Grant. ValuePenguin, on behalf of itself and its successors and assigns, hereby grants to Value Asia, Software Pundit, and NimbleFins and their Affiliates and their permitted successors and assigns a perpetual, revocable (only as set forth in Section 6), royalty-free, non-exclusive, non-transferable (except as set forth in Section 7), worldwide license to the Licensed Software. The license includes the right to use the Licensed Software for any and all purposes for which it is intended.

2.2License Grant. Software Pundit, Value Asia and NimbleFins, on behalf themselves and their successors and assigns, hereby grant to ValuePenguin and Value Holding and their Affiliates and their permitted successors and assigns a perpetual, revocable (only as set forth in Section 6), royalty-free, non-exclusive, non-transferable (except as set forth in Section 7), worldwide license to the Intellectual Property Rights. The license includes the right to use the Intellectual Property Rights for any and all purposes for which it is intended.

2.3Clarification Regarding License. The licenses granted in this Agreement do not include the right to modify, make derivative works, or decompile the Licensed Software or Intellectual Property Rights.

3.	RESERVATION OF RIGHTS

3.1Reserved Rights. Any and all rights not explicitly granted are expressly reserved by the respective Party. No licenses to the Licensed Software or Intellectual Property Rights are granted by Party to any other Party or any other entity, either by implication, estoppel, or otherwise, other than the licenses specifically enumerated in Section 2.

3.2No Sublicense Rights. Except as set forth in Section 2.1 or 2.2, the license and releases granted herein do not confer the right to grant or otherwise transfer via sublicense or otherwise any rights under the Licensed Software or Intellectual Property Rights to any other persons or entities for any purpose.

3.3ValuePenguin Enforcement. This Agreement shall not include the right by Software Pundit, Value Asia or NimbleFins to enforce any rights in any of the Licensed Software. Value Asia, Software Pundit, and NimbleFins shall promptly notify ValuePenguin in writing giving reasonable detail of any actual, infringement or misappropriation of the Licensed Software that they become aware of. With respect to any of the matters listed in this Section: (i) ValuePenguin shall decide, in its sole and absolute discretion, what action, if any, to take; (ii) ValuePenguin shall have exclusive control over all claims and proceedings; (iii) Value Asia, Software Pundit, or NimbleFins, as applicable, shall provide ValuePenguin with all reasonable assistance, at ValuePenguin’s expense, that ValuePenguin may require in the conduct of any claims or proceedings; and (iv) ValuePenguin shall bear the cost of any proceedings and shall be entitled to retain all sums recovered in any action for its own account.

3.4Value Asia, Software Pundit, and NimbleFins Enforcement. This Agreement shall not include the right by ValuePenguin or Value Holding to enforce any rights in any of the Intellectual Property Rights. ValuePenguin and Value Holding shall promptly notify Stockholder, Value Asia, Software Pundit, and NimbleFins in writing giving reasonable detail of any actual, infringement or misappropriation of the Intellectual Property Rights that they become aware of. With respect to any of the matters listed in this Section: (i) Value Asia, Software Pundit, and NimbleFins shall decide, in their sole and absolute discretion, what action, if any, to take; (ii) Stockholder, Value Asia, Software Pundit, and NimbleFins shall have exclusive control over all claims and proceedings; (iii) ValuePenguin and Value Holding, as applicable, shall provide Value Asia, Software Pundit, and NimbleFins with all reasonable assistance, at Value Asia’s, Software Pundit’s, Stockholders’, and NimbleFins’ expense, that Stockholder, Value Asia, Software Pundit, and NimbleFins may require in the conduct of any claims or proceedings; and (iv) Value Asia, Software Pundit, and NimbleFins shall bear the cost of any proceedings and shall be entitled to retain all sums recovered in any action for its own account.

4.	REPRESENTATIONS, WARRANTIES AND COVENANTS

4.1Representations and Warranties of Each Party. Each Party represents, warrants and covenants that:

(i) the execution of this Agreement and the performance of such Party’s obligations hereunder will not violate any agreement, whether written or oral, to which such Party is a party and (ii) such Party has the full power and authority to enter into this Agreement and perform such Party’s duties and obligations hereunder.

4.2Representations, Warranties and Covenants Regarding the Licensed Software. ValuePenguin and Value Holding represents, warrants and covenants that: (i) ValuePenguin is the sole and exclusive owner of all rights, title, and interest in the Licensed Software; (ii) ValuePenguin will take all necessary steps, at its sole expense, to maintain the Licensed Software, including, without limitation, paying any maintenance fees in a timely manner; and (iii) the execution of this Agreement by ValuePenguin and Value Holding and the performance of their obligations hereunder will not violate any agreement, whether written or oral, to which ValuePenguin or Value Holding is a party.

4.3Representations, Warranties and Covenants Regarding the Intellectual Property Rights. Value Asia, NimbleFins and the Stockholders hereby represents, warrants and covenants that: (i) Software Pundit, Value Asia and/or NimbleFins are the sole and exclusive owner of all rights, title, and interest in the Intellectual Property Rights, except to the extent ValuePenguin or Value Holding has joint rights in such Intellectual Property Rights; (ii) Software Pundit, Value Asia and/or NimbleFins will take all necessary steps, at its sole expense, to maintain the Intellectual Property Rights, including, without limitation, paying any maintenance fees in a timely manner; and (iii) the execution of this Agreement by Value Asia, NimbleFins and the Stockholders and the performance of their obligations hereunder will not violate any agreement, whether written or oral, to which Value Asia, NimbleFins or any Stockholder is a party.

5.	CONFIDENTIALITY

The terms of this Agreement shall be regarded as the confidential information of the Parties. The Parties agree that they shall not disclose the terms of this Agreement without prior written consent of the other Party, provided however, that: (i) each Party may disclose the terms of this Agreement to its professionals and advisors, including its auditors, accountants, attorneys, tax preparers, financial advisors and other agents and professional advisors who have a need to know the content of this Agreement, without prior written consent, and the disclosing Party shall be liable for their violation of the confidentiality obligation of this Section if any occur; and (ii) any Party may disclose this Agreement and its terms to such Party’s lawyers and retained expert witnesses in any litigation in which that Party becomes involved and to which this Agreement or its terms are relevant, for use subject to any pending protective order and marked with the most restrictive confidentiality designation allowed under such protective order after providing written notice of the disclosure to the other Parties, but without requiring prior consent of the other Parties. Further notwithstanding the foregoing, the Parties may disclose this Agreement itself and/or its terms: (a) with the prior written consent of the other Parties, (b) as required by applicable law, (c) in confidence to a Court or responsive to a valid subpoena or a discovery request made in connection with a Court proceeding (or otherwise as required by law, legal process or order of a Court), (d) to any governmental body having jurisdiction and specifically requiring such disclosure, (e) for the purposes of disclosure in connection with the Securities and Exchange Act of 1934, as amended, the Securities Act of 1933, as amended, and any reports required to be filed with the Securities and Exchange Commission, or any other filings, reports or disclosures that may be required under applicable laws or regulations, (f) to a prospective counterparty in connection with a merger, acquisition, sale of patents, financing or similar transaction on a need to know basis, when made under obligations of confidentiality at least as stringent as those contained herein, (g) in connection with tax audits or to fulfill its corporate financial reporting obligations under U.S. generally accepted accounting policies, (h) by any Party as required to enforce this Agreement or establish rights hereunder, and (i) to officers, key equity holders and/or employees, directors, attorneys and accountants of a Party who have a need to know the content of this Agreement. Any Party may also disclose this Agreement in confidence to its vendors, suppliers, indemnitors, indemnitees, and others with a need to know.

6.	TERMINATION

Any Party may terminate the license granted to the other Party under Section 2 or this Agreement if the other Party materially breaches or defaults in the performance of any material provision of this Agreement that is not cured within thirty (30) days after written notice of such breach or default.

7.	ASSIGNMENT

Value Asia, NimbleFins and the Stockholders shall not assign or otherwise transfer any of its rights, or delegate any of its obligations or performance, under this Agreement, in each case whether voluntarily, involuntarily, by operation of Law or otherwise, without ValuePenguin’s prior written consent which consent shall not unreasonably be withheld or delayed; except that Value Asia and NimbleFins shall have the right, without ValuePenguin’s consent, to assign or otherwise transfer any of its rights, or delegate or otherwise transfer any of its obligations or performance, under this Agreement to any Affiliates or (ii) in connection with any merger, consolidation or reorganization involving Value Asia or NimbleFins (regardless of whether Value Asia or NimbleFins a surviving or disappearing entity), or a sale of all or substantially all of Value Asia’s, NimbleFins’ or Stockholders’ business or assets relating to this Agreement to an unaffiliated third party. Any purported assignment, delegation or transfer in violation of this Section 7 is void. Value Holding and ValuePenguin may freely assign or otherwise transfer all or any of its rights, or delegate or otherwise transfer all or any of its obligations or performance under this Agreement without the other Parties’ consent. This Agreement is binding upon and inures to the benefit of the Parties and their respective successors and permitted assigns.

8.	LIMITATION OF LIABILITY

To the fullest extent permitted by Law, no Party shall be liable to the other Parties or any of their subsidiaries or Affiliates, for any consequential, incidental, indirect, exemplary, special or punitive damages whether arising out of breach of contract, tort (including negligence) or otherwise, regardless of whether such damage was foreseeable and whether or not any of the other Parties has been advised of the possibility of such damages. In no event shall any Party’s aggregate liability arising out of or related to this Agreement, whether arising out of or related to breach of contract, tort (including negligence) or otherwise, exceed $1. Notwithstanding the foregoing, no Party shall have any liability to the other Parties if the lack of legal right arises from, or is otherwise attributable to, an action or inaction attributable to such Party or one or more of his or its subsidiaries arising from actions or inactions prior to the date of the Stock Purchase Agreement.

9.	NOTICE

All notices which are required to be given hereunder shall be in writing and shall be sent to the address of the recipient set out in the Agreement or such other address as the recipient may designate by notice given in writing to all the Parties. Any such notice may be delivered personally or by registered post acknowledgement due, e-mail, or facsimile transmission (receipt confirmed) and shall be deemed to have been served if by personal delivery when delivered if by registered post acknowledgement due post ten (10) days after posting and if by e-mail, or facsimile transmission when sending is confirmed.
Unless otherwise changed by notice delivered in the manner provided above, the addresses to which notices and other communications shall be sent shall be as follows:
If to Value Holding or Value Penguin:

597 5th Avenue
5th Floor
New York, New York 10017

With a copy to:

LendingTree, LLC
11115 Rushmore Dr.
Charlotte, North Carolina 28277
Attention: General Counsel

If to Value Asia:

[____________]

If to NimbleFins:

[____________]

If to Software Pundit:

[____________]

If to the Stockholders:

[____________]

10.	MISCELLANEOUS

10.1Survival. Any rights or obligations of the Parties, which, by their nature, should survive termination or expiration hereof will survive any such termination or expiration.

10.2Further Assurances. Each Party shall, upon the reasonable request and at the sole cost and expense, of the other Party, promptly execute such documents and perform such acts as may be necessary or appropriate to give full effect to the terms of this Agreement.

10.3Entire Agreement, Amendments and Waiver. This Agreement constitutes and contains the entire agreement between the Parties, and supersedes any and all prior negotiations, conversations, correspondence, and understandings, with respect to the subject matter hereof. The Agreement may only be amended or modified by a written document signed by both Parties. Failure by either Party to enforce any term of this Agreement shall not be deemed a waiver of future enforcement of that or any other term in this Agreement or any other agreement that may be in place between the Parties.

10.4Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

10.5Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of Delaware in each case located in Dover County, Delaware and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such Party's address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, either Party may seek equitable relief in any appropriate court of competent jurisdiction to enjoin violations or threatened violations, or compel specific performance of breaches or threatened breaches, of this Agreement for which there is no adequate remedy at law.

10.6Counterparts. This Agreement may be executed in counterparts, each of which, including those received via facsimile transmission or email (including in PDF format), shall be deemed an original, and all of which together shall constitute one and the same Agreement.

10.7No Agency. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee, or joint venture relationship between the Parties. Neither Party assumes any liability of or has any authority to bind or control the activities of the other.

10.8Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.9Remedies for Breach. The remedies for breach of any warranty, representation, covenant, or other term or provision of this Agreement shall include all remedies provided by Law or in equity, including, without limitation, specific performance and injunctive relief.

10.10Voluntary Execution. This Agreement is being executed by each Party voluntarily and without duress or undue influence on such Party or its officers, employees, agents or attorneys, and neither Party is relying on any inducements, promises or representations made by the other Party or any of its officers, employees, agents or attorneys other than as set forth herein. Each Party acknowledges that it has been represented by counsel in the negotiation and preparation of this Agreement, and that such Party is aware of the contents of this Agreement and its legal effect.

[Signature Page Follows]

IN WITNESS THEREOF, the Parties have executed this Agreement as of the date set forth above.

VALUE HOLDING INC.

By: ____________________________
Name:
Title:

SOFTWARE PUNDIT, INC.

By: ____________________________
Name:
Title:

VALUEPENGUIN INC.

By: ____________________________
Name:
Title:

VALUE ASIA INC.

By: ____________________________
Name:
Title:

NIMBLEFINS LIMITED

By: ____________________________
Name:
Title:

Jonathan Wu, individually

Vincent Wu, individually

Brian Quinn, individually

YueTing Pen, individually

Exhibit A

Name	Respository
JSLib	https://github.com/ValuePenguin/jslib
Graphbuilder	https://github.com/ValuePenguin/graphbuilder
Mongogateway	https://github.com/ValuePenguin/mongogateway
Penguin	https://github.com//ValuePenguin/penguin
Affiliate	https://github.com/ValuePenguin/affiliate

Exhibit C
[Date]

Dear Matthew,

It is with great pleasure that I extend to you an offer of employment for the position of Senior Staff Engineer with LendingTree, LLC. (“Company”), located in Charlotte, NC.  We’re excited about having you join us!

If you choose to accept our offer of employment as set forth in this letter, you will report directly to [___] and you’ll be based in New York City, NY. You’ll begin work on [___] provided that the acquisition of the Company by LendingTree, LLC (the “Acquisition”) closes on such date. In the event that the Acquisition closes on a later date, then your start date will be such closing date. In the event that the Acquisition does not close, for any reason, then this letter shall have no effect and all terms herein shall be void.

Base Pay: You will initially be paid on an exempt basis at a bi-week rate of $[___] ($[___] annualized) less withholdings and deductions required by law or authorized by you.

Bonus: You will be eligible to receive an annual incentive bonus with a target of [__]% of your annualized base wages. Payouts can be greater than or less than the above target, are a function of individual and Company performance as well as management discretion, and may not be awarded in each payment period. You must be actively employed by the Company on the date bonuses are paid in order to receive any bonus payment for which you are otherwise eligible. Please note that all applicable deductions will be made from bonus checks, such as 401k contributions (if any), Federal and State taxes, etc.

Equity: Subject to the approval of the Chief HR & Administrative Officer or the Compensation Committee of the Board of Directors of LendingTree, Inc., as applicable, you will be eligible to receive an award of Restricted Stock Units (“RSUs”) under the LendingTree, Inc. 2017 Inducement Plan (the “Plan”). The number of RSUs will be equal to $[___] divided by the closing price of TREE shares on the Nasdaq stock market on the grant date of your award. If approved, you’ll receive an award notice providing the details of your grant (including the number of RSUs granted, and the terms and conditions of the award (the “Terms and Conditions”)), and an account will be established for you at E*Trade, the Plan administrator. Detailed information on your award, as well as the Terms and Conditions and the Plan, are available for your review on the E*Trade website. Your grant will be governed by the award notice, the Terms and Conditions, and the Plan, and you understand and acknowledge that those documents will supersede the summary description in this section for all purposes. The Company retains the right to condition any or all such awards on your adherence to any other requirements or restrictions, including without limitation any confidentiality obligations and other restrictive covenants. Please review all of this documentation carefully for a more complete description of your grant.

Benefits:  You will be eligible to participate in the Company’s benefits plans including medical, dental, vision, group life insurance, disability and other benefits effective the first day of your employment, on the same basis as other full-time personnel and in accordance with the eligibility provisions of each plan.

The Company reserves the right to modify or discontinue its compensation and benefits programs at any time (including without limitation paid time off and retirement benefits). You will receive access to detailed benefits and employee resource information after you commence employment.

Paid Time Off: You will be eligible to receive time off with pay, in accordance with and subject to Company policies in effect from time to time.

Retirement:  You will be eligible to participate in the Company's Retirement Savings Plan (a 401(k) plan) on your date of hire, according to the terms and eligibility provisions of the plan. Generally, employees may contribute between one percent (1%) and fifty percent (50%) of pay on a pre-tax basis and between one percent (1%) and ten percent (10%) on an after-tax basis. As a convenience, approximately thirty (30) days after your date of hire, you’ll be automatically enrolled in the Plan with a pre-tax deferral rate of three percent (3%) of your eligible earnings, contributed via payroll deductions. You may opt out at any time, even before the first deduction is taken, by contacting the Company’s Benefits Department.

The Company reserves the right to modify its compensation and benefits programs at any time. You’ll get access to detailed benefits and employee resource information once you start work. In the event of a conflict between a statement made in this offer letter and the terms and conditions of the Company’s applicable policies and/or benefits plans, the actual text of the policy or plan will govern.

This offer letter does not constitute an express or implied contract of employment. If this offer is accepted, your employment with the Company will be “at-will.” This means that either you or the Company may conclude the employment relationship at any time, with or without cause or advance notice. The Company reserves the right to change the terms and conditions of employment, including but not limited to termination, demotion, promotion, transfer, compensation, benefits, duties, and location of work. Neither this offer letter nor any other written or verbal communications are intended to create, or shall create, a contract of employment or a promise of employment for any specific term or duration. The Company can only modify the “at-will” nature of the employment relationship in an express written agreement signed by you and the Chief HR & Administrative Officer of the Company.

This offer of employment is contingent upon your:

•
Full compliance with the Immigration Reform and Control Act of 1986, which requires new employees to provide documentation/identification to establish both identity and work authorization within 3 days of their hire.

NOTICE: Federal law requires all employers to verify the identity and employment eligibility of all persons hired to work in the United States. This employer will provide the Social Security Administration (SSA) and, if necessary, the Department of Homeland Security (DHS), with information from each new employee’s Form I-9 to confirm work authorization. IMPORTANT: If the Government cannot confirm that you are authorized to work, this employer is required to provide you written instructions and an opportunity to contact SSA and/or DHS before taking adverse action against you, including terminating your employment. Employers may not use E-Verify to pre-screen job applicants or to re-verify current employees and may not limit or influence the choice of documents presented for use on the Form I-9. In order to determine whether Form I-9 documentation is valid, this employer uses E-Verify’s photo screening tool to match the photograph appearing on some permanent resident and employment authorization cards with the official U.S. Citizenship and Immigration Services’ (USCIS) photograph. If you believe that your employer has violated its responsibilities under this program or has discriminated against you during the verification process based upon your national origin or citizenship status, please call the Office of Special Counsel at 1-800-255-7688 (TDD: 1-800-237-2515). For more information on E-Verify, please contact DHS at: 1-888-464-4218

•	Successful completion of a background check, credit check (if applicable), references, and employment/ education verifications.

•	Execution of an agreement containing confidentiality obligations and other restrictions, to be provided by the Company.

If you choose to accept this conditional offer of employment pursuant to the terms set forth above, please sign below to indicate your acceptance of all of the above terms and conditions, and scan/email to me or fax to 704-353-7261. Return the original, signed letter to Talent Acquisition on or before your first day of employment.

We’re excited about the prospect of you joining our team and know you will find your new role challenging, exciting and rewarding. Congratulations - and welcome to the team!

Sincerely,

Courtney Langdon
Senior Director, Recruiting

I acknowledge and accept the offer referenced above, subject to the terms and conditions in this letter.

_________________________________________    ______________________
Matthew Pflueger                    Date

Exhibit D
CONSULTING AGREEMENT

December ___, 2018

[ ____________]
[ ____________]
[ ____________]

Dear [ ____________],

The purpose of this consulting agreement (this “Agreement”) is to set forth the terms of your consulting arrangement with LendingTree, LLC, a Delaware limited liability company (the “Company”).
1.    Engagement as Consultant. Effective upon the consummation of the transactions (the “Closing Date”) contemplated by that certain Stock Purchase Agreement, dated December 20, 2018, by and among the Company, Value Holding Inc., Jonathan Wu, Vincent Wu, Brian Quinn, Yueting Pen and the Sellers’ Representative, you shall be engaged as a consultant to the Company (“Consultant”). Your responsibilities as Consultant shall be to render consulting services to the Company and any of its subsidiaries or affiliates, including, without limitation, the services listed in Exhibit A hereto (the “Services”). In your capacity as Consultant, you will be required to report to the Head of Content of the Company concerning the Services performed under this Agreement. You shall perform the Services hereunder in a reasonably competent, timely and professional manner. You will devote such business time as reasonably necessary for the performance of the Services. Subject to the requirement of reasonable business travel, you shall be entitled to render the Services from your home office. You will not be provided a Company office nor an assistant.

2.Compensation and Expenses. As consideration for the Services, the Company shall pay to you: (a) _____________ ($______) per month for each month (prorated for partial months) from the date hereof until the termination or expiration of the Term. Such payments shall be payable in arrears on the last day of each month. The Company will also reimburse you for all reasonable out-of-pocket expenses incurred in the performance of your Services, including expenses with respect to pre-approved travel which are incurred in accordance with the Company’s travel policy. Such expenses shall be payable to you within thirty (30) days after the Company’s receipt of the invoice covering the expenses. The Company shall have no obligation to compensate you for Services rendered or expenses incurred after termination of this Agreement pursuant to Section 7 hereof; provided, that such termination shall not relieve the Company of its obligations to compensate you for Services rendered or reimburse you for such expenses incurred in accordance with the terms hereof prior to such termination. By executing the below, you acknowledge and agree that the Company’s insurance coverage will not cover you or your business activities.

3.Time and Place of Service. Unless agreed to otherwise in writing by you and the Company, you shall render the Services at your home address set forth above.

4.Confidentiality; Work Product; Restrictive Covenants.

(a)Confidentiality. During the Term and at all times thereafter, you agree not to disclose or use (and will cause each of your affiliates not to so disclose or use at any time) any Confidential Information (as defined hereinafter) other than with respect to rendering services to the Company. Unless prohibited by law or law enforcement, in the event you or any of your affiliates is required by law, including a court order or subpoena, to disclose any Confidential Information, you will promptly notify the Company in writing, which notification will include the nature of the legal requirement and the extent of the required disclosure, and you will shall reasonably cooperate with the Company and its affiliates (at the Company’s expense) to preserve the confidentiality of such information consistent with applicable law. As used herein, “Confidential Information” means all proprietary or confidential information of the Company or any of its subsidiaries or affiliates; provided, such information shall not include information that: (a) is in the public domain as of the date hereof, (b) enters the public domain after the date hereof through no action of you in violation of this Agreement (c) is received on a non-confidential basis by you before or after the date hereof from a source that, to your knowledge, is not violating a duty owed to the Company or any of its subsidiaries or affiliates with respect thereto; or (d) was or is independently developed by you without reference to or use of, in whole or in part, any of the Confidential Information.

(b)Work Product. You agree to promptly communicate to the Company’s general counsel, all inventions, ideas and other improvements made or conceived by you either solely or jointly with others, during the Term, which result from or are related to any of your work or Services hereunder (“Work Product”). All of your interest in such Work Product are hereby irrevocably and perpetually assigned to, and will remain the property of the Company, whether or not patented or copyrighted (and without additional consideration). All Work Product developed or acquired by you in the course of performing the Services, as well as all information and material furnished to you by the Company in such capacity, shall remain property of the Company or its licensors and shall be held as such by you as its custodian during the term of this Agreement and shall be returned following termination of this Agreement, unless you have received prior written authorization to retain any such material. The Company shall have the unrestricted right to use and disclose any Work Product it receives from you under this Agreement without additional compensation to you. You, your heirs and/or legal representatives agree to execute any documents reasonably required to protect the intellectual property rights of the Company assigned pursuant to this Section 4(b), including patent and copyright applications and assignments of patents and copyrights to the Company.

(c)Non-Competition. During the Term, you will not, and will cause each of your controlled affiliates not to, directly or indirectly, (i) acquire, own, manage, operate, join, control, participate in the ownership, management, operation or control of or engage in, consult with or perform services for, lend money or capital to, invest capital in, or be connected in any manner with, including, without limitation, as a partner or through stock ownership in, any business or person that engages anywhere in the United States of America (the “Restricted Territory”) in the Business (as defined hereinafter) or (ii) become employed by or otherwise render personal services to any person in the Business; provided, however, that you and your controlled affiliates shall not be prohibited from owning up to five percent (5%) of the outstanding stock of a company that is publicly traded on a national securities exchange or in the over-the-counter market so long as you or such affiliate, as applicable, has no active participation in connection with the business of such corporation. As used herein, “Business” means all business engaged in by the Company or its subsidiaries or affiliates, including, without limitation: (i) the operation of online (including mobile) loan, credit card, wealth management, student loan (or student loan related) education, education, banking, credit building and repair, job and real estate marketplaces and comparison sites and (ii) the advertising of personal finance products and services (including, but not limited to, student loans, personal loans, mortgages and credit cards), through the use of paid and unpaid marketing techniques, editorial content, educational content, quizzes, comparison tools and recommendations and reviews.

(d)Non-Solicitation of Employees. During the Term, you will not, and will cause each of your controlled affiliates not to, directly or indirectly, solicit, offer employment to or hire any individual that is an employee of the Company or otherwise induce or attempt to induce (whether for their own account or for the account of any other person) any individual that is an employee of the Company to leave the employ of the Company; provided, however, that nothing in this Section 4(d) will prohibit any such party from: (i) using general solicitations (including through search firms) not targeted at employees of the Company, or employing any person who responds to such solicitation; (ii) hiring, employing or discussing employment with any person who contacts such party independently without any solicitations by such party and (iii) soliciting any person who has left the employment of the Company at least twelve (12) months prior to such party soliciting such person.

(e)Non-Solicitation of Business Relations. During the Term and for five years thereafter, you will not, and will cause each of your controlled affiliates not to, directly or indirectly, knowingly induce or attempt to induce any customer, supplier, licensee or other business relation of the Company to cease doing business with the Company or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company.

(f)Non-Disparagement. During the Term and at all times thereafter, you will not, directly or indirectly, disparage or defame (commercially or personally) the Company or its affiliates; provided, however, that this Section 4(f) shall not prevent you from making statements about the Company or its affiliates in connection with litigation or the defense or prosecution of a claim between you and the Company or its affiliates.

(g)Reformation. The obligations contained in this Section 4 shall be construed as a series of separate covenants, one for each country, province, state, city or other political subdivision of the Restricted Territory. If any of such separate covenants (or any part thereof) is deemed invalid or unenforceable, you and the Company agree that such invalid or unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. If any of the provisions of this Section 4 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, you and the Company agree that such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable law.

5.Relationship of the Parties.

(a)You shall perform the Services hereunder in the capacity of an independent contractor and not as an employee of the Company or any of its subsidiaries, divisions or affiliates, and except to the extent otherwise specifically provided in this Agreement, the Company shall have no right to direct or control the manner in which you perform such Services. Expenses of maintaining offices and personnel, as well as other administrative and entertainment expenses (other than the expenses as provided in Section 2), incurred by you in the performance of Services pursuant to this Agreement shall be your sole responsibility, and the Company’s only expense for the Services shall be the reimbursement and payment of the amounts specified in Section 2 hereof. You agree that, except for the reimbursement of expenses, any sums paid pursuant to this Agreement shall, for purposes of federal, state and local income taxes, be treated as compensation for the performance of services rendered as an independent contractor and required to be performed by you under this Agreement and that neither you nor your successors shall take any position inconsistent with such treatment. It is understood that your performance under this Agreement shall not entitle you to any rights under any pension plan or other benefit program of the Company or any of its subsidiaries, divisions, or affiliates, including, without limitation, holiday, vacation, or sick pay, or health or life insurance coverage or any claim of right as one of their employees under law. You shall not hold yourself out as an employee or agent of the Company or of any subsidiary, division or affiliate with authority to perform any legally binding act.

(b)You agree and acknowledge that the independent contractor status of the parties is a material term of this Agreement. You agree that any claim, brought by you alleging an employment relationship with the Company, will constitute a material breach of the Agreement. The parties further agree that in the event of a legal proceeding in which you, or someone acting on your behalf, alleges that you were an employee of the Company, the party who does not prevail shall pay the prevailing party’s reasonable attorneys’ fees and costs.

6.Tax Returns. From and after the date of this Agreement, your relationship with the Company and its affiliates is that of an independent contractor and nothing herein shall be construed as creating any other relationship. As an independent contractor performing services for the Company, payments to you hereunder must be reported to the Internal Revenue Service on a Form 1099. You confirm that you have provided the Company with your correct taxpayer identification number. You agree that you will file all tax returns and reports required to be filed by you with respect to any payment or benefit provided to you by the Company in connection with this Agreement on the basis that you are an independent contractor, rather than an employee, as defined in U.S. Treasury Regulation §31.3121(d)-1(c)(2).

7.Term. The term of this Agreement (the “Term”) shall be from the Closing Date until the three month anniversary of the Closing Date unless earlier terminated by mutual written agreement of the parties. The Company shall also have the option to terminate this Agreement at any time upon providing notice to you for any reason. Upon termination of this Agreement, the Company shall remain liable to you shall be for payment of fees and expenses incurred by you pursuant to this Agreement prior to its termination and, if applicable, you shall promptly return the laptop issued by the Company or any of its. The provisions of this Section 7 and Sections 2, 4, 5, 6, 8-12 shall survive termination of this Agreement.

8.Notices. All notices required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when hand delivered or mailed first class, postage prepaid, as follows:

If to you, at the address first above written.

With a copy (which shall not constitute notice) to:	[_________________]
[_________________]
[_________________]

If to the Company:	LendingTree, LLC
11115 Rushmore Dr.
Charlotte, North Carolina 28277
Attention: Chief Financial Officer

With a copy to:	LendingTree, LLC
11115 Rushmore Dr.
Charlotte, North Carolina 28277
Attention: General Counsel

and a copy (which shall not constitute notice) to:	Jones Day
77 West Wacker, Suite 3500
Chicago, Illinois 60601-1692
Attention: D. Michael Murray

Either party may change the address to which notices shall be sent pursuant to this Section 8.

9.	Governing Law; Arbitration; Submission to Jurisdiction; Waiver of Jury Trial.

(a)The internal laws of the State of Delaware, irrespective of its conflict of laws principles, will govern the validity of this Agreement.

(b)Subject to the requirements of clause (c), each of the parties hereto: (i) submits to the jurisdiction of any state or federal court sitting or having jurisdiction in Dover County, State of Delaware in any action arising out of or relating to this Agreement, (ii) agrees that all claims in respect of the action shall be heard and determined in any such court, and (iii) agrees not to bring any action arising out of or relating to this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for giving of notices in Section 8. Nothing in this Section 9, however, will affect the right of any party to serve legal process in any other manner permitted by law.

(c)Any Action or arising out of or relating to this Agreement shall be resolved by binding arbitration held in Dover County, State of Delaware under the Comprehensive Arbitration Rules & Procedures of Judicial Arbitration & Mediation Services/EnDispute (or its successor), except to the extent that such rules are inconsistent with this Section 9(c), in which case this Section 9(c) will govern . Except as may be otherwise expressly provided herein, for any matter submitted to arbitration, the burden of proof will be as it would be if the claim were litigated in a judicial proceeding governed exclusively by the internal laws of the State of Delaware applicable to contracts executed, entered into and performed within the State of Delaware, without regard to the principles of choice of law or conflicts of law of any jurisdiction.

(d)EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

10.Injunctive Relief. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereunder will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement and will be entitled to an injunction or injunctions to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction (without the requirement of posting a bond).

11.Representations, Warranties and Additional Covenants. You hereby represent and warrant to the Company as of the date hereof that: (a) the execution, delivery and performance of this Agreement by you does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which you are a party or by which you are bound; (b) you are not a party to or bound by any employment agreement, noncompetition agreement or confidentiality agreement with any other person or entity which would reasonably be expected to in any material way interfere with the performance of this Agreement by you; and (c) assuming the due execution and delivery hereof by the Company, the terms of this Agreement are valid, binding and enforceable against you, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or moratorium laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. EXCEPT FOR THE WARRANTY SET FORTH IN THIS SECTION 11, YOU MAKE NO WARRANTY WHATSOEVER WITH RESPECT TO THE SERVICES OR THIS AGREEMENT, INCLUDING ANY (A) WARRANTY OF MERCHANTABILITY; (B) WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE; (C) WARRANTY OF TITLE; OR (D) WARRANTY AGAINST INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OF A THIRD PARTY; WHETHER EXPRESS OR IMPLIED BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE OR OTHERWISE.

12.Miscellaneous. This Agreement: (a) is the only agreement between you and the Company concerning the subject matter hereof and supersede any such prior agreement between us, (b) may only be amended or waived in a writing signed by the parties hereto and (c) may not be assigned by either party without the prior written consent of the other. This Agreement may be executed in multiple counterparts and by facsimile signature, each of which shall be deemed an original and all of which together shall constitute one instrument. A signed counterpart delivered by facsimile, email, or other means of electronic transmission shall have the same effect as an original.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Consulting Agreement as of the date first set forth above.

“COMPANY”

LendingTree, LLC

By:
Name:
Title:

“CONSULTANT”

Exhibit A
DESCRIPTION OF SERVICES

[Exhibit A will be provided separately for each person.]

D-8